Filed pursuant to Rule 424(b)(7)
SEC File No. 333-149769

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price(1)	Amount of registration fee (1)(2)
Senior Subordinated Secured Notes due 2015	$115,579,262	$4,543
Subsidiary Guarantees	(3)	(3)

(1)	The Company’s Senior Subordinated Secured Notes being registered include $102,038,310 aggregate principal amount of the Senior Subordinated Secured Notes issued on September 30, 2008 and $13,540,952 aggregate principal amount of the Senior Subordinated Secured Notes issued as of October 1, 2008. $1,150,000,000 aggregate principal amount of the Senior Subordinated Secured Notes were previously registered for resale in connection with our prospectus supplement dated July 30, 2008. In addition, the guarantees by certain subsidiaries of the Company in respect of the Senior Subordinated Secured Notes are being registered.
(2)	The filing fee of $4,543 with respect to the $115,579,262 aggregate principal amount of Senior Subordinated Secured Notes being registered is calculated in accordance with Rule 457(r) of the Securities Act of 1933. The filing fee with respect to the $1,150,000,000 aggregate principal amount of Senior Subordinated Secured Notes that was previously registered was paid in connection with our prospectus supplement dated July 30, 2008.
(3)	Pursuant to Rule 457(n), no separate registration fee is payable with respect to the guarantees of the debt securities with respect to this offering.

PROSPECTUS SUPPLEMENT

(To prospectus dated July 30, 2008)

$1,265,579,262

and Additional Subsidiary Guarantor Registrants:

ADFITECH, Inc.

Thornburg Acquisition Subsidiary, Inc.

Thornburg Mortgage Hedging Strategies, Inc.

Thornburg Mortgage Home Loans, Inc.

Senior Subordinated Secured Notes due 2015

This prospectus supplement (the “prospectus supplement”) to the prospectus dated July 30, 2008 of Thornburg Mortgage, Inc. relates to the resale from time to time by the selling security holders identified in this prospectus supplement of up to $1,265,579,262 aggregate principal amount of our Senior Subordinated Secured Notes due 2015 (the “Senior Subordinated Notes”).

We issued $1,150,000,000 aggregate original principal amount of the Senior Subordinated Notes pursuant to a private placement on March 31, 2008 (the “Initial Notes”). Effective as of September 30, 2008, holders representing approximately 98.6% of the aggregate principal amount of the outstanding Senior Subordinated Notes provided their consent (the “PIK Consent”) to receive the September 30, 2008 interest payment due on the Senior Subordinated Notes in additional Senior Subordinated Notes in lieu of cash. As a result, $102,038,310 principal amount of Senior Subordinated Notes were issued to such holders as the interest payment (the “PIK Notes”). In addition, $13,540,952 aggregate principal amount of Senior Subordinated Notes were issued to certain consenting holders as consideration for their consent (the “Consent Notes”). The PIK Notes and the Consent Notes constitute a single series with the Initial Notes and have similar terms as the Initial Notes other than bearing different CUSIPs.

The Senior Subordinated Notes will mature on March 31, 2015. The Senior Subordinated Notes bear interest at 18% per annum, subject to reduction to 12% per annum upon the occurrence of certain events described in this prospectus supplement under “Description of the Senior Subordinated Notes – Principal, Maturity and Interest.” See also “Summary – Recent Developments.” We will pay interest on the Senior Subordinated Notes on each March 31 and September 30 to holders of record on the immediately preceding March 15 and September 15. The Senior Subordinated Notes are unconditionally guaranteed on a senior subordinated basis by certain of our domestic wholly owned subsidiaries. The Senior Subordinated Notes and the guarantees are our and the subsidiary guarantors’ general senior subordinated secured obligations and rank junior in right of payment with all of our and the subsidiary guarantors’ senior indebtedness, including the obligations under our 8% Senior Notes due 2013 (the “Senior Notes”), rank pari passu in right of payment with all of our and our subsidiary guarantors’ existing and future senior subordinated indebtedness and rank senior in right of payment with all of our and our subsidiary guarantors’ existing and future subordinated indebtedness.

The Senior Subordinated Notes and the guarantees are secured on a second-priority basis, equally and ratably with all of our obligations under any future Note Lien Debt (as defined herein), by the Note Lien Collateral (as defined herein), which includes, among other things, the stock of certain of our subsidiaries, the mortgage servicing rights owned by our subsidiary Thornburg Mortgage Home Loans, Inc., and interest payment from the mortgage-backed securities underlying the Override Agreement (as defined herein). The Senior Subordinated Notes and the guarantees are effectively subordinated, to the extent that the value of the Note Lien Collateral, to our obligations under the Senior Notes, which are secured on a first-priority basis by the Note Lien Collateral.

We may not redeem the Senior Subordinated Notes prior to their maturity on March 31, 2015. However, we will be required to offer to purchase the Senior Subordinated Notes upon the occurrence of a change of control. The Senior Subordinated Notes will not be subject to any mandatory sinking fund. The Senior Subordinated Notes will not be listed on a securities exchange.

The Senior Subordinated Notes were issued with original issue discount for U.S. federal income tax purposes. See “Federal Income Tax Considerations” in this prospectus supplement.

The selling security holders may offer and sell their Senior Subordinated Notes in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling security holders may sell Senior Subordinated Notes through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holders, the purchasers of the Senior Subordinated Notes, or both. See “Plan of Distribution” in this prospectus supplement and the accompanying base prospectus for a more complete description of the ways in which the Senior Subordinated Notes may be sold. We will not receive any of the proceeds from the sale of the Senior Subordinated Notes by the selling security holders.

Information concerning the selling security holder may change from time to time and any changed information will be set forth in supplements to this prospectus supplement if and when necessary.

Investing in the Senior Subordinated Notes involves risks. See “Risk Factors” beginning on page 4 of the accompanying base prospectus, on page S-7 of this prospectus supplement and in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K/A and our Quarterly Reports on Form 10-Q, to read about risks that you should consider before purchasing the Senior Subordinated Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 25, 2008.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement which provides a brief summary of our business and describes the terms under which the Senior Subordinated Notes covered by this prospectus may be sold. The second part is the base prospectus which gives more general information, some of which may not apply to the Senior Subordinated Notes sold under this prospectus. Generally, when we refer to the “prospectus,” we refer to both this prospectus supplement and the accompanying base prospectus combined. If information varies between this prospectus supplement, the accompanying base prospectus or the documents we have incorporated by reference, including subsequently filed documents that are incorporated by reference in this prospectus supplement, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus contain or incorporate by reference certain “forwardlooking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a “safe harbor” for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “believe,” “anticipate,” “intend,” “aim,” “expect,” “will,” “strive,” “target,” “project,” “estimate,” “have confidence,” and similar words identify forward-looking statements. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections.

Important factors that may affect our actual results or may cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf include, but are not limited to, our ability to meet our interest payment obligations under the Senior Subordinated Notes and our other indebtedness and financing agreements, our ability to meet the ongoing conditions of the override agreement, general economic conditions, ongoing volatility in the mortgage and mortgage-backed securities industry, changes in interest rates, changes in yields on adjustable and variable rate mortgage assets available for purchase, changes in the yield curve, changes in prepayment rates, changes in the supply of mortgage-backed securities and loans, changes in market prices for mortgage-backed securities, our ability to obtain financing and the terms of any financing that we do obtain, our ability to raise additional capital, our ability to retain or sell additional assets, our ability to meet additional margin calls and our ability to continue as a going concern. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” beginning on page 4 of the accompanying base prospectus and on page S-7 of this prospectus supplement and in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K/A and our Quarterly Reports on Form 10-Q, each of which is filed with the Securities and Exchange Commission (“SEC”). Also see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Overview” beginning on page 32 of our Annual Report on Form 10-K/A for the year ended December 31, 2007 and beginning on page 50 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 for a discussion of the effect on us of recent developments in the mortgage market. The forward-looking statements contained herein speak only as of the date of this prospectus supplement. We do not undertake to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

SUMMARY

This summary highlights selected information about us. This summary may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying base prospectus, as well as the documents that are incorporated by reference into the accompanying base prospectus, in their entirety. You should carefully consider the factors set forth under “Risk Factors” beginning on page 4 of the accompanying base prospectus and on page S-7 of this prospectus supplement and in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K/A and our Quarterly Reports on Form 10-Q, before making an investment decision to purchase any Senior Subordinated Notes. Also see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Overview” beginning on page 32 of our Annual Report on Form 10-K/A for the year ended December 31, 2007 and beginning on page 50 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 for a discussion of the effect on us of recent developments in the mortgage market. Unless the context otherwise requires or unless otherwise specified, all references to “we,” “us” or the “Company” in this prospectus supplement and the accompanying base prospectus refer to Thornburg Mortgage, Inc. and its subsidiaries.

The Company

We commenced operations in 1993. We are a single-family (one-to-four unit) residential mortgage lender that originates, acquires and retains investments in adjustable rate mortgage (“ARM”) assets, thereby providing capital to the single-family residential housing market. Our ARM assets consist of purchased ARM assets and ARM loans (“ARM Assets”) and are comprised of traditional ARM Assets, which have interest rates that reprice in a year or less, and hybrid ARM Assets, which have a fixed interest rate for an initial period of three to ten years before converting to traditional ARM Assets for their remaining terms to maturity (“Hybrid ARM Assets”). Purchased ARM assets are mortgage-backed securities that represent interests in pools of ARM loans, which are publicly rated and issued by third parties and may include guarantees or other third-party credit enhancements against losses from loan defaults. ARM loans are either loans that we have securitized from our own loan origination or acquisition activities, loans that we use as collateral to support the issuance of collateralized mortgage debt or loans pending securitization. Like traditional banking institutions, our income is generated primarily from the net spread or difference between the interest income we earn on our ARM Assets and the cost of our borrowings. Our strategy is to maximize the long-term sustainable difference between the yield on our ARM Assets and the cost of financing these assets, and to maintain that difference through interest rate and credit cycles.

While we are not a bank or savings and loan institution and we do not have the same access to liquidity or insured deposits, our business purpose, portfolio, strategy and method of operation are best understood in comparison to such institutions. Unlike a bank or savings and loan institution, we finance the purchases and originations of our ARM Assets with equity capital, unsecured debt, collateralized mortgage debt and short-term borrowings that are subject to rollover risk instead of deposits or Federal Home Loan Bank advances. When we borrow short-term or floating-rate funds to finance our Hybrid ARM Assets, we may enter into interest rate hedging transactions, which are intended to fix, or cap, our borrowing costs during the fixed-rate period of the Hybrid ARM Assets. We manage our exposure to changes in interest rates by holding primarily ARM Assets and we generally maintain a portfolio effective duration of less than one year, which is a calculation expressed in months or years that is a measure of the expected price change of our ARM Assets, hedging instruments and other borrowings based on changes in interest rates. Pursuant to the terms of the override agreement dated March 17, 2008, as amended, entered into by and among us and certain of our reverse repurchase and auction swap agreement counterparties (the “Override Agreement”), we may not enter into any new hedging instruments or ISDA agreements, except cap agreements and swap agreements. Given recent dislocations in the correlation between the prices of our hedging instruments and prices on our mortgage-backed securities, we have temporarily suspended our net effective duration policy. We have a policy to operate with an adjusted equity-to-assets ratio, a non-GAAP measurement, of at least 8%. At September 30, 2008, we were operating at an adjusted equity-to-assets ratio of 18.13%. The adjusted equity-to-assets ratio is a ratio that reflects the relationship between assets financed with recourse debt that is subject to margin calls and our long-term capital, including our senior and subordinated notes. This is a non-GAAP capital utilization measurement that we use to limit the amount of assets we carry relative to the amount of equity on our balance sheet. For a reconciliation of this ratio to a comparable GAAP capital utilization measurement, please see our most recently filed periodic report under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity, Capital Resources and Going Concern – Capital Utilization and Leverage.” Moreover, we focus on acquiring high quality assets to minimize potential credit losses and to optimize our access to financing. Our operating structure has resulted in operating costs well below those of other mortgage originators and mortgage portfolio lenders. Our corporate structure differs from most lending institutions in that we are organized for tax purposes as a real estate investment trust (“REIT”) and, therefore, pay substantially all of our earnings in the form of dividends to shareholders.

For a discussion of the Financing Transaction (as defined below) and the Override Agreement and recent developments, please see the documents incorporated by reference into this prospectus supplement.

We are an externally advised REIT and are managed under a management agreement with Thornburg Mortgage Advisory Corporation (the “Manager”), which manages our operations, subject to the supervision of our Board of Directors.

Our principal executive offices are located at 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501 and our telephone number is (505) 989-1900.

Our internet website address is www.thornburgmortgage.com. The information on our website is not considered part of this prospectus supplement or the accompanying base prospectus. We make available free of charge, through our website, under the “Investors—Investor Information—SEC Filings” section, our Annual Report on Form 10-K/A, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and any amendments to those reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

You may also find our Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters of the Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee of our Board of Directors at our website under the “Investors—Corporate Governance” section. These documents are also available in print free of charge to anyone who requests them by writing to us at the following address: 150 Washington Avenue, Suite 302, Santa Fe, New Mexico, 87501, or by phoning us at 1-888-898-8698.

Recent Developments

On November 19, 2008, at 5:00 p.m., New York City time, our offer to exchange each outstanding share of our 8.00% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), Series D Adjusting Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), 7.50% Series E Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”), and 10% Series F Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock” and, together with the Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, the “Preferred Stock”) for 3 shares of common stock, par value $0.01 per share (the “Common Stock”), and the related consent solicitation (the “Exchange Offer and Consent Solicitation”), expired and, on such date, we accepted all of the validly tendered shares of Preferred Stock for exchange. On November 21, 2008, we issued 126,260,109 shares of our Common Stock in exchange for the validly tendered shares of Preferred Stock and completed the Exchange Offer and Consent Solicitation. As a result, we have satisfied the condition of the Triggering Event (as defined in “Description of Senior Subordinated Notes”) requiring us to successfully complete a tender offer for at least 66 2/3% of the outstanding shares of each series of Preferred Stock. Upon the issuance of additional warrants to certain investors in the Financing Transaction, the Triggering Event will be satisfied, resulting in the termination of the Principal Participation Agreement (as defined below) and the reduction of the interest rate on the Senior Subordinated Notes from 18% to 12% per annum and cancellation of all interest accrued in excess of 12% per annum at that time. See “Description of Senior Subordinated Notes” for more information.

Summary of Terms of the Senior Subordinated Notes

The summary below describes the principal terms of the Senior Subordinated Notes and the related subsidiary guarantees. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Senior Subordinated Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the Senior Subordinated Notes and the related subsidiary guarantees.

Issuer	Thornburg Mortgage, Inc.

Securities Offered	$1,265,579,262 principal amount of Senior Subordinated Secured Notes due 2015.

Maturity	March 31, 2015.

Interest Rate	18% per annum, subject to reduction to 12% per annum upon the occurrence of certain triggering events described in this prospectus supplement under “Description of the Senior Subordinated Notes—Principal, Maturity and Interest.”

Interest Payment Dates	Each March 31 and September 30. Interest on the Initial Notes will accrue from the most recent date to which interest has been paid. Interest on the PIK Notes and the Consent Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, September 30, 2008.

Ranking	The Senior Subordinated Notes are part of a series of notes issued initially on March 31, 2008. The Senior Subordinated Notes are our general senior subordinated secured obligations and rank junior in right of payment with all of our senior indebtedness, including the obligations under the Senior Notes, rank pari passu in right of payment with all of our existing and future senior subordinated indebtedness and rank senior in right of payment with all of our existing and future subordinated indebtedness. The Senior Subordinated Notes are effectively subordinated, to the extent that the value of the Note Lien Collateral, to our obligations under the Senior Notes, which are secured on a first-priority basis by the Note Lien Collateral.

Guarantees	The Senior Subordinated Notes are unconditionally guaranteed on a senior subordinated basis by certain of our domestic wholly-owned subsidiaries (collectively, the “subsidiary guarantors”). The guarantees are the subsidiary guarantors’ general senior subordinated secured obligations and rank junior in right of payment with all of the subsidiary guarantors’ senior indebtedness, including the obligations under the guarantees to the Senior Notes, rank pari passu in right of payment with all of the subsidiary guarantors’ existing and future senior subordinated indebtedness and rank senior in right of payment with all of the subsidiary guarantors’ existing and future subordinated indebtedness. The guarantees are effectively subordinated, to the extent that the value of the related collateral, to the obligations of the subsidiary guarantors under the guarantees to the Senior Notes, which are secured on a first- priority basis by the Note Lien Collateral. Our nonguarantor subsidiaries constitute subsidiaries that do not have significant assets or are special purpose entities formed for the purpose of securitizations where assets and liabilities are not consolidated in our financial statements.

Collateral	The Senior Subordinated Notes and the guarantees are secured on a second-priority basis, equally and ratably with all of our obligations under any future Note Lien Debt, by the related collateral, which includes, among other things, the stock of certain of our subsidiaries, the mortgage servicing rights owned by our subsidiary Thornburg Mortgage Home Loans, Inc., and interest payment from the mortgage-backed securities underlying the Override Agreement.

No Optional Redemption	The Senior Subordinated Notes are not redeemable in our option, in whole or in part, until their maturity. See “Description of Senior Subordinated Notes—Optional Redemption.”

Change of Control Offer	If a change in control of our Company occurs, we must give holders of the Senior Subordinated Notes the opportunity to sell us their Senior Subordinated Notes at 101% of their face amount, plus accrued and unpaid interest at the date of purchase.

Certain Indenture Provisions	All of the Senior Subordinated Notes will be governed by the same indenture. The indenture contains covenants limiting our and/or our subsidiaries’ ability to:

• incur indebtedness;

• issue preferred stock of subsidiaries;

• pay dividends or make other distributions;

• repurchase equity interests or subordinated indebtedness;

• enter into transactions with affiliates;

• incur liens securing indebtedness; or

• allow subsidiaries to guarantee debt.

These covenants are subject to a number of important limitations and exceptions. See “Description of Senior Subordinated Notes—Certain Covenants.”

Governing Law Trustee	State of New York

Indenture Trustee	Wilmington Trust Company

RISK FACTORS

This section describes some, but not all, of the risks of acquiring Senior Subordinated Notes in this offering. You should carefully consider these risks, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before acquiring Senior Subordinated Notes. Before making an investment decision, you should carefully consider these risks and the risks described under “Risk Factors” beginning on page 4 of the accompanying base prospectus and in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K/A and our Quarterly Reports on Form 10-Q. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statements referred to in “Forward-Looking Statements” on page S-2 of this prospectus supplement.

Risks Related To This Offering

The right to receive payments on the Senior Subordinated Notes is junior to our senior indebtedness and our obligations under certain financing arrangements.

The indebtedness evidenced by the Senior Subordinated Notes will be our senior subordinated secured obligations. The payment of the principal of, premium on, if any, and interest on the Senior Subordinated Notes is subordinate in right of payment, as set forth in the indenture, to the prior payment in full of all of our senior indebtedness, including our obligations under our Senior Notes.

As of September 30, 2008, we had approximately $305.0 million outstanding on our Senior Notes. Although the indenture governing the Senior Subordinated Notes contains limitations on the amount of additional indebtedness that we may incur, under certain circumstances the amount of such indebtedness could be substantial.

Because of the subordination provisions in the Senior Subordinated Notes, in the event of our bankruptcy, liquidation or dissolution, our assets will not be available to pay obligations under the Senior Subordinated Notes until we have made all payments in cash on our senior indebtedness. Furthermore, given the terms and conditions of the standard reverse repurchase agreement contracts and our other financing arrangements, sufficient assets may not remain after all these payments have been made to make any payments on the Senior Subordinated Notes, including payments of principal or interest when due.

Not all of our subsidiaries have guaranteed the Senior Subordinated Notes.

Certain of our subsidiaries have not guaranteed the Senior Subordinated Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the Senior Subordinated Notes will be effectively subordinated to the debt and other liabilities of our non-guarantor subsidiaries.

Our ability to repurchase Senior Subordinated Notes upon a change of control may be limited.

Upon a change of control, each holder of Senior Subordinated Notes will have the right to require us to repurchase such holder’s Senior Subordinated Notes. If there were a change of control, but we did not have sufficient funds to pay the repurchase price for all of the Senior Subordinated Notes that were tendered, that failure would constitute an event of default under the indenture. Therefore, a change of control at a time when we could not pay for Senior Subordinated Notes which were tendered as a result of the change of control could result in the holders of Senior Subordinated Notes receiving substantially less than the principal amount of the Senior Subordinated Notes. The holders of Senior Notes will generally be entitled to receive payment for the repurchase of their Senior Notes prior to us making any payments to repurchase the Senior Subordinated Notes.

As a REIT, we must distribute a portion of our income to our shareholders.

To maintain our qualification as a REIT, we must distribute dividends (other than capital gain dividends) annually to our shareholders in an amount at least equal to 90% of our REIT taxable income (computed without regard to the dividends paid deduction and by excluding any net capital gains). See “Federal Income Tax Considerations –Annual Distribution Requirements” in the accompanying prospectus. Amounts we distribute to our shareholders to satisfy this requirement will not be available to make payments on the Senior Subordinated Notes. In addition, the Indenture permits us to distribute up to 95% of our Adjusted Earnings (as defined under “Description of Senior Subordinated Notes—Certain Definitions”).

There is no active trading market for the Senior Subordinated Notes.

We do not intend to list the Senior Subordinated Notes on any securities exchange or seek approval for quotations through any automated quotation system. There is no established market for the Senior Subordinated Notes, and we do not anticipate that one will develop. For these reasons, we cannot guarantee:

•	the liquidity of any market that may develop for the Senior Subordinated Notes;

•	your ability to sell the Senior Subordinated Notes; or

•	the price at which you would be able to sell the Senior Subordinated Notes.

Liquidity of any market for the Senior Subordinated Notes and future trading prices of the Senior Subordinated Notes will depend on many factors, including:

•	prevailing interest rates;

•	our operating results;

•	whether we meet certain conditions resulting in among other things a decrease in the interest rate on the Senior Subordinated Notes; and

•	the market for similar securities.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.

Under United States bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

the present saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on existing debts as they become absolute and mature; or

•	it could not pay its debts as they became due.

We cannot be sure as to the standards that a court would use to determine whether or not a subsidiary guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the subsidiary guarantees would not be voided or that a subsidiary guarantee would not be subordinated to the subsidiary guarantor’s other debt.

If a case were to occur, the subsidiary guarantees could also be subject to the claim that, since the subsidiary guarantees were incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantors, the obligations of the subsidiary guarantors were incurred for less than fair consideration.

A court could thus void the obligations under the subsidiary guarantees or subordinate the subsidiary guarantees to the subsidiary guarantors’ other debt or take other action detrimental to holders of the Senior Subordinated Notes.

Certain of the Senior Subordinated Notes were issued with original issue discount for United States federal income tax purposes.

The Senior Subordinated Notes will be treated as two separate classes of notes for tax information reporting purposes: the Non-Consenting Notes and the Modified Notes. The Non-Consenting Notes will be treated as having been issued with original issue discount. A United States person that owns a Non-Consenting Note will be required to include the original issue discount in income for U.S. federal income tax purposes over the life of the Non-Consenting Note on a constant yield basis even though corresponding amounts of cash are not received currently. Although not clear, the Modified Notes will be treated as having been issued without original issue discount. See “Federal Income Tax Considerations.”

USE OF PROCEEDS

All of our Senior Subordinated Notes offered by this prospectus supplement are being registered for the account of the selling security holders. We will not receive any of the proceeds from the sale of the Senior Subordinated Notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods shown: The ratios of earnings to fixed charges were computed by dividing earnings as adjusted by fixed charges. Earnings consist of net income or loss from continuing operations and fixed charges. Fixed charges consist of interest expense, including the amortization of capitalized issuance costs relating to indebtedness.

	For the nine months ended		For the years ended December 31,
	September 30, 2008		2007		2006	2005	2004	2003
Ratio of earnings to fixed charges	—x	(1)	—x	(2)	1.14x	1.24x	1.37x	1.50x

(1)	For the nine months ended September 30, 2008, total fixed charges exceeded total adjusted earnings available for payment by approximately $2.76 billion.
(2)	For the year ended December 31, 2007, total fixed charges exceeded total adjusted earnings available for payment by approximately $1.55 billion.

SELLING SECURITY HOLDERS

On March 31, 2008, the Company raised an aggregate of $1.15 billion from the sale of Initial Notes, warrants to purchase our Common Stock, and interests in our Principal Participation Agreement, dated March 31, 2008 (the “Principal Participation Agreement”), in a private placement to qualified institutional buyers under Section 4(2) of the Securities Act of 1933, as amended, with MP TMA L.P. and MP TMA (Cayman) L.P. and their affiliates (collectively, “MatlinPatterson”) as the lead investor. In addition, $200 million was originally placed in escrow, of which approximately $11.4 million was withdrawn on June 30, 2008 (the “Escrowed Funds”). On October 1, 2008, because the Company was unable to satisfy the Triggering Event (as defined in “Description of Senior Subordinated Notes”), the remaining $188.6 million of Escrowed Funds was released to the escrow subscribers. Because the Company was unable to satisfy the Triggering Event on or prior to September 30, 2008, the additional Senior Subordinated Notes that would have been issued upon the success of such conditions were not issued. Such transaction is referred to herein as the “Financing Transaction.”

In connection with the Financing Transaction, on March 31, 2008, $1.15 billion aggregate principal amount of Initial Notes were issued to the purchasers of the Senior Subordinated Notes. Effective September 30, 2008, holders representing approximately 98.6% of the aggregate principal amount of the outstanding Senior Subordinated Notes provided their PIK Consent to receive the September 30, 2008 interest payment due on the Senior Subordinated Notes in additional Senior Subordinated Notes in lieu of cash. As a result, $102,038,310 principal amount of PIK Notes were issued to such holders as the interest payment.

In addition, as consideration for their PIK Consent, consenting holders received a consent fee, at their election, of either (i) 6.5217 shares (after giving effect to the one-for-ten reverse split of Common Stock effective September 26, 2008) of Common Stock in respect of each $1,000 principal amount of the Senior Subordinated Notes (the “Consent Shares”) or (ii) Consent Notes with an aggregate principal amount equal to the market value of the total number of Consent Shares on the date of issuance to which such holders otherwise would have been entitled. Approximately 60% of the consenting holders elected to receive Consent Notes in the aggregate principal amount of $13,540,952, and approximately 40% of the consenting holders elected to receive 2,954,422 Consent Shares in the aggregate. The Consent Shares and Consent Notes were issued as of October 1, 2008.

The following table sets forth the names of the selling security holders, the aggregate principal amount of Senior Subordinated Notes beneficially owned by the selling security holders immediately prior to the date of this prospectus supplement, and the total principal amount of Senior Subordinated Notes that may be offered pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of the Senior Subordinated Notes by the selling security holders as adjusted to reflect the assumed sale of all of the Senior Subordinated Notes offered under this prospectus supplement. Percentage of beneficial ownership is based on the $1,265,579,262 aggregate principal amount of Senior Subordinated Notes issued and outstanding as of November 24, 2008. The selling security holders may offer the Senior Subordinated Notes for sale from time to time in whole or in part. Except where otherwise noted, the selling security holders named in the following table have, to our knowledge, sole investment power with respect to the Senior Subordinated Notes beneficially owned by them.

Selling Security Holder	Aggregate Principal Amount of Senior Subordinated Notes Beneficially Owned Before Offering	Percent Owned Before Offering (1)	Aggregate Principal Amount of Senior Subordinated Notes Being Registered	Beneficial Ownership After the Sale of Maximum Aggregate Principal Amount of Senior Subordinated Notes
				Aggregate Principal Amount of Senior Subordinated Notes (1)	Percent (1)
Admiral Insurance Company (2)	$15,765,760	1.2%	$15,765,760	$—	—
Alpha Capital Aerstalt	$385,000	*	$385,000	$—	—
American Funds Insurance Series—Growth Fund (3)	$42,042,390	3.3%	$42,042,390	$—	—
Aristeia International Limited (4)	$9,552,760	*	$9,552,760	$—	—
Aristeia Partners, L.P. (5)	$1,124,880	*	$1,124,880	$—	—
Aristeia Special Investments, Master L.P. (4)	$1,934,750	*	$1,934,750	$—	—
Atlas Master Fund, Ltd. (6)	$1,654,620	*	$1,654,620	$—	—
Bay Pond Investors (Bermuda) L.P. (6)	$20,347,636	1.6%	$20,347,636	$—	—
Bay Pond Partners L.P. (6)	$46,426,749	3.7%	$46,426,749	$—	—
Berkley Insurance Company (2)	$31,531,520	2.5%	$31,531,520	$—	—

Selling Security Holder	Aggregate Principal Amount of Senior Subordinated Notes Beneficially Owned Before Offering	Percent Owned Before Offering (1)	Aggregate Principal Amount of Senior Subordinated Notes Being Registered	Beneficial Ownership After the Sale of Maximum Aggregate Principal Amount of Senior Subordinated Notes
				Aggregate Principal Amount of Senior Subordinated Notes (1)	Percent (1)
Berkley Regional Insurance Company (2)	$15,765,760	1.2%	$15,765,760	$—	—
Bowman & Co. (7)	$7,566,780	*	$7,566,780	$—	—
C.C. Arbitrage, Ltd. (8)	$771,000	*	$771,000	$—	—
Catalyst Senior Income Fund, LLC (9)	$771,000	*	$771,000	$—	—
CF Special Situation Fund I, LP	$3,085,000	*	$3,085,000	$—	—
Crescent 1, LP (10)	$882,900	*	$882,900	$—	—
CRS Fund, Ltd. (10)	$1,000,620	*	$1,000,620	$—	—
Cyrus Opportunities Master Fund II, Ltd. (10)	$4,002,480	*	$4,002,480	$—	—
Debello Investors LLC (12)	$12,841,441	1.0%	$12,841,441	$—	—
Deer Partners Investment Fund LLC	$7,566,780	*	$7,566,780	$—	—
Deutsche Bank AG, London Branch	$54,654,780	4.3%	$54,654,780	$—	—
Deutsche Bank Securities Inc. (13)	$12,612,390	1.0%	$12,612,390	$—	—
EagleRock Institutional Partners, LP (14)	$419,650	*	$419,650	$—	—
Eaglerock Master Fund, LP (14)	$1,050,760	*	$1,050,760	$—	—
FBR Capital Markets Corporation (15)	$4,255,360	*	$4,255,360	$—	—
First Financial Fund, Inc. (6)	$11,050,077	*	$11,050,077	$—	—
Gary & Mary West Foundation	$1,261,130	*	$1,261,130	$—	—
Gary West	$5,044,520	*	$5,044,520	$—	—
GPC 69, LLC (16)	$170,040	*	$170,040	$—	—
HFR RUA OPA1 Master Trust (16)	$288,850	*	$288,850	$—	—
Hudson Bay Fund LP (17)	$1,758,000	*	$1,758,000	$—	—
Hudson Bay Overseas Fund Ltd (17)	$2,869,000	*	$2,869,000	$—	—
ING Capital, LLC	$8,407,170	*	$8,407,170	$—	—
Insight Fund, LP (18)	$209,280	*	$209,280	$—	—
Institutional Benchmarks Series (Master Feeder) Limited (19)	$3,997,030	*	$3,997,030	$—	—
Iroquois Master Fund Ltd. (20)	$771,000	*	$771,000	$—	—
J. Caird Investors (Bermuda) L.P. (6)	$10,701,571	*	$10,701,571	$—	—
J. Caird Partners, L.P. (6)	$10,701,571	*	$10,701,571	$—	—
JP Morgan Securities Inc. (21)	$8,408,260	*	$8,408,260	$—	—
LCG Select Offshore, Ltd. (22)	$13,220,610	1.0%	$13,220,610	$—	—
LCG Select, LLC (22)	$2,874,330	*	$2,874,330	$—	—
LibertyView Funds, LP (23)	$308,000	*	$308,000	$—	—
LibertyView Special Opportunities Fund, LP (23)	$462,000	*	$462,000	$—	—
Luxor Capital Partners Offshore, Ltd. (22)	$14,357,480	1.1%	$14,357,480	$—	—
Luxor Capital Partners, LP (22)	$9,933,170	*	$9,933,170	$—	—
M.D. Sass Re/Enterprise Portfolio Company, L.P. (24)	$6,449,530	*	$6,449,530	$—	—
Mary West	$5,044,520	*	$5,044,520	$—	—
Mountain Special Situations Fund LLC (14)	$964,000	*	$964,000	$—	—
MP TMA (Cayman) L.P. (25)	$120,993,678	9.6%	$120,993,678	$—	—
MP TMA L.P. (25)	$406,204,636	32.1%	$406,204,636	$—	—
PAR Investment Partners, L.P.	$36,996,780	2.9%	$36,996,780	$—	—
Pequot Diversified Master Fund, Ltd. (26)	$144,000	*	$144,000	$—	—
RER FI Trading, L.P. (27)	$2,139,871	*	$2,139,871	$—	—
RER Global Liquidity Fund, LP (27)	$50,944,006	4.0%	$50,944,006	$—	—
Robeco Investment Management, Inc. (28)	$42,031,490	3.3%	$42,031,490	$—	—
Rockwood Partners, L.P. (29)	$1,680,780	*	$1,680,780	$—	—
RREEF REFlex Master Portfolio Ltd. (30)	$3,953,000	*	$3,953,000	$—	—
R3 Capital Partners Master, L.P.	$10,930,520	*	$10,930,520	$—	—

Selling Security Holder	Aggregate Principal Amount of Senior Subordinated Notes Beneficially Owned Before Offering	Percent Owned Before Offering (1)	Aggregate Principal Amount of Senior Subordinated Notes Being Registered	Beneficial Ownership After the Sale of Maximum Aggregate Principal Amount of Senior Subordinated Notes
				Aggregate Principal Amount of Senior Subordinated Notes (1)	Percent (1)
Samlyn Offshore, Ltd.	$2,391,460	*	$2,391,460	$—	—
Samlyn Onshore Fund, LP	$1,811,580	*	$1,811,580	$—	—
Santo Holding (Deutschland) GmbH	$8,408,260	*	$8,408,260	$—	—
Scoggin Capital Management, LP II	$11,351,260	*	$11,351,260	$—	—
Scoggin International Fund Ltd	$10,930,520	*	$10,930,520	$—	—
Scoggin Worldwide Fund, Ltd	$2,943,000	*	$2,943,000	$—	—
Seneca Capital LP (31)	$3,362,650	*	$3,362,650	$—	—
Senvest Master Fund LP (32)	$209,280	*	$209,280	$—	—
Silver Point Capital Offshore Fund, Ltd. (33)	$12,612,390	1.0%	$12,612,390	$—	—
Silver Point Capital, L.P. (33)	$4,204,130	*	$4,204,130	$—	—
Squidsky & Co. (7)	$840,390	*	$840,390	$—	—
Stark Global Opportunities Master Fund Ltd. (34)	$419,650	*	$419,650	$—	—
Stark Master Fund Ltd. (34)	$7,987,520	*	$7,987,520	$—	—
Talon Total Return Partners (16)	$442,540	*	$442,540	$—	—
Talon Total Return QP Partners (16)	$1,655,710	*	$1,655,710	$—	—
The Richard E. Rainwater 1995 Charitable Remainder Unitrust No. 1 (27)	$2,568,289	*	$2,568,289	$—	—
The Richard E. Rainwater Charitable Remainder Unitrust No. 2 (27)	$8,561,701	*	$8,561,701	$—	—
Turnberry Master Ltd. (35)	$840,390	*	$840,390	$—	—
Waterstone Market Neutral Mac51 Fund, Ltd. (36)	$12,918,680	1.0%	$12,918,680	$—	—
Waterstone Market Neutral Master Fund, Ltd. (36)	$24,078,100	1.9%	$24,078,100	$—	—
Western Investment Institutional Partners LLC (37)	$1,680,780	*	$1,680,780	$—	—
Wexford Spectrum Investors LLC (12)	$25,687,322	2.0%	$25,687,322	$—	—
Wolf Creek Investors (Bermuda) BMD L.P. (6)	$13,205,486	1.0%	$13,205,486	$—	—
Wolf Creek Partners LP (6)	$13,185,508	1.0%	$13,185,508	$—	—
Any other holder of Senior Subordinated Notes obtained through payment to the Company of Escrowed Funds or any future transferee, pledge, donee or successor of any holder

*	Less than 1%
(1)	Calculated based on based on $1,265,579,262 aggregate principal amount of Senior Subordinated Notes issued and outstanding as of November 24, 2008.
(2)	Admiral Insurance Company, Berkley Insurance Company, and Berkley Regional Insurance Company are majority owned subsidiaries of the W.R. Berkley Corporation.
(3)	American Funds Insurance Series—Growth Fund, or AFIS is an investment company registered under the Investment Company Act of 1940. Capital Research and Management Company, or CRMC, an investment adviser registered under the Investment Company Act of 1940, is the investment advisor to AFIS. CRMC provides investment advisory services to AFIS through its division Capital World Investors, or CWI. In that capacity, CWI may be deemed to be the beneficial owner of securities held by AFIS. CWI, however, disclaims such beneficial ownership.
(4)	Aristeia Capital LLC is the investment manager for Aristeia International Limited and Aristeia Special Investments, Master L.P. Aristeia Capital LLC is jointly owned by Kevin Turner, Robert H. Lynch Jr., Anthony Frascella and William Techar
(5)	Aristeia Advisers LLC is the general partner of Aristeia Partners LP. Aristeia Advisers LLC is jointly owned by Kevin Turner, Robert H. Lynch Jr., Anthony Frascella and William Techar

(6)	Wellington Management Company, LLP or Wellington, is an investment advisor registered under the Investment Advisers Act of 1940. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.
(7)	T. Rowe Price Associates, Inc., or T. Rowe is investment adviser to the T. Rowe Price High Yield Fund, Inc. has investment and voting control over the securities held by Bowman & Co. and T. Rowe Price Institutional High Yield Fund has investment and voting control over the securities held by Squidsky & Co. T. Rowe has delegated voting authority to the boards of the Price Funds it manages as investment adviser.
(8)	Castle Creek Arbitrage LLC, or Castle Creek, serves as investment manager under a management agreement with C.C. Arbitrage, Ltd. and may exercise dispositive and voting power with respect to the securities owned by C.C. Arbitrage, Ltd. Castle Creek disclaims beneficial ownership of such securities. Daniel Asher and Allan Weine are the managing members of Castle Creek and each disclaim beneficial ownership of the securities own by C.C. Arbitrage, Ltd.
(9)	Catalyst Investment Management Co., LLC and Brad Levie hold voting and dispositive power over the securities of Catalyst Senior Income Fund, LLC.
(10)	Stephen C. Friedheim, managing member of Cyrus Capital Partners GP, LLC, exercises voting and dispositive power over the securities of Crescent 1, LP, CRS Fund, Ltd. and Cyrus Opportunities Master Fund II, Ltd.
(11)	Crestview Capital Partners, LLC, or CCP, is the sole managing member of Crestview Capital Master LLC, or CCM, and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities.
(12)	Wexford Capital LLC, or Wexford, is the manager of Debello Investors LLC and Wexford Spectrum Investors LLC. Charles Davidson and Joseph Jacobs, each a managing member of Wexford, exercise voting and dispositive power over the securities of Debello Investors LLC and Wexford Spectrum Investors LLC.
(13)	Deutsche Bank Securities Inc. is a majority owned subsidiary of Deutsche Bank AG.
(14)	Nader Tavakoli is a natural person with voting and dispositive power over the securities of EagleRock Institutional Partners, LP, Eaglerock Master Fund, LP and Mountain Special Situations Fund LLC.
(15)	FBR Capital Markets Corporation, or FBR, is a majority owned subsidiary of Friedman, Billings Ramsey & Co., Inc. and FBR Investment Services, Inc. Eric Billings and Rick Hendrix exercise voting and dispositive power over the securities of FBR.
(16)	Talon Asset Management LLC manages and holds voting and dispositive power over the securities of GPC 69, LLC, HFR RUA OPA1 Master Trust, Talon Total Return Partners, and Talon Total Return QP Partners.
(17)	Sander Gerber, John Doucas, and Yoav Roth share voting and investment power over these securities. Messrs. Gerber, Doucas and Roth disclaim beneficial ownership of these securities.
(18)	Timothy O’Connell is a natural person with voting and dispositive power over the securities of Insight Fund, LP.
(19)	Institutional Benchmarks Series (Master Feeder) Limited acting solely in respect of the M.D. Sass Re/Enterprise Distressed Securities series.
(20)	Joshua Silverman is a natural person with voting and dispositive power over the securities of Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these securities.
(21)	JP Morgan Securities Inc. is an indirect, majority owned subsidiary of J.P. Morgan Chase & Co.
(22)	Christian Leoneis a natural person with voting and dispositive power over the securities of LCG Select Offshore, Ltd., LCG Select, LLC., Luxor Capital Partners Offshore, Ltd., and Luxor Capital Partners, LP.
(23)	LibertyView Special Opportunities Fund, LP and LibertyView Funds LP have a common investment advisor, Neuberger Berman, LLC, that has voting and dispositive power of the securities held by them, which is exercised by Richard A. Meckler. Since they have hired a common investment advisor, these entities are likely to vote together. Additionally, there may be common investors within the different accounts managed by the same investment advisor. The General Partner of LibertyView Special Opportunities Fund, LP and LibertyView Funds LP is Neuberger Berman Asset Management, LLC, or NBAM, which is affiliated with Neuberger Berman, LLC, a registered broker-dealer. The sole member of NBAM is Neuberger Berman, Inc., or NBI. NBI is a wholly-owned subsidiary of Lehman Brothers Holdings, Inc., a publicly traded entity (NYSE:LEH).
(24)	Re/Enterprise Asset Management is a general partner of and exercises voting and dispositive power over the securities of M.D. Sass Re/Enterprise Portfolio Company, L.P.
(25)

On July 8, 2008, MP TMA LLC and MP TMA (Cayman) LLC (the entities which were previously reported as the direct owners of the Senior Subordinated Notes) were converted from limited liability companies into limited partnerships. In connection therewith, MP TMA LLC and MP TMA (Cayman) LLC were renamed as MP TMA L.P. and MP TMA (Cayman) L.P., respectively. Each of MP TMA L.P. and MP TMA (Cayman) L.P. are the direct owners of $406,204,636 and $120,993,678 of the Senior Secured Subordinated Notes of the Company. MatlinPatterson Global Opportunities Partners III L.P. holds 100 percent of the ownership interests in MP TMA L.P. MatlinPatterson Global Opportunities Partners (Cayman) III L.P. holds 100 percent of the ownership interests in MP TMA (Cayman) L.P. MatlinePatterson Global Partners III LLC (the “General Partner”) is the general partner of each of MatlinPatterson Global Opportunities Partners III L.P. and MatlinPatterson Global Opportunities Partners (Cayman) III L.P. (collectively, the “Funds”). MatlinPatterson Global Advisers LLC (the “Adviser”) is the investment adviser to the Funds. MatlinPatterson Asset Management LLC holds 100 percent of the voting interest in and equity of each of the Adviser and the General Partner. MatlinPatterson LLC holds 100 percent of the equity of MatlinPatterson Asset Management LLC. Other than MP TMA L.P. and MP TMA (Cayman) L.P., each of the foregoing persons disclaims beneficial ownership of the securities held by MP TMA L.P. and MP TMA (Cayman) L.P., except to the extent such person holds an indirect pecuniary interest therein, and the inclusion of these securities in this prospectus supplement shall not be deemed an admission of beneficial ownership of all of the reported securities for purposes of Section 16 or for any other purpose. David J. Matlin and Mark R. Patterson each is a holder of 50 percent of the membership interests in MatlinPatterson LLC. David J. Matlin and Mark R. Patterson may be deemed to have shared voting and investment control over the securities held by MP TMA L.P. and MP TMA (Cayman) L.P. They also have indirect pecuniary interests in such securities through their indirect interests in a limited partner which holds an investment interest and carried interest in the Funds. Their exact pecuniary interests therein are not readily determinable because they are subject to several variables, including without limitation, the internal rates of return of the Funds overall and with respect to their indirect investment in the Company. David J. Matlin and Mark R. Patterson disclaim beneficial ownership of any of the reported securities except to the extent of their pecuniary interests therein.

(26)	Arthur J. Samberg is a natural person with voting and dispositive power over the securities of Pequot Diversified Master Fund, Ltd.
(27)	Richard E. Rainwater may be deemed to have beneficial ownership of the securities held by RER FI Trading, L.P. and RER Global Liquidity Fund, LP., and disclaims beneficial ownership of any of these securities.
(28)	Robeco Investment Management, Inc. is acting in its capacity as investment advisor with discretionary authority on behalf of various beneficial owners of the Common Stock of the Company that have a contractual relationship with Robeco.
(29)	Rockwood Asset Management, the manager of Rockwood Partners, L.P. and Jay Buck, president of Rockwood Partners, L.P., exercise voting and dispositive power over the securities of Rockwood Partners, L.P.
(30)	RREEF America, LLC is the investment manager for and exercise voting and dispositive power over the securities of RREEF REFlex Master Portfolio Ltd.
(31)	Douglas Hirsch is the sole managing member of the general partner of and exercises voting and dispositive power over the securities of Seneca Capital LP. Mr. Hirsch disclaims beneficial ownership in the securities except to the extent of his pecuniary interest herein. (32) Richard Mashaal is the general partner of and exercises voting and dispositive power over the securities of Senvest Master Fund LP.
(33)	Edward Mule is a natural person with voting and dispositive power over the securities of Silver Point Capital Offshore Fund, Ltd. and Silver Point Capital, L.P.
(34)	Michael A. Roth and Brian J. Stark are natural persons with voting and dispositive power over the securities of Stark Global Opportunities Master Fund Ltd. and Stark Master Fund Ltd. Messrs. Roth and Stark disclaim beneficial ownership in the securities.
(35)	Jeff Dobbs is a natural person with voting and dispositive power over the securities of Turnberry Master Ltd.
(36)	Shawn Bergerson is a natural person with voting and dispositive power over the securities of Waterstone Market Neutral Mac51 Fund, Ltd. and Waterstone Market Neutral Master Fund, Ltd.
(37)	Arthur D. Lipton, managing member of Western Investment LLC, exercises voting and dispositive power over the securities of Western Investment Institutional Partners LLC.

The selling security holders provided us with information with respect to their Senior Subordinated Notes ownership. Because the selling security holders may sell all, part or none of their Senior Subordinated Notes, we are unable to estimate the number of Senior Subordinated Notes that will be held by the selling security holders upon resale of Senior Subordinated Notes being registered hereby. See “Plan of Distribution” in this prospectus supplement and the accompanying base prospectus.

Certain selling security holders have, and within the past three years have had, material relationships with us. See Note 12— Transactions with Affiliates” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and “Risk Factors—Risks Related to Us and Our Business—Some of our shareholders will continue to exert significant influence over us and their interests may conflict with the interests of our other shareholder” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

DESCRIPTION OF SENIOR SUBORDINATED NOTES

The Senior Subordinated Notes are governed by the Indenture, dated as of March 31, 2008 (the “Original Indenture” and, as supplemented, the “Indenture”), among the Company, the Subsidiary Guarantors and Wilmington Trust Company, as Trustee, or the “Trustee,” as supplemented by the Supplemental Indenture, dated as of September 30, 2008 (the “Supplemental Indenture”). The Supplemental Indenture was entered into in connection with the PIK Consent that became effective as of September 30, 2008. On March 31, 2008, we also entered into the Security Agreement dated March 31, 2008 among the Company, the Subsidiary Guarantors and the Note Lien Collateral Agent (the “Security Agreement”). The following is a summary of the material provisions of the Indenture and the Security Agreement. We urge you to read the Indenture and the form and terms of the Senior Subordinated Notes because they define your rights. The terms of the Senior Subordinated Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or the “TIA.” You may request a copy of the Indenture at our address as shown under “Incorporation of Certain Documents by Reference” below. You can find definitions of certain capitalized terms used in this section under “—Certain Definitions.” For purposes of this section, references to the “Company” or “our” include only Thornburg Mortgage, Inc. and not its Subsidiaries.

The Senior Subordinated Notes are senior subordinated secured obligations of the Company, ranking senior in right of payment with all other obligations of the Company other than our Senior Indebtedness, including the Senior Notes.

The Senior Subordinated Notes have been issued in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as the paying agent, or the “Paying Agent,” and the registrar, or the “Registrar,” for the Senior Subordinated Notes. The Company may change any Paying Agent and Registrar without notice to holders of the Senior Subordinated Notes, or the “Holders.” The Company will pay principal (and premium, if any) on the Senior Subordinated Notes at the Trustee’s corporate office in Wilmington, Delaware. At the Company’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders.

General

The Senior Subordinated Notes:

•	are the general senior subordinated secured obligations of the Company;

•	rank junior in right of payment with all Senior Indebtedness of the Company, including obligations of the Company under the Senior Notes;

•	rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company;

•	rank senior in right of payment with all existing and future subordinated Indebtedness of the Company;

•	are structurally subordinated to all liabilities of our Subsidiaries other than the Subsidiary Guarantors;

•

are secured on a second-priority basis, equally and ratably with all obligations of the Company under any future Note Lien Debt, by a Lien on Note Lien Collateral, which includes, among other things, the stock of certain of our Subsidiaries, the mortgage

The Subsidiary Guarantees:

•

are effectively subordinated, to the extent that the value of the Note Lien Collateral, to our Obligations under the Senior Notes, which are secured on a first priority basis by the Note Lien Collateral;

•	are effectively subordinated to our Obligations under our reverse repurchase agreements to the extent of the value of the assets securing such Obligations;

•	are effectively junior to certain Permitted Liens, to the extent of the value of the assets subject to those Permitted Liens;

•	are unconditionally guaranteed on a senior subordinated basis by each of the Subsidiary Guarantors. See “—Subsidiary Guarantees”;

•	will be represented by one or more registered Senior Subordinated Notes in global form, but in certain circumstances may be represented by Senior Subordinated Notes in definitive form; and

•	are the general senior subordinated secured obligations of the Subsidiary Guarantors;

•

are secured on a second-priority basis, equally and ratably with all obligations of each Subsidiary Guarantor under any future Note Lien Debt, by a Lien on Note Lien Collateral of such Subsidiary Guarantor;

•	rank junior in right of payment with all existing and future senior Indebtedness of each Subsidiary Guarantor;

•	rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of each Subsidiary Guarantor;

•	rank senior in right of payment with all existing and future subordinated Indebtedness of each Subsidiary Guarantor;

•

are effectively subordinated to the extent that the value of the Note Lien Collateral, to each Subsidiary Guarantor’s Obligations under the Senior Notes, which are secured on a first-priority basis by the Note Lien Collateral;

•	are effectively subordinated to the Obligations of each Subsidiary Guarantor under reverse repurchase agreements to the extent of the value of the assets securing such Obligations;

•	are effectively junior to certain Permitted Liens, to the extent of the value of the assets subject to those Permitted Liens;

Principal, Maturity and Interest

On March 31, 2008, $1.15 billion of the Initial Notes were issued to investors in the Financing Transaction. Effective September 30, 2008, holders representing approximately 98.6% of the aggregate principal amount of the outstanding Senior Subordinated Notes provided their PIK Consent to receive the September 30, 2008 interest payment due on the Senior Subordinated Notes in additional Senior Subordinated Notes in lieu of cash. As a result, $102,038,310 principal amount of PIK Notes were issued to such holders as the interest payment. In addition, as consideration for their PIK Consent, approximately 60% of the consenting holders elected to receive Consent Notes in the aggregate principal amount of $13,540,952. The PIK Notes and Consent Notes constitute a single series with the Initial Notes and have similar terms as the Initial Notes other than bearing different CUSIPs. The aggregate principal amount of Initial Notes held by those holders who provided their PIK Consent was moved into a new CUSIP for tracking purposes, and the Consent Notes and PIK Notes were issued under a separate CUSIP. The Company may, without the consent of the Holders, increase the aggregate principal amount of the Senior Subordinated Notes in the future on similar terms and conditions.

The Senior Subordinated Notes will mature on March 31, 2015. Interest on the Initial Notes will accrue from the most recent date to which interest has been paid and will be payable semiannually in cash on each March 31 and September 30. Interest on the PIK Notes and the Consent Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, September 30, 2008. The interest rate applicable to the Senior Subordinated Notes will accrue at 18% per annum; provided, however, that the interest rate will be reduced from 18% per annum to 12% per annum following the occurrence of each of the following events (the “Triggering Event”):

1. Approval of an amendment to the charter to increase the number of authorized shares of capital stock to 4 billion shares;

2. completion of a successful tender offer for at least 66  2/3% of the outstanding shares of each series of Preferred Stock (which is equivalent to 66  2/3% of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock);

3. approval from the holders of the Company’s Common Stock and Series F Preferred Stock entitled to cast two-thirds of the votes entitled to be cast on the matter, voting together as a single class, and holders of 66  2/3% of the outstanding shares of each series of Preferred Stock, each voting as a separate class, of an amendment to the Company’s charter to modify the terms of each series of Preferred Stock to eliminate certain rights of the Preferred Stock; and

4. the issuance of additional warrants to purchase Common Stock of the Company to certain investors in the Financing Transaction.

Upon the occurrence of the Triggering Event, all unpaid interest accrued at a rate in excess of 12% per annum at that time shall be cancelled. On June 12, 2008, at the 2008 Annual Meeting, the holders of the Company’s Common Stock and Series F Preferred Stock approved the increase in the number of authorized shares of capital stock and the proposed amendments to the terms of the Preferred Stock. On November 21, 2008, the Company completed a successful tender for more than 66  2/3% of the outstanding shares of Preferred Stock and received consents of the holders of the Preferred Stock in excess of 66  2/3% of the outstanding shares of each series of Preferred Stock required to amend the Company’s charter to modify the terms of each series of Preferred Stock. Upon issuance of the additional warrants to certain investors in the Financing Transaction, the Triggering Event will be met and the interest rate will be reduced from 18% per annum to 12% per annum.

We may not prepay the Senior Subordinated Notes at our option prior to March 31, 2015 and the Senior Subordinated Notes will not be entitled to the benefit of any mandatory sinking fund.

The Senior Subordinated Notes were issued with original issue discount for U.S. federal income tax purposes. See “Federal Income Tax Considerations.”

Ranking and Subordination

The Senior Subordinated Notes are our senior subordinated secured obligations. They are junior in right of payment to our existing and future Senior Indebtedness, including the Senior Notes. They rank pari passu in right of payment to our existing and future Senior Subordinated Indebtedness and are senior in right of payment to our existing and future subordinated Indebtedness. The Senior Subordinated Notes are secured by a lien junior to the lien securing the Senior Notes on, among other things, the stock of certain of our subsidiaries, the mortgage servicing rights owned by our subsidiary Thornburg Mortgage Home Loans, Inc., and interest payment from the mortgage-backed securities underlying the Override Agreement. The Senior Subordinated Notes are effectively subordinated, to the extent that the value of the Note Lien Collateral, to our Obligations under the Senior Notes, which are secured on a first-priority basis by the Note Lien Collateral. In addition, the Senior Subordinated Notes are effectively subordinated to our Obligations under our reverse repurchase agreements, to the extent of the value of the assets securing such Obligations, and are effectively subordinated to certain Permitted Liens, to the extent of the value of the assets subject to those Permitted Liens. In addition, certain of our subsidiaries have guaranteed payment of the Senior Subordinated Notes on a senior subordinated basis.

As a result of the subordination provisions described below, holders of the Senior Subordinated Notes may recover less than creditors of the Company who are holders of Senior Indebtedness in the event of an insolvency, bankruptcy, reorganization, receivership or similar proceedings relating to the Company. Similarly, the Subsidiary Guarantees of the Senior Subordinated Notes are subordinated to obligations in respect of Guarantor Senior Indebtedness to the same extent the Senior Subordinated Notes are subordinated to Senior Indebtedness. Moreover, the Senior Subordinated Notes are structurally subordinated to the liabilities of nonguarantor Subsidiaries of the Company.

At September 30, 2008:

•	outstanding Senior Indebtedness was $305.0 million, all of which was secured;

•	the Company had no Senior Subordinated Indebtedness other than the Senior Subordinated Notes; and

•	Subsidiaries had approximately $374.7 million of total liabilities; and

•	non-guarantor Subsidiaries had approximately $34.5 million of liabilities.

Although the Indenture limits the amount of indebtedness that the Company and its Subsidiaries may incur, such indebtedness may be substantial. The Company and its Subsidiaries may incur Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, so long as it is in compliance with the covenants described under “Limitation on Incurrence of Indebtedness Ranking Senior to the Senior Subordinated Notes” and “Limitation on Incurrence of Additional Consolidated Indebtedness.”

Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Senior Subordinated Notes in accordance with the provisions of the Indenture. The Senior Subordinated Notes will in all respects rank equally with all other Senior Subordinated Indebtedness of the Company. As described in “Limitation on Layering Indebtedness,” the Company may not incur any indebtedness that is senior in right of payment to the Senior Subordinated Notes, but junior in right of payment to Senior Indebtedness. Unsecured Indebtedness of the Company is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

The Company may not pay principal of, premium, if any, or interest on, or other payment obligations in respect of, the Senior Subordinated Notes or make any deposit pursuant to the provisions described under “Defeasance” below and may not otherwise repurchase, redeem or retire any Senior Subordinated Notes (collectively, “pay the Senior Subordinated Notes”) if:

1. any Senior Indebtedness is not paid when due in cash or Cash Equivalents; or

2. any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay the Senior Subordinated Notes if the Company and the Trustee receive written notice approving such payment from the representative of the Senior Indebtedness with respect to which either of the events set forth in clause 1 or 2 of the immediately preceding sentence has occurred and is continuing.

In the event of:

1. a total or partial liquidation or a dissolution of the Company;

2. a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to the Company or its property; or

3. an assignment for the benefit of creditors or marshaling of the Company’s assets and liabilities, then the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents in respect of Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the holders of the Senior Subordinated Notes will be entitled to receive any payment or distribution other than Junior Securities (as defined below), in the event of any payment or distribution of the assets or securities of the Company. In addition, until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the Senior Subordinated Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear, except that the holders of the Senior Subordinated Notes may receive (i) Capital Stock and (ii) debt securities that are subordinated to such Senior Indebtedness (or any securities or debt instruments distributed in lieu thereof) to at least the same extent as the Senior Subordinated Notes (“Junior Securities”). If a payment or distribution is made to holders of the Senior Subordinated Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay the payment or distribution over to holders of Senior Indebtedness, as their interests may appear.

Subsidiary Guarantees

The Subsidiary Guarantors have, jointly and severally, unconditionally guaranteed, on a senior subordinated secured basis, the Company’s obligations under the Senior Subordinated Notes and the Indenture. Each Subsidiary Guarantee is secured by the portion (if any) of the Note Lien Collateral owned by such Subsidiary Guarantor. Each Subsidiary Guarantor has agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Subsidiary Guarantees. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Guarantor Senior Indebtedness in the same manner and to the same extent that the Senior Subordinated Notes are subordinated to Senior Indebtedness. Each Subsidiary Guarantee will rank equally with all other Guarantor Senior Subordinated Indebtedness of that Subsidiary Guarantor and will be senior in right of payment to all future Guarantor Subordinated Obligations of that Subsidiary Guarantor. Each Subsidiary Guarantee is effectively subordinated, to the extent that the value of the Note Lien Collateral, to each Subsidiary Guarantor’s Obligations under the Senior Notes, which are secured on a first-priority basis by the Note Lien Collateral. Each Subsidiary Guarantee is also effectively subordinated to the Obligations of each Subsidiary Guarantor under reverse repurchase agreements to the extent of the value of the assets securing such Obligations and is effectively junior to certain Permitted Liens, to the extent of the value of the assets subject to those Permitted Liens. The Subsidiary Guarantors will not be permitted to incur indebtedness that is junior in right of payment to Guarantor Senior Indebtedness but senior in right of payment to the Subsidiary Guarantee. Unsecured Indebtedness of the Subsidiary Guarantors is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

At September 30, 2008:

•	outstanding Guarantor Senior Indebtedness was $285.5 million, $72.8 million of which was secured; and

•	the Subsidiary Guarantors had no Guarantor Senior Subordinated Indebtedness other than the Subsidiary Guarantees.

Although the Indenture limits the amount of indebtedness that the Subsidiaries may incur, such indebtedness may be substantial. The Subsidiaries may incur Guarantor Senior Indebtedness so long as it is in compliance with the covenants described under “Limitation on Incurrence of Indebtedness Ranking Senior to the Senior Subordinated Notes” and “Limitation on Incurrence of Additional Consolidated Indebtedness.”

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

In the event a Subsidiary Guarantor is sold or disposed of, whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease), and whether or not the Subsidiary Guarantor is the surviving corporation in such transaction, to or with a Person which is not the Company or a Subsidiary, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee, the Indenture and the Note Lien Security Documents to which it is a party if:

1. the sale or other disposition is in compliance with the Indenture, including the covenants described below under “—Certain Covenants—Merger, Consolidation and Sale of Assets”; and

2. all the obligations of such Subsidiary Guarantor under all agreements relating to any other Indebtedness of the Company and all other Subsidiary Guarantors terminate upon consummation of such transaction.

Collateral

Assets Pledged as Collateral

The Senior Subordinated Notes are secured by a lien junior to the lien securing the Senior Notes on, among other things, the stock of certain of our Subsidiaries, the mortgage servicing rights owned by our Subsidiary, Thornburg Mortgage Home Loans, Inc., and interest payment from the mortgage-backed securities underlying the Override Agreement. In addition, certain of our Subsidiaries have guaranteed payment of the Senior Subordinated Notes on a senior subordinated basis and are secured by Liens junior to Liens securing the Senior Notes, in the assets of the Subsidiary Guarantors, other than real estate related assets or cash.

Sufficiency of Collateral

No appraisal of the value of the Note Lien Collateral has been made and the value of the Note Lien Collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. Consequently, liquidating the Note Lien Collateral securing the Senior Subordinated Notes may not produce proceeds in an amount sufficient to pay any amounts due on the Senior Subordinated Notes particularly after payments are made on the Senior Notes having senior priority to such proceeds.

The fair market value of the Note Lien Collateral is subject to fluctuations based on factors that include, among others, the condition of the mortgage market, the condition of the market for mortgage backed securities, the ability to sell the Note Lien Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Note Lien Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Note Lien Collateral at such time and the timing and the manner of the sale. By its nature, portions of the Note Lien Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Note Lien Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the holders to realize upon any of the Note Lien Collateral may be subject to certain bankruptcy law limitations as described below.

Certain Provisions Under the Security Agreement

The Note Lien Collateral has been pledged pursuant to the Note Lien Security Documents, which contain provisions relating to the administration, preservation and disposition of the Note Lien Collateral. The following is a summary of some of the covenants and provisions set forth in the Security Agreement as they relate to the Note Lien Collateral.

Maintenance of Perfected Security Interest and Further Assurances. The Company and the Subsidiary Guarantors will maintain the security interest created by the Note Lien Security Documents as a perfected security interest having a priority senior to all Liens other than Permitted Liens and will defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of the Company and the Subsidiary Guarantors under the Indenture to dispose of the Note Lien Collateral.

The Company and the Subsidiary Guarantors will furnish to the Note Lien Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of the Company and the Subsidiary Guarantors and such other reports in connection therewith as the Note Lien Collateral Agent, the Indenture Trustee or Holders may reasonably request, all in reasonable detail.

At any time and from time to time, upon the written request of the Note Lien Collateral Agent, the Trustee or Holders, and at the sole expense of the Company or the applicable Subsidiary Guarantor, the Company or such Note Guarantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Note Lien Collateral Agent, the Trustee or Holders may reasonably request for the purpose of obtaining or preserving the full benefits of the Note Lien Security Documents and of the rights and powers granted therein, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of certain property constituting Note Lien Collateral, taking any actions necessary to enable the Note Lien Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto; provided, that, neither the Trustee nor the Note Lien Collateral Agent will be responsible for the filing, form, content or renewal of any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Note Lien Collateral.

Payment of Obligations. The Company and each Subsidiary Guarantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Note Lien Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Note Lien Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or such Subsidiary Guarantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Note Lien Collateral or any interest therein.

Notices. The Company and the Subsidiary Guarantors will advise the Note Lien Collateral Agent promptly, in writing and in reasonable detail, of:

•

any Lien (other than security interests created under the Note Lien Security Documents or a Permitted Lien) on any of the Note Lien Collateral which would adversely affect the ability of the Note Lien Collateral Agent to exercise any of its remedies under the Security Agreement; and

•

the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Note Lien Collateral or on the security interests created under the Note Lien Security Documents.

Changes to Override Agreement. The Company will not, without the prior written consent of the Note Lien Collateral Agent, amend the Override Agreement in any way which reduces the rights of the Company with respect to interest amounts required to be remitted (after, without limitation, application by the counterparties to the Override Agreement) or their affiliates of any portion thereof as may be permitted (i) pursuant to the Override Agreement, any financing agreement (as defined in the Override Agreement), any security agreement or other document, instrument and agreement executed by the Company, the Subsidiary Guarantors or any of their affiliates in connection with any of the foregoing or (ii) by setoff, netting or other similar provisions of any agreement that is not a financing agreement (as defined in the Override Agreement) between a counterparty to the Override Agreement or an affiliate and the Company, a Subsidiary Guarantor or an affiliate) to the Company pursuant to the Override Agreement or, after the Override Agreement is terminated, any of the financing agreements (as defined in the Override Agreement). The Company will promptly provide the Note Lien Collateral Agent with a copy of any amendments or supplements to the Override Agreement.

Proceeds and Application of Proceeds

If an Enforcement Event occurs and is continuing, all Proceeds of the Note Lien Collateral received by any Grantor consisting of cash, checks and other near-cash items will be held by such Grantor in trust for the Note Lien Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and will, forthwith upon receipt by such Grantor, be turned over to the Note Lien Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Note Lien Collateral Agent, if required). All Proceeds of Note Lien Collateral received by the Note Lien Collateral Agent hereunder will be held by the Note Lien Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds of Note Lien Collateral while held by the Note Lien Collateral Agent in a Collateral Account (or by such Grantor in trust for the Note Lien Collateral Agent and the other Secured Parties) will continue to be held as collateral security for all the Company’s Obligations and shall not constitute payment thereof until applied.

The Note Lien Collateral Agent may apply all or any part of Proceeds constituting Note Lien Collateral, whether or not held in any Collateral Account, in accordance with the provisions of the Indenture. Any balance of such Proceeds remaining after the Grantor’s Obligations have been paid in full will be paid over in accordance with applicable law.

Release of Collateral

At such time the Issuer Obligations are paid in full, the Note Lien Collateral will be released from the Liens, and the Security Agreement and all obligations (other than those expressly stated to survive such termination) of the Note Lien Collateral Agent and each Grantor thereunder will automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Note Lien Collateral will revert to the Grantors. At the request and sole expense of any Grantor following any such termination, upon the delivery of an Officers’ Certificate by such Grantor to the Note Lien Collateral Agent, the Note Lien Collateral Agent will deliver to such Grantor any Note Lien Collateral held by the Note Lien Collateral Agent, and execute and deliver to such Grantor, at the Grantor’s sole expense, such documents as such Grantor reasonably requests to evidence such termination.

If any of the Note Lien Collateral is sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Indenture or otherwise released as set forth under “—Provisions of the Indenture Relating to Security—Release of Liens In Respect of Senior Subordinated Notes,” then the Note Lien Collateral Agent, at the request and sole expense of such Grantor and upon delivery of an Officers’ Certificate by such Grantor to the Note Lien Collateral Agent, will execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created under the Security Agreement on such Note Lien Collateral. At the request and sole expense of the Company, a Subsidiary Guarantor shall be released from its obligations as set forth under “—Provisions of the Indenture Relating to Security— Release of Liens In Respect of Senior Subordinated Notes.”

Upon payment to the Company and deposit in the Interest Account of any assets constituting Included Property pursuant to clause (a) of the definition thereof, such Included Property relating to such payment shall automatically and without further action of any Person be released from all Liens created by this Agreement; provided that the Lien created in the Interest Account with respect to such payment pursuant to this Agreement shall continue.

Certain Bankruptcy Limitations

The right of the Trustee or the Note Lien Collateral Agent to repossess and dispose of the Note Lien Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or any Subsidiary Guarantor prior to the Trustee or the Note Lien Collateral Agent having repossessed and disposed of the Note Lien Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval.

In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the Senior Subordinated Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee or Note Lien Collateral Agent could repossess or dispose of the Note Lien Collateral, the value of the Note Lien Collateral at the time of the bankruptcy petition or whether or to what extent holders of the Senior Subordinated Notes would be compensated for any delay in payment or loss of value of the Note Lien Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys’ fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Note Lien Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Note Lien Collateral.

Furthermore, in the event a domestic or foreign bankruptcy court determines that the value of the Note Lien Collateral is not sufficient to repay all amounts due on the Senior Subordinated Notes, after making any necessary payments on the Senior Notes, the holders of the Senior Subordinated Notes would hold secured claims to the extent of the value of the Note Lien Collateral to which The holders of the Senior Subordinated Notes are entitled, and unsecured claims with respect to the shortfall.

Provisions of the Indenture Relating to Security

Freedom to Deal

So long as the Note Lien Collateral Agent has not exercised its rights with respect to Note Lien Collateral, or as may otherwise be provided in the Note Lien Security Documents, upon the occurrence and during the continuance of an Event of Default, the Company and the Subsidiary Guarantors will have the right, as against the Note Lien Collateral Agent, the Note Lien Representatives, the Holders and any holders of other Note Lien Obligations:

1. to remain in possession and retain exclusive control of the Note Lien Collateral; to conduct ordinary course activities with respect to the Note Lien Collateral; to operate, alter or repair the Note Lien Collateral; and to collect, invest and dispose of any income therefrom; and

2. to sell or otherwise dispose of any property subject to the Note Liens, subject to the restrictions and obligations set forth in the Indenture with respect to the sale of substantially all of the Company’s assets or of the ownership of any Subsidiary Guarantor.

Enforcement of Note Liens

The Indenture provides that, upon the occurrence and during the continuance of an Event of Default, the Trustee may pursue any available remedy, including directing the Note Lien Collateral Agent to enforce the Note Liens securing the Senior Subordinated Notes, subject to the provisions of the Note Lien Security Documents and the provisions of the Indenture governing the Trustee’s duties and rights generally; and the Trustee will be subject to such instructions as may be given to it by the Holders of a majority in outstanding principal amount of the Senior Subordinated Notes to direct (and in its sole discretion and without the consent of the holders of the notes may direct) on behalf of the holders of the notes as the Note Lien Debt Representative with respect to the Senior Subordinated Notes, the Note Lien Collateral Agent to take all actions it deems necessary or appropriate in order to:

1. foreclose upon or otherwise enforce any or all of the Note Liens;

2. enforce any of the terms of the Note Lien Security Documents; or

3. collect and receive payment of any and all of the Note Lien Obligations.

Release of Liens in Respect of Senior Subordinated Notes

The Note Liens upon the Note Lien Collateral will be released and no longer secure the Senior Subordinated Notes outstanding under the Indenture or any other Note Lien Obligations, and the right of the Holders or any holder of other Note Lien Obligations to the benefits and proceeds of the Note Liens on the Note Lien Collateral will terminate and be discharged:

1. upon satisfaction and discharge of the Indenture as set forth under the caption “Satisfaction and Discharge”;

2. upon Legal Defeasance or Covenant Defeasance as set forth under the caption “Legal Defeasance and Covenant Defeasance”;

3. upon payment in full of all Senior Subordinated Notes outstanding under the Indenture and all outstanding Note Lien Obligations due and payable under the Indenture at the time the Senior Subordinated Notes are paid in full and discharged;

4. in whole or in part, with the consent of the Holders of a majority in aggregate principal amount of the Senior Subordinated Notes as set forth under the caption “Modification of the Indenture”;

5. upon the taking of Note Lien Collateral by eminent domain, condemnation or in similar circumstances;

6. in the case of Note Liens on Note Lien Collateral owned by any Subsidiary Guarantor, upon the release of the Subsidiary Guarantee of such Subsidiary Guarantor as set forth under the caption “Note Guarantors”;

7. as to any Note Lien Collateral that is sold, transferred or otherwise disposed of by the Company or any Subsidiary Guarantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Subsidiary of the Company in connection with the enforcement of a Permitted Lien so long as the Lien attaches to the proceeds of such enforcement action; or

8. as to any funds or other property held in the Securities Account described in the definition of “Included Property” in the Security Agreement, when such funds or other property is withdrawn from such Securities Account; provided that no such withdrawal may take place until such funds or other property has been in such Securities Account for at least three (3) days.

The Note Lien Documents will provide that the Liens securing the Note Lien Debt will extend to the Proceeds of any sale of Note Lien Collateral. As a result, the Note Liens will apply to the Proceeds of any such Note Lien Collateral received in connection With any sale or other disposition of assets described in the preceding paragraph.

Equal and Ratable Sharing of Note Lien Collateral by Holders of Note Lien Debt

The Indenture provides that, notwithstanding

1. anything to the contrary contained in the Note Lien Security Documents;

2. the time of incurrence of any series of Note Lien Debt;

3. the order or method of attachment or perfection of any Liens securing any series of Note Lien Debt;

4. the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Note Lien Collateral;

5. the time of taking possession or control over any Note Lien Collateral; 6. that any Note Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

7. the rules for determining priority under any law governing relative priorities of Liens:

(A) all Note Liens at any time granted by the Company or any Subsidiary Guarantor will secure, equally and ratably, all present and future Note Lien Obligations; and

(B) all Proceeds of all Note Liens at any time granted by the Company or any Subsidiary Guarantor will be allocated and distributed equally and ratably on account of the Note Lien Debt and other Note Lien Obligations.

This provision of the Indenture is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Note Lien Obligations, each present and future Note Lien Representative and the Note Lien Collateral Agent as holder of Note Liens. The Note Lien Representative of each future series of Note Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the Note Lien Collateral Agent and the Trustee at the time of incurrence of such series of Note Lien Debt.

Relative Rights

Nothing in the Note Lien Security Documents will:

1. impair, as between the Company and the Holders, the obligation of the Company to pay principal of, premium and interest and Additional Interest, if any, on the Senior Subordinated Notes in accordance with their terms or any other Obligation of the Company or any Subsidiary Guarantor;

2. affect the relative rights of Holders as against any other creditors of the Company or any Subsidiary Guarantor (other than holders of Senior Notes, certain Permitted Liens or other Note Liens and except as expressly set forth in the Note Lien Security Documents);

3. restrict the right of any Holder to sue for payments that are then due and owing;

4. restrict or prevent any Holder or any holder of other Note Lien Obligations, the Note Lien Collateral Agent or any Note Lien Representative from exercising any of its rights or remedies upon a Default or Event of Default; or

5. restrict or prevent any Holder or any holder of other Note Lien Obligations, the Note Lien Collateral Agent or any Note Lien Representative from taking any lawful action in an insolvency or liquidation proceeding.

Further Assurances; Insurance

The Indenture provides that each of the Company and the Subsidiary Guarantors will do or cause to be done all acts necessary to, or that the Note Lien Collateral Agent from time to time may reasonably request to, assure and confirm that the Note Lien Collateral Agent holds, for the benefit of the holders of Note Lien Obligations, duly created and enforceable and perfected Note Liens upon the Note Lien Collateral (other than such Note Lien Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction and including any property or assets that are acquired or otherwise become Note Lien Collateral after the Senior Subordinated Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Note Lien Documents.

Each of the Company and the Subsidiary Guarantors will:

1. keep their properties insured at all times by financially sound and reputable insurers in such amounts and against such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies in the same or similar business; and

2. maintain such other insurance as may be required by law.

Optional Redemption

The Senior Subordinated Notes will not be subject to any optional redemption or prepayment by the Company prior to their maturity on March 31, 2015.

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Senior Subordinated Notes pursuant to the offer described below (the “Change of Control Offer”), in whole or in part in integral multiples of $1,000, at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

Prior to the making any payments on the Senior Subordinated Notes in connection with a Change of Control Offer, and as a condition to such payment of the related Change of Control payment to the Holders of the Senior Subordinated Notes (a) all Senior Indebtedness must be repaid in full, or the Company must offer to repay all Senior Indebtedness and make payment to the holders of such Senior Indebtedness that accept such offer and obtain waivers of any event of default from the remaining holders of such Senior Indebtedness or (b) the requisite holders of each issue of Senior Indebtedness must have consented to such Change of Control Payment being made.

If a Change of Control Offer is made, the Company may not have available funds sufficient to pay the Change of Control purchase price for all the Senior Subordinated Notes (along with the Senior Indebtedness having a higher priority with respect to any Change of Control payment) that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase Senior Subordinated Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, the Company may not be able to obtain such financing.

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder’s right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Subsidiaries to incur additional Indebtedness, to grant Liens on its property and to make Restricted Payments (as defined below) may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Senior Subordinated Notes, and we cannot assure you that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Senior Subordinated Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Senior Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness which is senior in right of payment to the Senior Subordinated Notes, in the case of the Company, or any Indebtedness which is senior in right of payment to its Subsidiary Guarantee, in the case of any Subsidiary Guarantor, in each case other than Indebtedness of the Company and its Subsidiaries outstanding on the Issue Date, reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or other permanent reductions thereon.

Limitation on Incurrence of Additional Consolidated Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness (including, without limitation, Acquired Indebtedness) other than Permitted Indebtedness.

Notwithstanding the foregoing, if no Default or Event of Default has occurred and is continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any Subsidiary Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds thereof, the ratio of Adjusted Debt to Adjusted Net Worth is less than 12 to 1.

Limitation Based Upon Total Unencumbered Assets. If the Total Unencumbered Assets of the Company and its Consolidated Subsidiaries is less than 125% of the aggregate principal amount of the Unsecured Indebtedness of the Company and its Consolidated Subsidiaries, in each case as of the last day of any fiscal quarter of the Company during the term of the Senior Subordinated Notes (the “Quarter End Date”), then from and after the Quarter End Date until such time as the Total Unencumbered Assets of the Company and its Consolidated Subsidiaries is at least 125% of the aggregate principal amount of the Unsecured Indebtedness of the Company and its Consolidated Subsidiaries, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness (including, without limitation, Acquired Indebtedness) other than Permitted Indebtedness, except that the Company or any Subsidiary Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and the use of proceeds thereof, the ratio of Adjusted Debt to Adjusted Net Worth, that is no higher than the calculation of such ratio at the Quarter End Date.

Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly:

1. declare or pay any dividend or make any distribution on or in respect of shares of its Capital Stock to holders of such Capital Stock including any payments in connection with any merger or consolidation involving the Company and any of its Subsidiaries other than (A) dividends or distributions payable in Qualified Capital Stock of the Company or (B) dividends or distributions payable to the Company or another Subsidiary (and if such Subsidiary is not a wholly owned Subsidiary, to its other holders of common stock on a pro rata basis);

2. purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

3. make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company that is subordinate or junior in right of payment to the Senior Subordinated Notes or any Indebtedness of a Subsidiary Guarantor which is by its terms subordinate or junior in right of payment to its Subsidiary Guarantee; or

4. make a Restricted Investment in any Person;

if at the time of such action (each, a “Restricted Payment”) or immediately after giving effect thereto,

(i) a Default or an Event of Default has occurred and is continuing; or

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Senior Indebtedness,” “Limitation Based Upon Total Unencumbered Assets,” and “Limitation on Incurrence of Additional Consolidated Indebtedness” covenants; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) exceeds the sum of:

(v) $200 million; plus

(w) 95% of the cumulative Adjusted Earnings (or if the cumulative Adjusted Earnings shall be a loss, minus 100% of such loss) of the Company, less any dividends on Preferred Stock of the Company paid or accrued, from and after April 1, 2008 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company; plus

(y) without duplication of any amounts included in item (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock; plus

(z) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Subsidiaries in any Person resulting from repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Subsidiary (other than for reimbursement of tax payments) and to the extent not otherwise already included releases or reductions of guarantees, which amount in each case under this clause (z) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (z) to the extent it is already included in Adjusted Earnings.

The foregoing provisions do not prohibit:

1. the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

2. if no Default or Event of Default has occurred and is continuing, the acquisition of any shares of Capital Stock of the Company, either (A) solely in exchange for shares of Qualified Capital Stock of the Company or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

3. so long as no Default or Event of Default has occurred and is continuing, repurchases by the Company of Common Stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $500,000 in any calendar year;

4. the declaration or payment by the Company of any dividend or distribution to the extent necessary to maintain its status as a REIT under the Code if:

(i) the dividend or distribution does not exceed 100% of the Consolidated Net Income for the fiscal quarter preceding the declaration and payment date; and

(ii) no Default or Event of Default has occurred and is continuing;

5. the payment of any dividend on Preferred Stock of the Company;

6. one or more tender offers for the Preferred Stock by the Company to cause the Triggering Event; and

7. Restricted Payments in an amount not to exceed $50.0 million.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) above, amounts expended pursuant to clauses 1, 2(ii), 3, 4 and 6 shall be included in such calculation.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to:

1. pay dividends or make any other distributions on or in respect of its Capital Stock to the Company;

2. make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Subsidiary of the Company; or

3. transfer any of its property or assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:

(a) applicable law;

(b) the Indenture, the Senior Subordinated Notes and the Subsidiary Guarantees, the Security Agreement and the Senior Security Agreement;

(c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary of the Company;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(f) provisions of any agreement governing Indebtedness incurred in accordance with the Indenture that impose such encumbrances or restrictions upon the occurrence of a default or failure to meet financial covenants or conditions under the agreement;

(g) restrictions on the transfer of assets (other than cash) held in a Subsidiary of the Company imposed under any agreement governing Indebtedness incurred in accordance with the Indenture;

(h) provisions of any agreement governing Indebtedness incurred in accordance with the Indenture that require a Subsidiary to service its debt obligations before making dividends, distributions or advancements in respect of its Capital Stock;

(i) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d) or (e) above; provided, however , that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not materially less favorable to the Company as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (e).

Limitation on Preferred Stock of Subsidiaries. The Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to own any Preferred Stock of any Subsidiary of the Company, other than Preferred Stock outstanding on the Issue Date of Subsidiaries formed to facilitate maintaining the Company’s REIT status.

Limitation on Liens. The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind on the assets of the Company or such Subsidiaries securing any Indebtedness of the Company or such Subsidiaries unless:

1. in the case of Liens securing Senior Indebtedness of the Company and the Subsidiary Guarantors, the Senior Subordinated Notes are secured by a Lien on such property, assets or proceeds that is junior in priority to such Liens;

2. in the case of Liens securing Indebtedness of the Company that is expressly subordinate or junior in right of payment to the Senior Subordinated Notes or Indebtedness of a Subsidiary Guarantor that is expressly subordinate or junior in right of payment to its Subsidiary Guarantee, in the case of any Subsidiary Guarantor, the Senior Subordinated Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

3. in all other cases, the Senior Subordinated Notes are equally and ratably secured except for:

(a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(b) Liens securing the Senior Subordinated Notes;

(c) Liens securing reverse repurchase agreement Obligations and Non-Recourse Indebtedness;

(d) Liens securing Refinancing Indebtedness that is incurred to Refinance any Indebtedness that has been secured by a Lien permitted under the Indenture and that has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company not securing the Indebtedness so Refinanced; and

(e) Permitted Liens.

Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

1. either:

(a) the Company will be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Subsidiaries substantially as an entirety (the “Surviving Entity”):

(i) is a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(ii) expressly assumes, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Senior Subordinated Notes and the performance of every covenant of the Senior Subordinated Notes and the Indenture on the part of the Company to be performed or observed;

2. immediately after giving effect to such transaction and the assumption contemplated by item 1(b)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be: (a) has a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and (b) is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the “Limitation on Incurrence of Additional Senior Indebtedness,” “Limitation Based Upon Total Unencumbered Assets,” and “Limitation on Incurrence of Additional Consolidated Indebtedness” covenants;

3. immediately before and immediately after giving effect to such transaction and the assumption contemplated by item 1 (b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default has occurred or is continuing;

4. the Company or the Surviving Entity has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied; and

5. if the Surviving Entity is not the Company, each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under the Indenture and the Senior Subordinated Notes.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Subsidiary Guarantors are subject to similar restrictions regarding any consolidation or merger with or into any Person or sale, assignment, transfer, lease, conveyance or other disposition of substantially all of their assets as the Company, subject to permitted exceptions substantially similar to 1, 3 and 4 above. Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Guarantor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness, Preferred Stock and Disqualified Capital Stock of the Subsidiary Guarantor is not increased thereby and (2) a Subsidiary Guarantor may merge, amalgamate or consolidate with another Subsidiary Guarantor or the Company.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Senior Subordinated Notes with the same effect as if such surviving entity had been named as such.

Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than: (1) Affiliate Transactions permitted as described below; and (2) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Company or such Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $5.0 million must be approved by the Board of Directors of the Company or such Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Subsidiary, as the case may be, must, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

The restrictions set forth in the first paragraph of this covenant shall not apply to:

1. reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary of the Company to the extent not provided for pursuant to the Management Agreements between the Company and the Manager and between Thornburg Mortgage Home Loans, Inc. and the Manager described in paragraph 5 below as determined in good faith by the Company’s Board of Directors or senior management;

2. transactions exclusively between or among the Company and any of its Subsidiaries or exclusively between or among such Subsidiaries in the ordinary course of business, provided such transactions are not otherwise prohibited by the Indenture;

3. transactions between the Company or one of its Subsidiaries and any Person in which the Company or one of its Subsidiaries has made an Investment in the ordinary course of the Company’s real estate lending business and such Person is an Affiliate solely because of such Investment;

4. transactions between the Company or one of its Subsidiaries and any Person in which the Company or one of its Subsidiaries holds an interest as a joint venture partner and such Person is an Affiliate solely because of such interest;

5. any agreement as in effect as of the Issue Date, including the Management Agreements between the Company and the Manager and between Thornburg Mortgage Home Loans, Inc. and the Manager or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

6. Restricted Payments (other than Restricted Investments) permitted under “—Limitation on Restricted Payments” above;

7. Agreements with and rights of Affiliates under the Company’s 2002 Long-Term Incentive Plan or any predecessor or successor incentive compensation or employee benefits plan; and any mortgage loans outstanding or hereinafter entered into by and between the Company and an Affiliate under the Company’s employee residential mortgage loan program; and

8. any transaction or series of related transactions contemplated by the Purchase Agreement;

9. (A) on or after June 30, 2008, any issuance or sale of Capital Stock by the Company or any Subsidiary offered to every Permitted Holder on a pro rata basis based on the aggregate principal amount of Senior Subordinated Notes held by it over the aggregate principal amount of Senior Subordinated Notes held by all Permitted Holders and the granting of registration and other customary rights in connection therewith and (B) prior to June 30, 2008, any issuance or sale of Capital Stock by the Company or any

Subsidiary offered to every Permitted Holder on a pro rata basis based on the aggregate principal amount of Senior Subordinated Notes that would be held by it on or after June 30, 2008, over the aggregate principal amount of Senior Subordinated Notes held by all Permitted Holders and the granting of registration and other customary rights in connection therewith, which issuances or sales will be held in escrow until July 1, 2008; and

10. the payment of reasonable fees and compensation by the Company or any Subsidiary to any Permitted Holder for the provision of investment banking, commercial banking, trust, lending or financing, investment, underwriting, placement agent, financial advisory or similar services to the Company or its Subsidiaries performed after the Issue Date.

Limitation of Guarantees by Subsidiaries. The Company will not permit any of its Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company, unless, in any such case:

1. such Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a Guarantee of payment of the Senior Subordinated Notes by such Subsidiary; and

2. if such assumption, guarantee or other liability of such Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Senior Subordinated Notes, the guarantee or other instrument provided by such Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Guarantee pursuant to subordination provisions no less favorable to the Holders of the Senior Subordinated Notes than those contained in the Indenture.

Limitation on Layering Indebtedness. Notwithstanding anything to the contrary, the Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Permitted Indebtedness) that is subordinate in right of payment to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is either:

1. equal in right of payment with the Senior Subordinated Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be; or

2. expressly subordinated in right of payment to the Senior Subordinated Notes or such Subsidiary Guarantor’s Subsidiary Guarantee, as the case may be.

Conduct of Business. The Company and its Subsidiaries will engage primarily in the business of acquiring and originating adjustable rate mortgages and assets comprised of adjustable rate mortgage securities and other activities related to or arising out of those activities.

Reports to Holders. Whether or not required by the rules and regulations of the SEC, so long as any Senior Subordinated Notes are outstanding, the Company will furnish the Holders of Senior Subordinated Notes:

1. all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Subsidiaries separate from the financial condition and results of operations of entities other than the Company and its Subsidiaries, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

2. all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC’s rules and regulations. In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d) (4) under the Securities Act.

Compliance Certificate. The Company and the Subsidiary Guarantors will deliver to the Trustee, within 90 days after the end of each fiscal year, an officers’ certificate stating that a review of the activities of the Company, the Subsidiary Guarantors and their respective Subsidiaries during the preceding fiscal year has been made with a view to determining whether the Company and such

Subsidiary Guarantors have kept, observed, performed and fulfilled their obligations under the Indenture, and further stating, as to each Officer signing such certificate, that to the best of his or her knowledge the Company and such Subsidiary Guarantors have kept, observed, performed and fulfilled each and every covenant contained in the Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company or such Subsidiary Guarantors are taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Senior Subordinated Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

1. the failure to pay interest on any Senior Subordinated Notes when the same becomes due and payable and the default continues for a period of 30 days, whether or not such payment is prohibited as described under the caption “Ranking and Subordination”;

2. the failure to pay the principal on any Senior Subordinated Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Senior Subordinated Notes tendered pursuant to a Change of Control Offer), whether or not such payment is prohibited as described under the caption “Ranking and Subordination”;

3. a default in the observance or performance of any other covenant or agreement contained in the Indenture and such default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the then outstanding principal amount of all Senior Subordinated Notes issued under the Indenture (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

4. the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $5.0 million or more at any time;

5. one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against the Company or any of its Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable (other than any judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such judgments in writing);

6. certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

7. any Subsidiary Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee; or

8. the occurrence of any of the following

(i) except as permitted by the terms thereof, any Note Lien Security Document is held to be unenforceable or invalid in any respect by a court of competent jurisdiction (and such holding remains unstayed for a period of 30 days) or otherwise ceases for any reason to be fully enforceable and such event continues for a period of 30 days after the Company receives written notice specifying the event from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Senior Subordinated Notes; or

(ii) the Company or any Subsidiary Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or such Subsidiary Guarantor set forth in or arising under any Note Lien Security Document, except to the extent of any Note Lien purported to be granted thereunder which purports to encumber Note Lien Collateral that has been released in accordance with the terms of this Indenture and the Note Lien Security Documents.

If an Event of Default (other than an Event of Default specified in clause 6 above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Subordinated Notes issued under the Indenture may declare the principal of and accrued interest on all the Senior Subordinated Notes issued under the Indenture to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” or the “Acceleration Notice,” and the same shall become immediately due and payable. If an Event of Default specified in clause 6 above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the then outstanding Senior Subordinated Notes issued under the Indenture shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Senior Subordinated Notes as described in the preceding paragraph, the Holders of a majority in principal amount of all Senior Subordinated Notes issued under the Indenture may rescind and cancel such declaration and its consequences:

1. if the rescission would not conflict with any judgment or decree;

2. if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

3. to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

4. if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

5. in the event of the cure or waiver of an Event of Default of the type described in clause 6 of the description above of Events of Default, the Trustee has received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in aggregate principal amount of the then outstanding Senior Subordinated Notes issued under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Senior Subordinated Notes (including in connection with a Change of Control Offer or other offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Senior Subordinated Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).

Holders of the Senior Subordinated Notes may not enforce the Indenture or the Senior Subordinated Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers will provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its and the Subsidiary Guarantors’ obligations discharged with respect to the Senior Subordinated Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Senior Subordinated Notes, except for:

1. the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Senior Subordinated Notes when such payments are due from the trust referred to below;

2. the Company’s obligations with respect to the Senior Subordinated Notes concerning issuing temporary Senior Subordinated Notes, registration of Senior Subordinated Notes, mutilated, destroyed, lost or stolen Senior Subordinated Notes and the maintenance of an office or agency for payments;

3. the rights, powers, trusts, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

4. the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Subsidiary Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Subordinated Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Senior Subordinated Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

1. the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, noncallable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Senior Subordinated Notes on the stated date for payment thereof, and any other amounts owing under the Indenture;

2. in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

3. in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the State of New York reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

4. no Default or Event of Default has occurred and is continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

5. such Legal Defeasance or Covenant Defeasance does not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

6. the Company has delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

7. the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

8. the Company has delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Notwithstanding the foregoing, the opinion of counsel required by clause 2 above with respect to a Legal Defeasance need not be delivered if all Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Senior Subordinated Notes, as expressly provided for in the Indenture) as to all Senior Subordinated Notes when:

1. either:

(i) all the Senior Subordinated Notes theretofore authenticated and delivered (except lost, stolen or destroyed Senior Subordinated Notes that have been replaced or paid and Senior Subordinated Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(ii) all Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Senior Subordinated Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

2. the Company has paid all other sums payable under the Indenture by the Company; and

3. the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company, the Subsidiary Guarantors (with respect to its Guarantee or this Indenture) and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to conclusively rely, and shall be fully protected in acting upon, such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Senior Subordinated Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

1. reduce the amount of Senior Subordinated Notes whose Holders must consent to an amendment;

2. reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Senior Subordinated Notes;

3. reduce the principal of or change or have the effect of changing the fixed maturity of any Senior Subordinated Notes, or change the date on which any Senior Subordinated Notes may be subject to redemption or reduce the redemption price therefor;

4. make any Senior Subordinated Notes payable in money other than that stated in the Senior Subordinated Notes;

5. make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Senior Subordinated Notes issued under the Indenture to waive Defaults or Events of Default;

6. after the Company’s obligation to purchase Senior Subordinated Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto;

7. except as expressly permitted by the Indenture, modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Senior Subordinated Notes in a manner which adversely affects the Holders; or

8. except as expressly permitted by the Indenture, eliminate, modify or change any provision of the Indenture or the related definitions affecting the Subsidiary Guarantees in a manner which adversely affects the Holders.

Governing Law

The Indenture provides that it and the Senior Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Form of Security

Generally. The Initial Notes were initially issued in the form of registered definitive Senior Subordinated Notes. A portion of the Initial Notes has been exchanged into global notes in fully registered form initially registered in the name of Cede & Co., as nominee of DTC. PIK Notes and Consent Notes were issued (i) in the form of definitive Senior Subordinated Notes in respect of holders who held their Initial Notes in certificated form on September 30, 2008 and (ii) in the form of a global note in respect of the holders who had previously exchanged their Initial Notes into global form. Definitive Senior Subordinated Notes may be exchanged into one or more global notes upon the request of the holder thereof. DTC will act as securities depository for the global notes, or “Global Notes.” The Global Notes will be deposited with the Trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or a nominee of DTC to a successor of DTC or a nominee of such successor.

Depository Procedures. The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC’s settlement system and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants to discuss these matters. DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, or “Participants,” deposit with DTC. DTC also facilitates the post-trade settlement among Participants of sales and other securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC.” DTCC, in turn, is owned by a number of Participants and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants and Indirect Participants are on file with the SEC.

DTC has also advised us that purchases of Global Notes under the DTC system must be made by or through Participants, which will receive a credit for the Global Notes on DTC’s records. The ownership interest of each actual purchaser of each Global Note (“Beneficial Owner”) is in turn to be recorded on the Participants’ and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes are to be accomplished by entries made on the books of Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Global Notes, except in the event that use of the bookentry system for the Global Notes is discontinued. To facilitate subsequent transfers, all Global Notes deposited by Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Global Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Notes. DTC’s records reflect only the identity of the Participants to whose accounts such Global Notes are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC System, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “—Exchange of Book-Entry Notes for Certificated Notes.”

Redemption proceeds and payments in respect of the principal of (and premium, if any) and interest on the Global Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, in its capacity as the registered holder under the Indenture. DTC’s practice is to credit Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Company or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and payments in respect of the principal of (and premium, if any) and interest on the Global Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Trustee, disbursement of such payments to Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants and Indirect Participants. Under the terms of the Indenture, the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent of the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes, or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. The Trustee will not be liable for any delay by DTC or any of its Participants in identifying the Beneficial Owners of the notes, and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

Interests in the Global Notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and, if applicable, those of Euroclear and Clearstream Banking.

DTC has advised us that conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. DTC has also advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account an interest in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended Senior Subordinated Notes in certificated form, and to distribute such Senior Subordinated Notes to its Participants.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Exchange of Book-Entry Notes for Certificated Notes. DTC may discontinue providing its services as securities depository with respect to the Global Notes at any time by giving reasonable notice to us or the Trustee. If DTC is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act and a successor depository or clearing agency is not appointed by us within 90 days, or if we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository), we will issue individual, fully registered, definitive Senior Subordinated Notes in exchange for the Global Note. Upon the exchange of a Global Note for individual definitive Senior Subordinated Notes, such Global Note shall be canceled by the Trustee and the definitive Senior Subordinated Notes shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its Participants, any Indirect Participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such definitive Senior Subordinated Notes to the persons in whose names such definitive Senior Subordinated Notes are so registered and shall recognize the holders thereof as noteholders.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger or consolidation.

“Adjusted Debt” means aggregate Indebtedness of the Company and its Consolidated Subsidiaries, net of Non-Marginable Indebtedness and fair value adjustments to hedging instruments.

“Adjusted Earnings” means with respect to any Person, for any period, the sum (without duplication) of: Consolidated Net Income and, to the extent Consolidated Net Income has already been reduced thereby, depreciation and amortization.

“Adjusted Net Worth” means Consolidated Adjusted Tangible Net Worth plus Senior Unsecured Indebtedness less NMI Equity.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (including any sale and leaseback transaction) to any Person other than the Company or its Wholly Owned Subsidiaries of:

1. any Capital Stock of any of the Company’s Subsidiaries; or

2. any of the Company’s or its Subsidiaries’ other property or assets.

Notwithstanding the preceding, sales of loan-related assets made in the ordinary course of the Company’s real estate lending and loan acquisition business and other asset sales made in the ordinary course of the Company’s business will not be deemed to be Asset Sales.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP. “Capital Stock” means:

1. with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

2. with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Cash Equivalents” means:

1. marketable securities issued by the U.S. Government and supported by the full faith and credit of the U.S. Treasury, either by statute or an opinion of the Attorney General of the United States;

2. marketable debt securities, rated Aaa by Moody’s Investor’s Service, Inc. and/or AAA by Standard & Poor’s Rating Services, issued by U.S. Government-sponsored enterprises, U.S. Federal agencies, U.S. Federal financing banks, and international institutions whose capital stock has been subscribed for by the United States;

3. certificates of deposit, time deposits, and bankers acceptances of any bank or trust company incorporated under the laws of the United States or any state, provided that, at the date of acquisition, such investment, and/or the commercial paper or other short term debt obligation of such bank or trust company has a short-term credit rating or ratings from Moody’s Investor’s Service, Inc. and/or Standard & Poor’s Rating Services, each at least P-1 or A-1;

4. repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses 1, 2 and 3 above entered into with any bank meeting the qualifications specified in clause 3 above;

5. commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

6. interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses 1 through 5 above; and

7. money market mutual funds that are registered with the Commission under the Investment Company Act of 1940, as amended, and operated in accordance with Rule 2a-7 and that at the time of such investment are rated Aaa by Moody’s Investor’s Service, Inc. and/or AAA by Standard & Poor’s Rating Services.

“Change of Control” means the occurrence of one or more of the following events:

1. any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons as such term is used in Section 13(d) or 14(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

2. the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

3. any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

4. the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Collateral Account” means any collateral account established by the Note Lien Collateral Agent as provided in the Security Agreement.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Adjusted Tangible Net Worth” of any Person means the excess of such Person’s total assets over its total liabilities determined on a consolidated basis in accordance with GAAP, plus the principal amount of any Subordinated Indebtedness, excluding (1) Other Comprehensive Income or Loss, (2) goodwill and (3) other intangibles, in each case as of the end of the last completed fiscal quarter ending on or prior to the date of the transaction giving rise to the need to calculate Consolidated Adjusted Tangible Net Worth.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries before the payment of dividends on Preferred Stock for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

1. after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto (including gains and losses from the sale of corporate tenant lease assets);

2. after-tax items classified as extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company’s assets;

3. the net income of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Subsidiary of the referent Person;

4. the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, except for such restrictions permitted by clauses (f), (g) and (h) of the “Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries” covenant, whether such permitted restrictions exist on the Issue Date or are created thereafter;

5. the net income or loss of any other Person, other than a Consolidated Subsidiary of the referent Person, except:

(a) to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Wholly Owned Subsidiary of the referent Person (other than a Subsidiary described in clause 4 above), by such other Person; or

(b) that the referent Person’s share of any net income or loss of such other Person under the equity method of accounting for Affiliates shall not be excluded;

6. any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

7. income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

8. in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets. “Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of such Person, as of the end of the last completed fiscal quarter ending on or prior to the date of the transaction giving rise to the need to calculate Consolidated Net Worth determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person and interests in such Person’s Consolidated Subsidiaries not owned, directly or indirectly, by such Person.

“Consolidated Subsidiary” means, with respect to any Person, a Subsidiary of such Person, the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Subsidiary of the Company against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the notes.

“Enforcement Event” means any time at which (i) the principal of the Senior Subordinated Notes has not been paid in full at Maturity and any applicable grace period has expired, (ii) an Acceleration Notice with respect to the Senior Subordinated Notes has been given and has not been rescinded, or (iii) an Event of Default triggered by certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries has occurred and is continuing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Existing Warehouse Facilities” means: (1) the Master Repurchase Agreement dated as of January 27, 2006, as amended January 30, 2006, February 27, 2007, March 30, 2007, and April 27, 2007, between Greenwich Capital Financial Products, Inc. and Thornburg Mortgage Home Loans, Inc.; (2) the Master Repurchase Agreement dated December 23, 2005, as amended July 27, 2006, November 30, 2006, March 8, 2007, July 25, 2007, November 30, 2007, December 14, 2007, February 1, 2008 and February 14, 2008, between Credit Suisse First Boston Mortgage Capital LLC as Buyer and Thornburg Mortgage Home Loans, Inc., as Seller, and Thornburg Mortgage, Inc., as Guarantor; and (3) the Override Agreement dated as of March 17, 2008 by and among the Company, Thornburg Mortgage Home Loans, Inc, Thornburg Mortgage Hedging Strategies, Inc. and the counterparties thereto, in each case, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the “Limitation on Incurrence of Additional Senior Unsecured Indebtedness,” “Limitation Based Upon Total Unencumbered Assets,” and “Limitation on Incurrence of Additional Consolidated Indebtedness” covenants above) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“Financing Transaction” means the financing transaction contemplated by the Purchase Agreement.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Grantors” means the grantors of the Collateral as identified in the signature pages to the Security Agreement, along with any other entity that may become a party to the Security Agreement as provided therein.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

1. to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, to maintain financial statement conditions or otherwise); or

2. entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Senior Indebtedness” means, with respect to a Subsidiary Guarantor, the following obligations (whether outstanding on the date of this Indenture or thereafter incurred) without duplication:

1. all Guarantees by a Subsidiary Guarantor of Senior Indebtedness of the Company or Guarantor Senior Indebtedness of any other Subsidiary Guarantor; and

2. all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of the Subsidiary Guarantor. Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether postfiling interest is allowed in such proceeding.

Notwithstanding anything to the contrary in the preceding paragraph of this definition, the term “Guarantor Senior Indebtedness” shall not include:

1. any Indebtedness incurred in violation of the Indenture;

2. any obligations of such Subsidiary Guarantor to the Company or any Subsidiary of the Company;

3. any liability for federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor;

4. any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

5. any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including, without limitation, any Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor; or

6. any Capital Stock.

“Guarantor Senior Subordinated Indebtedness” means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and any other Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) that ranks equally in right of payment with the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Subsidiary Guarantor which is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.

“Included Property” means (a) any rights to payment of interest (until such payment has been remitted to the Company and deposited into the Interest Account) with respect to the assets subject to the Override Agreement (other than the Liquidity Fund (as defined in the Override Agreement)), to the extent (and only to the extent) that such interest is required to be remitted (after, without limitation, application by the Counterparties (as defined in the Override Agreement) or their affiliates of any portion thereof as may be permitted (i) pursuant to the Override Agreement, any Financing Agreement (as defined in the Override Agreement), any security agreement or other document, instrument and agreement executed by any Grantor or any of its affiliates in connection with any of the foregoing or (ii) by setoff, netting or other similar provisions of any agreement that is not a Financing Agreement (as defined in the Override Agreement) between a Counterparty (as defined in the Override Agreement) or an affiliate and a Grantor or an affiliate) to the Company pursuant to the last sentence of Section 2(f) of the Override Agreement or, after the Override Agreement is terminated, any of the Financing Agreements (as defined in the Override Agreement), (b) following any refinancing of the assets subject to the Override Agreement, any substantially equivalent economic interest to that described in clause (a) of this definition (which may include, without limitation, a residual interest in a securitization of such assets or other right to excess spread) and (c) the Interest Account.

“Indebtedness” means with respect to any Person, without duplication:

1. all Obligations of such Person for borrowed money;

2. all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

3. all Capitalized Lease Obligations of such Person;

4. all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

5. all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

6. guarantees and other contingent obligations in respect of Indebtedness referred to in clauses 1 through 5 above and clause 8 below;

7. all Obligations of any other Person of the type referred to in clauses 1 through 6 above which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

8. all Obligations under Currency Agreements and interest swap agreements of such Person; and

9. all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Independent Financial Advisor” means a firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Account” means a securities account of the Company into which any of the assets described in clauses (a) and (b) of the definition of “Included Property” or any related amounts remitted to the Company are deposited (upon or after the remittance of such assets or amounts to the Company).

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee), or corporate tenant lease to or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” excludes (1) loans or extensions of credit with respect to real estate secured loans or mortgage-backed securities or participations or interests in mortgage-backed securities and (2) extensions of trade credit by the Company and its Subsidiaries, in each of (1) and (2), on commercially reasonable terms in accordance with the Company’s or its Subsidiaries’ normal trade practices, as the case may be.

“Investment Amount Increase Notes” means the additional Senior Subordinated Secured Notes due 2015 that may be issued upon the occurrence of the Triggering Event.

“Issue Date” means March 31, 2008.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Lien Sharing and Priority Confirmation” means the written agreement of the holders of Note Lien Debt, as set forth in the indentures, credit agreement or other agreement governing such series of Note Lien Debt, for the enforceable benefit of all holders of each existing and future series Note Lien Debt, each existing and future Note Lien Representative and each existing and future holder of Permitted Liens or other Liens permitted under the covenant “Limitation on Liens”:

1. that all Note Lien Obligations will be and are secured equally and ratably by all Note Liens at any time granted by the Company or any Subsidiary Guarantor to secure any Obligations in respect of such series of Note Lien Debt, whether or not upon property otherwise constituting collateral for such series of Note Lien Debt, and that all such Note Liens will be enforceable by the Note Lien Collateral Agent for the benefit of all holders of Note Lien Obligations equally and ratably;

2. that the holders of Obligations in respect of such series of Note Lien Debt are bound by the provisions of this Indenture, including the provisions relating to the ranking of Note Liens and the order of application of proceeds from the enforcement of Note Liens;

3. consenting to and directing the Note Lien Collateral Agent to perform its obligations under the Note Lien Security Documents; and

4. consenting to the terms of this Indenture.

“NMI Equity” means the excess of the value of the assets collateralizing Non-Marginable Indebtedness over the amount of Non-Marginable Indebtedness, as reported in accordance with GAAP.

“Non-Marginable Indebtedness” means all Non-Recourse Indebtedness that is secured by assets that are not subject to requirements that the borrower or any third party provide additional margin collateralization in the event of a change in value of the assets.

“Non-Recourse Indebtedness” means any of the Company’s or any of its Subsidiaries’ Indebtedness that is:

1. specifically advanced to finance the acquisition of investment assets and secured only by the assets to which such Indebtedness relates without recourse to the Company or any of its Subsidiaries (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes);

2. advanced to any of the Company’s Subsidiaries or group of the Company’s Subsidiaries formed for the sole purpose of acquiring or holding investment assets, against which a loan is obtained that is made without recourse to, and with no crosscollateralization against the Company’s or any of the Company’s Subsidiaries’ other assets (other than: (A) cross-collateralization against assets which serve as collateral for other Non-Recourse Indebtedness; and (B) subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company on a consolidated basis for GAAP purposes) and upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be; or

3. specifically advanced to finance the acquisition of real property and secured by only the real property to which such Indebtedness relates without recourse to the Company or any of its Subsidiaries (other than subject to such customary carve-out matters for which the Company or its Subsidiaries acts as a guarantor in connection with such Indebtedness, such as fraud, misappropriation and misapplication, unless, until and for so long as a claim for payment or performance has been made thereunder (which has not been satisfied) at which time the obligations with respect to any such customary carve-out shall not be considered Non-Recourse Indebtedness, to the extent that such claim is a liability of the Company for GAAP purposes).

“Note Lien” means a Lien granted by a security document to the Note Lien Collateral Agent, at any time, upon any property of the Company or any Subsidiary Guarantor to secure Note Lien Obligations.

“Note Lien Collateral” means all Collateral now owned or hereinafter acquired pursuant to the Security Agreement.

“Note Lien Collateral Agent” means Wilmington Trust Company, in its capacity as collateral agent under the Security Agreement, together with its successors in such capacity.

“Note Lien Debt” means:

1. the Senior Subordinated Notes and the Subsidiary Guarantees thereof by the Subsidiary Guarantors; and

2. any other Indebtedness of the Company (including any additional series of notes issued under the Indenture, if any) that is secured equally and ratably with the Senior Subordinated Notes by one or more Liens that was permitted to be incurred and so secured under the Note Lien Security Documents and the Subsidiary Guarantees thereof by the Subsidiary Guarantors.

“Note Lien Documents” means, collectively, the Senior Subordinated Notes, the notations of Subsidiary Guarantee, if any, this Indenture, the registration rights agreement relating to the Senior Subordinated Notes, any credit agreement or other agreement governing each other series of Note Lien Debt, and the Note Lien Security Documents.

“Note Lien Obligations” means Note Lien Debt and all other Obligations in respect thereof.

“Note Lien Representative” means:

1. in the case of each series of the Senior Subordinated Notes, the Note Lien Collateral Agent; or

2. in the case of any other series of Note Lien Debt, the trustee, agent or representative of the holders of such series of Note Lien Debt who maintains the transfer register for such series of Note Lien Debt and is appointed as a Note Lien Representative (for purposes related to the administration of the applicable security documents) pursuant to an indenture, credit agreement or other agreement governing such series of Note Lien Debt, together with its successors in such capacity.

“Note Lien Security Documents” means each lien sharing and priority confirmation with respect to Note Lien Obligations entered into by any holders of Note Lien Debt and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements. control agreements or other grants or transfers for security executed and delivered by the Company or any Subsidiary Guarantor creating (or purporting to create) a Note Lien upon Note Lien Collateral in favor of the Note Lien Collateral Agent to secure Note Lien Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Other Comprehensive Income or Loss” shall mean the accumulated other comprehensive income or loss of the Company and its Consolidated Subsidiaries as determined in accordance with GAAP.

“Override Agreement” means a certain Override Agreement, dated as of March 17, 2008, among the Company, Thornburg Mortgage Hedging Strategies, Inc. and each entity designated on the signature pages thereto as a “Counterparty”, as modified or amended from time to time.

“Permitted Hedging Transactions” means entering into instruments and contracts and making margin calls thereon, covering Indebtedness of the Company or any of its Subsidiaries and of any Subsidiary covering Indebtedness of such Subsidiary that are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture; and shall include, without limitation, interest rate swaps, caps, floors, collars and similar instruments, “interest only” mortgage derivative assets or other mortgage derivative products, future contracts and options on futures contracts on the Eurodollar, Federal Funds, Treasury bills and Treasury rates and similar financial instruments.

“Permitted Holders” means MP TMA L.P. (formerly MP TMA LLC), MP TMA (Cayman) L.P. (formerly MP TMA (Cayman) LLC), any other investor identified on the signature pages of the Purchase Agreement, and any Affiliate of the preceding and:

1. any controlling stockholder or a majority (or more) owned Subsidiary of such Permitted Holder or, in the case of an individual, any spouse or immediate family member of such Permitted Holder, any trust created for the benefit of such individual or such individual’s estate, executor, administrator, committee or beneficiaries; or

2. any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest of which consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause 1.

Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by holders in accordance with the Indenture) will thereafter constitute additional Permitted Holders.

“Permitted Indebtedness” means, without duplication, each of the following:

1. Indebtedness under the Senior Subordinated Notes issued in this offering, the Investment Increase Amount Notes and related Subsidiary Guarantees;

2. Guarantees by the Company or Subsidiary Guarantors of Indebtedness incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is (x) Senior Subordinated Indebtedness or Guarantor Senior Subordinated Indebtedness, then the related Guarantee shall rank equally in right of payment to the Senior Subordinated Notes or the Subsidiary Guarantee, as the case may be, or (y) Subordinated Indebtedness, then the related Guarantee shall be subordinated in right of payment to the notes or the Subsidiary Guarantee, as the case may be;

3. Indebtedness incurred pursuant to the Existing Warehouse Facilities in an aggregate principal amount at any time outstanding not to exceed the maximum amount available under each Existing Warehouse Facility as in effect on the Issue Date reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

4. Other Indebtedness of the Company and its Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

5. Permitted Hedging Transactions of the Company covering Indebtedness of the Company or any of its Subsidiaries and Permitted Hedging Transactions of any Subsidiary of the Company covering Indebtedness of such Subsidiary; provided, however , that such Permitted Hedging Transactions are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Permitted Hedging Transaction does not exceed the principal amount of the Indebtedness to which such Permitted Hedging Transactions relate;

6. Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

7. Indebtedness of a Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Subsidiary of the Company;

8. Indebtedness of the Company to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Subsidiary of the Company, in each case subject to no Lien; provided that: (a) any Indebtedness of the Company to any Wholly Owned Subsidiary of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Indenture and the notes; and (b) if as of any date any Person other than a Wholly Owned Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

9. Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

10. Indebtedness of the Company or any of its Subsidiaries represented by letters of credit for the account of the Company or such Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

11. Indebtedness incurred pursuant to Principal and Interest Facilities in an aggregate principal amount at any time outstanding not to exceed the maximum amount available under each Principal and Interest Facility as in effect on the Issue Date reduced by any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder;

12. Refinancing Indebtedness;

13. Liens securing the Senior Subordinated Notes and Subsidiary Guarantees; and

14. Additional Indebtedness of the Company and its Subsidiaries in an aggregate principal amount not to exceed $15.0 million at any one time outstanding.

The Company may not incur any Indebtedness described in this definition if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Indebtedness of the Company unless such Indebtedness is subordinated to the Senior Subordinated Notes to at least the same extent as such Subordinated Indebtedness. No Subsidiary (other than a Subsidiary Guarantor) may incur any indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Subsidiary Guarantor. For purposes of determining compliance with the “Limitation Based Upon Total Unencumbered Assets,” and “Limitation on Incurrence of Additional

Consolidated Indebtedness” covenants, in the event that an item of Senior Unsecured Indebtedness or Indebtedness, as the case may be, meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses 1 through 12 above or is entitled to be incurred pursuant to the second paragraph of each such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Senior Unsecured Indebtedness or Indebtedness, as the case may be, in any manner that complies with this definition and such covenants. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Senior Unsecured Indebtedness or Indebtedness, as the case may be, in the form of additional Senior Unsecured Indebtedness or Indebtedness, as the case may be, with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Senior Unsecured Indebtedness or Indebtedness, as the case may be, or an issuance of Disqualified Capital Stock for purposes of the “Limitation Based Upon Total Unencumbered Assets,” and “Limitation on Incurrence of Additional Consolidated Indebtedness” covenants.

“Permitted Investment” means an Investment by the Company or any Subsidiary in:

1. a Subsidiary or a Person which will, upon the making of such Investment, become a Subsidiary; provided, however, that such Person is engaged in a business described in the covenant “Conduct of Business”;

2. another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Subsidiary; provided, however, that such Person is engaged in a business described in the covenant “Conduct of Business”;

3. cash and Cash Equivalents;

4. receivables owing to the Company or any Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Subsidiary deems reasonable under the circumstances;

5. payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

6. Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

7. Investments in existence on the Issue Date;

8. Permitted Hedging Transactions and Currency Agreements and related Obligations, which transactions or obligations comply with the definition of “Permitted Indebtedness”; and

9. Guarantees issued in accordance with Section “Limitation on Incurrence of Additional Senior Indebtedness,” Limitation Based Upon Total Unencumbered Assets” and “Limitation on Incurrence of Additional Consolidated Indebtedness.”

“Permitted Liens” means the following types of Liens:

1. Liens for taxes, assessments or governmental charges or claims either: (a) not delinquent; or (b) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

2. Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

3. Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

4. Judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

5. Easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

6. Any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

7. Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

8. Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

9. Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

10. Liens securing Senior Indebtedness and liens on assets of Subsidiaries securing Guarantees of Indebtedness and other Obligations under Guarantor Senior Indebtedness permitted to be incurred under this Indenture;

11. Liens securing Permitted Hedging Transactions and the costs thereof, which Permitted Hedging Transactions relate to Indebtedness that is otherwise permitted under the Indenture;

12. Liens securing Indebtedness under Currency Agreements; and

13. Liens securing the Senior Subordinated Notes and related Subsidiary Guarantees.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Principal and Interest Facilities” means any principal and interest facilities in aggregate borrowing capacity amount at any one time of up to $50 million, together with the related documents thereto (including, without limitation, any security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Principal Participation Agreement” means the Principal Participation Agreement, dated as of March 31, 2008, among the Company and the participants thereto identified in the signature pages thereof.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Purchase Agreement” means that certain Purchase Agreement entered into on March 31, 2008 among the Company and the investors identified on the signature pages thereof.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Subsidiary of the Company of Senior Unsecured Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Senior Unsecured Indebtedness,” “Limitation on Incurrence of Additional Consolidated Indebtedness” and “Limitation Based Upon Total Unencumbered Assets” covenants (other than pursuant to clauses 2, 4, 5, 6, 7, 8, 9, 10 or 12 of the definition of Permitted Indebtedness), and in each case that does not:

1. result in an increase in the aggregate principal amount of Senior Unsecured Indebtedness or Indebtedness, as the case may be, of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Senior Unsecured Indebtedness or Indebtedness, as the case may be, and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

2. create Senior Unsecured Indebtedness or Indebtedness, as the case may be, with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Senior Unsecured Indebtedness or Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Senior Unsecured Indebtedness or Indebtedness being Refinanced; provided that (i) if such Senior Unsecured Indebtedness or Indebtedness being Refinanced is Senior Unsecured Indebtedness or Indebtedness, as the case may be, of the Company, then such Refinancing Indebtedness shall be Senior Unsecured Indebtedness or Indebtedness, as the case may be, solely of the Company, and (ii) if such Senior Unsecured Indebtedness or Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Senior Unsecured Indebtedness or Indebtedness being Refinanced.

“REIT” means Real Estate Investment Trust.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of the Company or any of its Subsidiaries.

“Secured Parties” means, collectively, the Note Lien Collateral Agent, the Trustee and the Holders.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Security Agreement” means the Security Agreement dated March 31, 2008 among the Company, the Subsidiary Guarantors and the Note Lien Collateral Agent.

“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter issued, created, incurred or assumed, the Senior Notes and all amounts payable by the Company under or in respect of all other Indebtedness of the Company, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness shall not include:

1. any Indebtedness incurred in violation of the Indenture;

2. any obligation of the Company to any Subsidiary of the Company;

3. any liability for federal, state, foreign, local or other taxes owed or owing by the Company;

4. any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

5. any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including, without limitation, any Senior Subordinated Indebtedness and any Subordinated Indebtedness; or

6. any Capital Stock.

“Senior Notes” means 8% Senior Notes due 2013 issued pursuant to the Indenture dated as of May 15, 2003, between the Company and Deutsche Bank Trust Company Americas, as trustee, as amended by the First Supplemental Indenture dated May 15, 2003 and the Second Supplemental Indenture dated as of March 31, 2008 among the Company, the guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.

“Senior Security Agreement” means the Senior Security Agreement dated March 31, 2008 among the Company, the guarantors party thereto and Deutsche Bank Trust Company Americas.

“Senior Subordinated Indebtedness” means, the Senior Subordinated Notes and any other Indebtedness of the Company that ranks equally with the Senior Subordinated Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

“Senior Unsecured Indebtedness” means all Indebtedness of the Company and its Subsidiaries other than (1) Indebtedness that is secured by a Lien on property or assets of the Company or its Subsidiaries and (2) Subordinated Indebtedness.

“Significant Subsidiary,” with respect to any Person, means any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

“Subordinated Indebtedness” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) which is subordinated or junior in right of payment to the Senior Subordinated Notes pursuant to a written agreement.

“Subsidiary,” with respect to any Person, means:

1. any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

2. any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Subsidiary Guarantee” means any Guarantee of the obligations of the Company under the Indenture and Senior Subordinated Notes by a Person in accordance with the provisions of the Indenture.

“Subsidiary Guarantor” means any Person that incurs a Subsidiary Guarantee; provided that upon the release or discharge of such Person from its Subsidiary Guarantee in accordance with this Indenture, such Person shall cease to be a Subsidiary Guarantor.

“Total Unencumbered Assets” as of any date means all assets (but excluding intangibles and accounts receivable other than principal and interest receivables on ARM assets) of the Company and its Subsidiaries not securing any portion of Secured Indebtedness determined on a consolidated basis in accordance with GAAP.

“Triggering Event” means (i) the completion of a tender offer for the outstanding preferred stock of the Company on the terms described in the Purchase Agreement or as otherwise consented to in writing by a majority of the participants in the Principal Participation Agreement (“Majority Participants”), (ii) the receipt of a shareholder approval to increase the number of authorized shares of the Company from 500 million to 4 billion shares shall have been received by June 15, 2008 (or such later date consented to in writing by the Majority Participants), together with the opinion of Maryland counsel delivered to the investors party to the Purchase Agreement as to the effectiveness of the increase in the authorized shares of Common Stock of the Company and (iii) the termination of the Principal Participation Agreement.

“Unsecured Indebtedness” means any Indebtedness of the Company or any of its subsidiaries that is not Secured Indebtedness.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness into; (2) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

FEDERAL INCOME TAX CONSIDERATIONS

The discussion set forth below supplements the discussion under “Federal Income Tax Considerations” in the accompanying prospectus. We urge prospective investors to consult their own tax advisors concerning the tax consequences to them of the purchase, ownership, and disposition of Senior Subordinated Notes.

Investment Unit Rules

On March 31, 2008, we issued to investors in a private placement transaction investment units comprising the Initial Notes, warrants to purchase shares of our common stock, and interests in the Principal Participation Agreement. The investors paid an aggregate purchase price of $1,150,000,000 for the investment units. This price represents the issue price for the investment units.

We were required to allocate the aggregate purchase price for the investment units among the various components of the investment units – the Initial Notes, the warrants, and the interest in the Principal Participation Agreement – in accordance with their relative fair market values on the issue date. The issue price of the Initial Notes is the portion of the aggregate purchase price allocated to these Notes (i.e., the amount investors are treated as having paid for them).

The Senior Subordinated Notes Generally

Pursuant to the Indenture, we and each holder of the Senior Subordinated Notes agree to treat the Senior Subordinated Notes as indebtedness for all tax purposes. The balance of this discussion assumes that the Senior Subordinated Notes are properly characterized as debt for tax purposes. If, however, the IRS were to assert that the Senior Subordinated Notes represent equity interests and not indebtedness, and if that assertion was sustained, then payments we make on the Senior Subordinated Notes could be considered to be dividend payments, which could result in adverse tax consequences for certain holders. For example, it would subject non-U.S. holders not subject to U.S. tax on portfolio interest to a 30% withholding tax (or a reduced rate pursuant to an applicable treaty). See “Federal Income Tax Considerations – Taxation of Shareholders” in the accompanying prospectus.

We have satisfied the condition of the Triggering Event requiring us to successfully complete a tender offer for at least 66 2/3% of the outstanding shares of each series of Preferred Stock, which we expected to satisfy when we issued the Initial Notes. Upon the issuance of additional warrants to certain investors, the Triggering Event will be satisfied. The satisfaction of the Triggering Event will cause the stated rate of interest on the Senior Subordinated Notes to be reduced to 12% per annum and all unpaid interest accruing in excess of 12% per annum since the last interest payment date to be cancelled. We did not treat the existence of the Triggering Event as causing the Senior Subordinated Notes to be subject to the rules applicable to contingent payment debt instruments. However, if the IRS were to nonetheless successfully assert that the Senior Subordinated Notes represent contingent payment debt instruments such treatment could have adverse timing and character consequences for a holder. See “Federal Income Tax Considerations—Taxation of Shareholders” in the accompanying Prospectus.

For tax information reporting purposes, the Senior Subordinated Notes will be treated as two separate classes. One class is the approximately 1.4% of the Initial Notes that did not consent to receive additional Senior Subordinated Notes in lieu of cash for the September 30, 2008, interest payment (the “Non-Consenting Notes”). The other class is comprised of the remaining Initial Notes, the PIK Notes and an adjustment to yield in the form of the Consent Notes (collectively, the “Modified Notes”).

The Non-Consenting Notes

The Non-Consenting Notes were originally issued with greater than de minimis original issue discount, or “OID”. As described below, you must include income from the Non-Consenting Notes that is treated as OID using an accrual method prescribed by the OID rules regardless of your usual method of accounting. OID is the excess of the sum of all payments to be made on the Non-Consenting Notes (other than qualified stated interest) over their

“issue price.” The issue price of the Non-Consenting Notes is the issue price of the Initial Notes, as discussed more fully below.

Stated interest on the Non-Consenting Notes at the rate of 12% per annum will be treated as qualified stated interest, as a holder of the Non-Consenting Notes, you are required to include such qualified stated interest in income in accordance with your regular method of tax accounting. The total amount of OID on the Non-Consenting Notes will include not only stated interest paid on the Non-Consenting Notes at a rate in excess of 12% per annum (which excess should be taken into account under the OID rules in the period in which it accrues), but also the difference between the stated principal amount for the Non-Consenting Notes and their issue price. Although as discussed above, upon satisfaction of the Triggering Event any unpaid interest in excess of 12% per annum will be cancelled. Based on the portion of the purchase price we allocated to Non-Consenting Notes, they had a issue price substantially less than their stated principal balance.

The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer), and meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the note; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

The amount of OID that a holder of a Non-Consenting Note must include in income is the sum of the “daily portions” of OID with respect to the Non-Consenting Note for each day during the taxable year or portion of the taxable year in which such holder held such Note. Generally, a holder must include OID in income as it accrues on a constant yield to maturity basis regardless of the holder’s normal method of accounting. The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The accrual period for a Non-Consenting Note may be of any length and may vary in length over the term of the Non-Consenting Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is the amount equal to the excess, if any, of:

•

the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period), over

•	the aggregate of all qualified stated interest allocable to the accrual period.

The adjusted issue price of the Non-Consenting Notes is their issue price increased by accruals of OID and reduced by payments other than payments of qualified stated interest. We are required to provide information returns stating the amount of OID accrued on Non-Consenting Notes held of record by persons other than corporations and other exempt holders.

The Modified Notes

The effect of the issuance of the PIK Notes and the Consent Notes on the issue price (and subsequent adjustments to the issue price) on the Modified Notes is not clear. The issuance of the PIK Notes and the Consent Notes should be viewed as if the holders of the Modified Notes agreed to defer the interest payment they were entitled to receive on September 30, 2008. If this interest payment deferral is viewed as a material deferral of payments on the Modified Notes (based on the length of the deferral, the original term of the Senior Subordinated Notes, and the amount deferred) the Modified Notes will be treated as if they were newly issued on September 30, 2008. If the Modified Notes are treated as newly issued they will have a new issue price equal to their stated principal balance unless they are considered publicly traded. If they are considered to be publicly traded they would have an initial issue price equal to their market value on the day of the exchange. The Modified Notes will be considered publicly traded if within 30 days of the exchange (either before or after) the Modified Notes appeared on a system of general circulation (a “quotation medium”) that provided a reasonable basis to determine fair market value by disseminating either (i) recent price quotations of one or more identified brokers, dealers or traders or (ii) actual prices of recent sales transactions. In the alternative, if the deferral is not considered material, the Modified Notes will have an issue price equal to the adjusted issue price of the Initial Notes they represent, which would differ from the issue price of the Non-Consenting Notes. There is no clear guidance on what constitutes a material deferral. However, we will treat the interest payment deferral as material. In addition, a quotation medium does not appear to exist for our Senior Subordinated Notes and they would not otherwise be treated as publicly traded. Accordingly, we intend to treat the Modified Notes as reissued with an initial issue price equal to their stated principal balance and will use this price for reporting any interest payments and accrual of original issue discount to you. The following disclosure assumes this is the correct treatment. It is possible that the IRS will disagree with our treatment and assert that either the deferral of interest is not material or that the Modified Notes are publicly traded. If the IRS were successful in either such challenge it would cause the Modified Notes to have an adjusted issue price and total OID amount substantially the same as the Non-Consenting Notes.

For the purpose of applying the OID rules, we intend to calculate the yield to maturity for the Modified Notes based on the stepped-down stated interest rate on the Modified Notes of 12% per annum, which assumes satisfaction of the Triggering Event. The total amount of OID on the Modified Notes will include only stated interest, if any, paid at a rate in excess of 12% per annum. We expect the Triggering Event to be satisfied before any additional interest payments are required to be made, and accordingly, the Modified Notes will not have payments that would be required to be accrued under the OID rules. If it turns out that we do not satisfy the Triggering Event, the interest rate on the Modified will be 18% per annum. In such case, then, solely for purposes of the OID rules, the Modified Notes will be treated as having been retired and reissued for their adjusted issue price and interest in excess of 12% per annum would be accrued under the OID rules during the period it accrued.

Market Discount

If you purchase a Senior Subordinated Note (whether a Non-Consenting Note or Modified Note) for a price that is less than that Senior Subordinated Note’s adjusted issue price at the time of purchase, you will have purchased the Senior Subordinated Note at a market discount and the Senior Subordinated Note will be a market discount bond in your hands. At any point in time, the adjusted issue price for a Senior Subordinated Note will equal the sum of its issue price plus all OID, if any, accrued on the Senior Subordinated Note before such point in time (reduced by the payment of any stated interest other than qualified stated interest and any payment of principal). The Non-Consenting Notes have an issue price that is substantially less than their stated principal balance while the Modified Notes have an issue price equal to their stated principal balance. As a result, depending on whether you are purchasing a Non-Consenting Note or a Modified Note, will affect what, if any, portion of the discount from the stated principal balance is treated as market discount. If the amount of market discount on a Senior Subordinated Note is less than a statutorily defined de minimis amount (generally equal to the product of (i) 0.25%, (ii) the number of complete years to maturity remaining at the time you acquired the Senior Subordinated Note, and (iii) either the stated principal balance for the Modified Notes or the adjusted issue price for the Non-Consenting Notes at the time you acquired the Senior Subordinated Note), the market discount will be considered to be zero.

Generally, market discount accrues ratably from the date of purchase over the remaining life of the Senior Subordinated Notes. You may elect, however, to accrue market discount on a constant yield to maturity basis. Regardless of the method you use, however, you generally include accrued market discount in income when you sell, exchange, retire, or otherwise dispose of your interest in the Senior Subordinated Notes and only to the extent of any gain recognized on such disposition. You may, however, elect to include market discount in income as it accrues. If you make such an election, it will apply to all market discount bonds acquired in the taxable year in which you make the election and all subsequent taxable years.

You may be required to defer, until the maturity of the Senior Subordinated Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable acquiring or carrying a Senior Subordinated Note acquired with market discount.

You may elect, on a note-by-note basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Acquisition Premium

If you purchase a Senior Subordinated Note (whether a Non-Consenting Note or Modified Note) for a price that exceeds the Senior Subordinated Note’s adjusted issue price but is less than its stated redemption price at maturity, you will have purchased the Senior Subordinated Note at an acquisition premium to the extent of the excess over the adjusted issue price. The acquisition premium will reduce the amount of OID, if any, that you must include in income with respect to a Senior Subordinated Note. In short, the daily portions of OID includible in your income for any day for which you own a Senior Subordinated Note will be limited to the excess of (i) the actual daily portion of OID attributable to such day over (ii) the product of (a) such daily portion multiplied by (b) the quotient of (I) the acquisition premium divided by (II) the total amount of OID remaining to be accrued as of the date you purchased the Senior Subordinated Note.

All OID Election

You may elect to accrue all interest, discount (including de minimis OID and de minimis market discount), and any premium based on a constant interest method. If you make this election, then, for purposes of accruing income on the Senior Subordinated Notes, the Senior Subordinated Notes you purchase will be treated as though they were issued on the date you purchased them for an issue price equal to your purchase price and none of the interest payments will be considered to be qualified stated interest. Moreover, if you made an election and you acquired the Senior Subordinated Notes at a market discount, then the election to accrue and include income on a constant interest method will apply to all market discount bonds acquired in the taxable year of the election and all subsequent taxable years.

Sale, Exchange and Retirement of Senior Subordinated Notes

A holder’s tax basis in the Senior Subordinated Notes (whether a Non-Consenting Note or Modified Note) will, in general, be the holder’s cost for that Senior Subordinated Note, increased by OID, if any, and any market discount previously included in income and reduced by any cash payments on the Senior Subordinated Note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a note, a holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid qualified stated interest, which will be taxable as interest income for United States federal income tax purposes to the extent not previously included in income) and the adjusted tax basis of the note. Such gain (other than any portion that is treated as market discount) or loss will be capital gain or loss for United States federal income tax purposes. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. See “Federal Income Tax Considerations – Taxation of Shareholders” in the accompanying prospectus.

AHYDO Rules

The Non-Consenting Notes

The Non-Consenting Notes are applicable high-yield discount obligations as a result of the substantial discount at which they were issued. As a result, we will be denied an interest expense deduction for all of the OID (including the portion of stated interest treated as OID) that accrues on the Non-Consenting Notes. If we were to no longer qualify as a REIT for any taxable year for which the Non-Consenting Notes are outstanding, the OID accrued on the Non-Consenting Notes by a U.S. Holder that is a corporation may be treated as a distribution eligible for the dividends received deduction.

The Modified Notes

The Modified Notes will not be treated as applicable high-yield discount obligations. Unlike the Non-Consenting Notes, no portion of the stated interest on the Modified Notes will be treated as eligible for the dividends received deduction regardless of whether we cease to qualify as a REIT.

PLAN OF DISTRIBUTION

The Senior Subordinated Notes offered pursuant to this prospectus supplement are being offered by the selling security holders. As used herein, “selling security holders” includes the donees, transferees, pledgees or others who may later hold the selling security holders’ interests.

Pursuant to the Registration Rights Agreement related to the Senior Subordinated Notes, dated March 31, 2008, by and among us, the guarantors signatories thereto and the purchasers signatories thereto (the “Registration Rights Agreement”), we agreed to register the Senior Subordinated Notes. Under the Registration Rights Agreement, we are required to indemnify the selling security holders party to the Registration Rights Agreement against certain liabilities related to the selling of the Senior Subordinated Notes, including liabilities under the Securities Act. In addition, the Registration Rights Agreement requires us to pay the costs, fees and expenses of registering the Senior Subordinated Notes. However, we are not required to pay any underwriting discount, commission or transfer tax relating to the sale of the Senior Subordinated Notes. Therefore, the aggregate proceeds to the selling security holders from the sale of the Senior Subordinated Notes will be the purchase price of the Senior Subordinated Notes less any discounts, commissions or transfer taxes relating to the sale of the Senior Subordinated Notes.

The Senior Subordinated Notes offered pursuant to this prospectus supplement may be sold, from time to time, in at-the-market debt offerings or on a negotiated or competitive bid basis through underwriters or dealers or directly to other purchasers or through agents. Any underwriter, dealer or agent involved in the offer and sale of the Senior Subordinated Notes will be named in a subsequent prospectus supplement, and such subsequent prospectus supplement will set forth the aggregate principal amount of the Senior Subordinated Notes covered by this prospectus supplement being offered. The selling security holders may sell the Senior Subordinated Notes directly to investors on their own behalf in those jurisdictions where they are authorized to do so.

In connection with the sale of any of these Senior Subordinated Notes, underwriters may receive compensation from the selling security holders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Senior Subordinated Notes for whom they may act as agent. Underwriters may sell the Senior Subordinated Notes to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

These sales may be effected in transactions in the over-the-counter market or in transactions otherwise than on such exchanges or services or in the over-the-counter market.

To our knowledge, the selling security holders have not entered into any agreements, understandings or arrangements with any underwriters or agent regarding the sale of the Senior Subordinated Notes covered by this prospectus supplement. Any underwriting compensation that we or the selling security holders pay to underwriters or agents in connection with the offering of the Senior Subordinated Notes, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in a subsequent prospectus supplement. Dealers and agents participating in the distribution of the Senior Subordinated Notes may be deemed to be underwriters, and any discounts and commissions received by them and any profit on resale of the Common Stock that they realize may be deemed to be underwriting discounts and commissions.

The selling security holders may also qualify as underwriters within the meaning of Section 2(a)(11) of the Securities Act. Any selling security holder which is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling security holder purchased in the ordinary course of business, and at the time of its purchase of the Senior Subordinated Notes to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the Senior Subordinated Notes. Selling security holders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act, notice of registration requirements of Rule 173 under the Securities Act and to certain statutory liabilities, including, but not limited to, those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, none of the selling security holders who are broker-dealers or affiliates of broker-dealers purchased the Senior Subordinated Notes outside of the ordinary course of business or, at the time of the purchase of the Senior Subordinated Notes, had any agreements or understandings, directly or indirectly, with any person to distribute the Senior Subordinated Notes.

Underwriters, dealers and agents may be entitled, under agreements entered into with us and the selling security holders, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in a subsequent prospectus supplement, the obligations of any underwriters to purchase any of the Senior Subordinated Notes will be subject to certain conditions precedent. Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates and the selling security holders and their affiliates in the ordinary course of business.

In connection with the offering of the Senior Subordinated Notes, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the Senior Subordinated Notes. These transactions will be described in a subsequent prospectus supplement.

If indicated in a subsequent prospectus supplement, the selling security holders may authorize underwriters, dealers, or other persons acting as their agents to solicit offers by certain institutions or other suitable persons to purchase the Senior Subordinated Notes from the selling security holders at the public offering price set forth in such subsequent prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such subsequent prospectus supplement. Delayed delivery contracts will be subject to the condition that the purchase of the Senior Subordinated Notes covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We estimate that the total expenses in connection with the offer and sale of Senior Subordinated Notes pursuant to this prospectus supplement, other than underwriting discounts and commissions, will be approximately $150,000, including fees of counsel and accountants and fees payable to the SEC.

We cannot assure you that any selling security holder will sell any or all of the Senior Subordinated Notes pursuant to this prospectus supplement.

In addition to selling their Senior Subordinated Notes under this prospectus supplement, the selling security holders may:

•	transfer their Senior Subordinated Notes in private transactions not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

•

sell their Senior Subordinated Notes under Rule 144 or Rule 144A of the Securities Act rather than under this prospectus supplement, if the transaction meets the requirements of Rule 144 or Rule 144A; or sell their Senior Subordinated Notes by any other legally available means.

The Senior Subordinated Notes may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Senior Subordinated Notes may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

The selling security holders and any other person participating in the sale of Senior Subordinated Notes will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Senior Subordinated Notes by the selling security holders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Senior Subordinated Notes to engage in marketmaking activities with respect to the particular Senior Subordinated Notes being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the Senior Subordinated Notes and the ability of any person or entity to engage in market-making activities with respect to the Senior Subordinated Notes.

We do not intend to apply for listing of the Senior Subordinated Notes on any securities exchange or for quotation through NASDAQ. As such, a liquid or active public trading market for the Senior Subordinated Notes may not develop. If an active trading market for the Senior Subordinated Notes does not develop, the market price and liquidity of the Senior Subordinated Notes may be adversely affected. If the Senior Subordinated Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. See “Risk Factors—There is no active trading market for the Senior Subordinated Notes.”

LEGAL MATTERS

The legality of the Senior Subordinated Notes will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Certain matters of Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. If the offered securities are distributed in an underwritten offering or through agents, various legal matters may be passed upon for any underwriters or agents by their counsel, which shall be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and financial statement schedule of Thornburg Mortgage, Inc. and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the two-year period ended December 31, 2007, included in the Form 8-K filed by the Company on July 30, 2008, and management’s annual report on internal control over financial reporting as of December 31, 2007, included in the Company’s December 31, 2007 Annual Report on Form 10K/A, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2007 consolidated financial statements and financial statement schedule refers to the Company’s restatement of its consolidated financial statements and financial statement schedule as of December 31, 2007, and for the year then ended.

The audit report also contains an explanatory paragraph that states that the Company did not have the financial resources as of March 6, 2008 to satisfy margin calls approximating $610 million associated with its reverse repurchase agreements and certain other financial instruments. Failure to satisfy these margin calls is an event of default under the reverse repurchase agreements and triggered cross default provisions in certain of the Company’s financing agreements. These events of default provide the Company’s lenders the discretion to declare the entire unpaid amounts due and payable on demand and to force liquidation of the Company’s assets to satisfy those obligations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1 to the consolidated financial statements. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements for the year ended December 31, 2005 incorporated in this prospectus supplement by reference to Thornburg Mortgage, Inc.’s Current Report on Form 8-K dated July 30, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. We have filed the documents listed below with the SEC and these documents are incorporated herein by reference in addition to those items identified and incorporated by reference in the accompanying base prospectus:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 28, 2008 as amended and restated on Form 10-K/A for the fiscal year ended December 31, 2007, filed on March 11, 2008;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, filed on June 18, 2008, August 26, 2008 and November 13, 2008, respectively;

•	Our definitive Proxy Statement on Schedule 14A, dated and filed with the SEC on April 29, 2008 for our 2008 Annual Meeting of Shareholders held June 12, 2008;

•

Our Current Reports on Form 8-K and 8-K/A filed on March 19, 2008, March 24, 2008, March 25, 2008 (with the exception of Item 7.01 contained therein), March 28, 2008, April 1, 2008 (with the exception of Item 7.01 contained therein), April 2, 2008, April 4, 2008 (with the exception of Item 7.01 contained therein), April 18, 2008, April 28, 2008, June 3, 2008, June 12, 2008 (with the exception of Item 2.02 contained therein), June 13, 2008, July 3, 2008, July 11, 2008, July 18, 2008, July 30, 2008, September 16, 2008, September 26, 2008, October 6, 2008, October 10, 2008, October 14, 2008, October 31, 2008, November 7, 2008, November 17, 2008 and November 20, 2008.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the shares to which this prospectus supplement relates (other than information in such documents that is not deemed to be filed) will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

Any statement contained in this prospectus supplement or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or in any other document which is also incorporated by reference modifies or supersedes that statement.

You may obtain copies of all documents that are incorporated in this prospectus supplement by reference (other than the exhibits to such documents unless those exhibits are specifically incorporated by reference into those documents) without charge upon written or oral request to Investor Relations, at Thornburg Mortgage, Inc., 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501, telephone number (505) 989-1900, or by visiting our website.

PROSPECTUS

Thornburg Mortgage, Inc.

Debt Securities, Common Stock, Preferred Stock, Warrants,

Shareholder Rights, Guarantees of Debt Securities

By this prospectus, we may offer, from time to time:

•	debt securities;

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase shares of our common stock and/or preferred stock;

•	rights issuable to our shareholders to purchase shares of our common stock and/or preferred stock or to purchase warrants exercisable for shares of our common stock and/or preferred stock;

•	guarantees of debt securities; or

•	any combination of the foregoing.

We will provide the specific terms of each issuance of these securities in supplements to this prospectus at the time of the offering of the securities, including but not limited to the proposed amount of securities, the initial public offering price of the securities and the names of the underwriters or agents, if any. In addition, selling securityholders may sell these securities, from time to time, on terms described in the applicable prospectus supplement. You should read this prospectus and any supplement carefully before you decide to invest.

This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

Our common stock, par value $0.01 per share (“Common Stock”), is listed on the New York Stock Exchange (the “NYSE”) under the symbol “TMA,” our 8.00% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), is listed on the NYSE under the symbol “TMA PRC,” our Series D Adjusting Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series D Preferred Stock”), is listed on the NYSE under the symbol “TMA PRD,” our 7.50% Series E Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (“Series E Preferred Stock”), is listed on the NYSE under the symbol “TMA PRE,” and our 10% Series F Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”), is listed on the NYSE under the symbol “TMA PRF.”

Our capital stock is subject to transfer restrictions designed to preserve our status as a real estate investment trust. See “Description of Equity Securities - Restrictions on Ownership and Transfer.”

Consider carefully the risk factors listed in the section entitled “Forward-Looking Statements” on page 1 of this prospectus and the section entitled “Risk Factors” beginning on page 4 of this prospectus, in addition to the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.

We or the selling securityholders may sell these securities to or through underwriters, dealers or agents, or directly to investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 30, 2008.

No person has been authorized to give any information or to make any representations not contained or incorporated by reference herein in this prospectus or any accompanying prospectus supplement regarding us or the offering made hereby or thereby and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither delivery of this prospectus and any accompanying prospectus supplement nor any sale made hereunder or thereunder shall create an implication that information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date set forth on the front of the document.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, we or any selling securityholder identified in the future may offer and sell any combination of debt securities, Common Stock, preferred stock, warrants to purchase Common Stock and/or preferred stock, rights issuable to our shareholders to purchase shares of our Common Stock and/or preferred stock or to purchase warrants exercisable for shares of our Common Stock and/or preferred stock and guarantees of debt securities in one or more offerings. This prospectus provides you with a general description of the securities we or such selling securityholders may offer. Each time we or such selling securityholders offer to sell securities, we will provide a supplement to this prospectus that will contain specific information with respect to the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.” Unless the context otherwise requires or unless otherwise specified, all references to “we,” “us” or the “Company” in this prospectus and any accompanying prospectus supplement refer to Thornburg Mortgage, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a “safe harbor” for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. The words “believe,” “anticipate,” “intend,” “aim,” “expect,” “will,” “strive,” “target,” “project,” “estimate,” “have confidence” and similar words identify forward-looking statements. Such statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections.

Important factors that may affect our actual results or may cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf include, but are not limited to, general economic conditions, ongoing volatility in the mortgage and mortgage-backed securities industry, our ability to meet the ongoing conditions of the Override Agreement, our ability to complete the tender offer for our outstanding preferred stock, changes in interest rates, changes in yields on adjustable and variable rate mortgage assets available for purchase, changes in the yield curve, changes in prepayment rates, changes in the supply of mortgage-backed securities and loans, changes in market prices for mortgage securities, our ability to obtain financing and the terms of any financing that we do obtain, our ability to raise additional capital, our ability to retain or sell additional assets, our ability to meet additional margin calls and our ability to continue as a going concern. For a discussion of other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K/A and our Quarterly Reports on Form 10-Q. The forward-looking statements contained herein speak only as of the date of this prospectus. We do not undertake to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

ABOUT THORNBURG MORTGAGE, INC.

General

We commenced operations in 1993. Our Common Stock is listed on the NYSE under the symbol “TMA,” our Series C Preferred Stock is listed on the NYSE under the symbol “TMA PRC,” our Series D Preferred Stock is listed on the NYSE under the symbol “TMA PRD,” our Series E Preferred Stock is listed on the NYSE under the symbol “TMA PRE,” and our Series F Preferred Stock is listed on the NYSE under the symbol “TMA PRF.” We are a single-family (one-to-four unit) residential mortgage lender that originates, acquires and retains investments in adjustable rate mortgage (“ARM”) assets, thereby providing capital to the single-family residential housing market. Our ARM assets consist of purchased ARM assets and ARM loans (“ARM Assets”) and are comprised of traditional ARM Assets, which have interest rates that reprice in a year or less, and hybrid ARM Assets, which have a fixed interest rate for an initial period of three to ten years before converting to traditional ARM Assets for their remaining terms to maturity (“Hybrid ARM Assets”). Purchased ARM assets are mortgage-backed securities that represent interests in pools of ARM loans, which are publicly rated and issued by third parties and may include guarantees or other third-party credit enhancements against losses from loan defaults. ARM loans are either loans that we have securitized from our own loan origination or acquisition activities, loans that we use as collateral to support the issuance of collateralized mortgage debt or loans pending securitization. Like traditional banking institutions, our income is generated primarily from the net spread or difference between the interest income we earn on our ARM Assets and the cost of our borrowings. Our strategy is to maximize the long-term sustainable difference between the yield on our ARM Assets and the cost of financing these assets, and to maintain that difference through interest rate and credit cycles.

While we are not a bank or savings and loan institution and we do not have the same access to liquidity or insured deposits, our business purpose, portfolio, strategy and method of operation are best understood in comparison to such institutions. Unlike a bank or savings and loan institution, we finance the purchases and originations of our ARM Assets with equity capital, unsecured debt, collateralized mortgage debt and short-term borrowings that are subject to rollover risk instead of deposits or Federal Home Loan Bank advances. When we borrow short-term or floating-rate funds to finance our Hybrid ARM Assets, we may enter into interest rate hedging transactions, which are intended to fix, or cap, our borrowing costs during the fixed-rate period of the Hybrid ARM Assets. We believe we have minimized our exposure to changes in interest rates since the assets we hold are primarily ARM Assets and we generally maintain a portfolio effective duration of less than one year, which is a calculation expressed in months or years that is a measure of the expected price change of our ARM Assets, hedging instruments and other borrowings based on changes in interest rates. Pursuant to the terms of the override agreement dated March 17, 2008, as amended, entered into by and among us and certain of our reverse repurchase and auction swap agreement counterparties (the “Override Agreement”), we may not enter into any new hedging instruments or ISDA agreements, except cap agreements and swap agreements. Given recent dislocations in the correlation between the prices of our hedging instruments and prices on our mortgage-backed securities, we have temporarily suspended our net effective duration policy. We have a policy to operate with an adjusted equity-to-assets ratio, a non-GAAP measurement, of at least 8%. At March 31, 2008, we were operating at an adjusted equity-to-assets ratio of 22.38%. The adjusted equity-to-assets ratio is a ratio that reflects the relationship between assets financed with recourse debt that is subject to margin calls and our long-term capital, including our senior and subordinated notes. This is a non-GAAP capital utilization measurement that we use to limit the amount of assets we carry relative to the amount of equity on our balance sheet. For a reconciliation of this ratio to a comparable GAAP capital utilization measurement, please see our most recently filed periodic report under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Liquidity, Capital Resources and Going Concern – Capital Utilization and Leverage.” Moreover, we focus on acquiring high quality assets to minimize potential credit losses and to optimize our access to financing. Our operating structure has resulted in operating costs well below those of other mortgage originators and mortgage portfolio lenders. Our corporate structure differs from most lending institutions in that we are organized for tax purposes as a real estate investment trust (“REIT”) and, therefore, pay substantially all of our earnings in the form of dividends to shareholders.

We are an externally advised REIT and are managed under a management agreement with Thornburg Mortgage Advisory Corporation (the “Manager”), which manages our operations, subject to the supervision of our Board of Directors.

Our principal executive offices are located at 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501 and our telephone number is (505) 989-1900.

Our internet website address is www.thornburgmortgage.com. The information on our website is not considered part of this prospectus. We make available free of charge, through our website, under the “Investors —Investor Information — SEC Filings” section, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and any amendments to those reports that we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

You may also find our Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters of the Audit Committee, Nominating/Corporate Governance Committee and Compensation Committee of our Board of Directors at our website under the “Investors — Corporate Governance” section. These documents are also available in print free of charge to anyone who requests them by writing to us at the following address: 150 Washington Avenue, Suite 302, Santa Fe, New Mexico, 87501, or by phoning us at 1-888-898-8698.

RISK FACTORS

Investing in our securities involves risks. Any one of the risk factors discussed, or other factors, could cause actual results to differ materially from expectations and could adversely affect our profitability. Before making an investment decision, you should carefully consider all of the risks described in “Risk Factors” set forth in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and any risk factors in our subsequent SEC filings incorporated by reference herein, in addition to the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statements referred to in “Forward-Looking Statements” on page 1 of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus and the related accompanying prospectus supplement for general corporate purposes, such as repayment of maturing obligations, redemption of outstanding indebtedness, financing the acquisition of assets other than ARM assets, capital expenditures and working capital, and for liquidity needs. Pending any such uses, we may invest the net proceeds from the sale of any securities or may use them to reduce short term indebtedness. We will not receive any proceeds from the sale by any selling securityholders of securities covered by this prospectus and the related accompanying prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends for the periods shown:

	For the three months ended March 31, 2008		For the years ended December 31,
			2007		2006	2005	2004	2003
Ratio of earnings to fixed charges	—	(1)	—	(2)	1.14x	1.24x	1.37x	1.50x
Ratio of earnings to combined fixed charges and preferred stock dividends(3)	—	(1)	—	(2)	1.13x	1.24x	1.37x	1.48x

(1)	For the three months ended March 31, 2008, total fixed charges and total fixed charges and preferred stock dividends exceed total adjusted earnings available for payment by approximately $3.30 billion and $3.33 billion, respectively.
(2)	For the year ended December 31, 2007, total fixed charges and total fixed charges and preferred stock dividends exceeded total adjusted earnings available for payment by approximately $1.55 billion and $1.59 billion, respectively.
(3)	On March 24, 2008, the Board of Directors determined that the Company did not have sufficient liquidity to make its next scheduled dividend payments on its preferred stock and suspended the payment of dividends on all series of the Company’s preferred stock.

The ratios of earnings to fixed charges were computed by dividing earnings as adjusted by fixed charges. The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings as adjusted by fixed charges and preferred stock dividends. For these purposes, earnings consist of net income or loss from continuing operations and fixed charges. Fixed charges consist of interest expense, including the amortization of capitalized issuance costs relating to indebtedness.

DESCRIPTION OF DEBT SECURITIES

We may offer under this prospectus debt securities, including our 8.00% Senior Notes Due 2013 (“Senior Notes”), pursuant to the indenture and the first and second supplemental indentures that we have entered into with Deutsche Bank Trust Company Americas, as trustee (which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part). Certain investors may offer debt securities under this prospectus, including our Senior Subordinated Secured Notes due 2015 (“Senior Subordinated Notes”), pursuant to the indenture that we have entered into with Wilmington Trust Company, as trustee (which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part). Offerings of the Senior Notes or Senior Subordinated Notes will include the related guarantees by certain of our subsidiaries (individually a “Subsidiary Guarantor,” together the “Subsidiary

Guarantors”). We may also offer debt securities, including any related subsidiary guarantees, pursuant to an indenture to be entered into with a trustee named therein and identified in the applicable prospectus supplement. Any indenture pursuant to which we issue debt securities will be qualified under and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

We will generally have the ability to issue an unlimited amount of debt securities under any indenture. However, certain of our existing or future debt agreements may limit the amount and type of debt securities we may issue. We will be able to issue debt securities from time to time and in one or more series as determined by us. We may specify a maximum aggregate principal amount for the debt securities of any series. In addition, we will be able to issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other. We will also have the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series in an aggregate principal amount determined by us.

Unless otherwise specified in an accompanying prospectus supplement, the debt securities will be our unsecured obligations. Creditors of our existing and future secured debt will have priority in right of payment over holders of the debt securities with respect to our assets that secure such indebtedness. In addition, a portion of our assets is owned through our subsidiaries, some of which may not guarantee our debt securities. If such non-guarantor subsidiaries have debt or other liabilities of their own, such other debt or liabilities will be structurally senior to the debt securities. Our subsidiaries will have a direct obligation with respect to the debt securities only if such debt securities are guaranteed by such subsidiary.

The following is a summary of the general terms and provisions that we anticipate would be included in any indenture pursuant to which we may offer debt securities in a prospectus supplement (collectively, the “Indenture”). A form of such indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The indentures for the Senior Notes and the Senior Subordinated Notes are also incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general terms and provisions described herein may not apply to the debt securities so offered, including whether they are guaranteed by any of our subsidiaries, will be described in the prospectus supplement relating to such debt securities. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The following summary does not purport to be complete or restate any such indenture in its entirety and is subject to, and qualified in its entirety by reference to, all provisions of any such indenture (and any amendments or supplements we may enter into from time to time which are permitted under any such indenture) and the specific debt securities. We urge you to read the indenture applicable to a particular series of debt securities because it, and not this description, defines your rights as the holders of the debt securities.

General

Prior to the issuance of debt securities of a series, we will execute an indenture or supplemental indenture, as applicable, with the trustee named therein, which will describe the following terms, as applicable, relating to the specific series of debt securities being offered, and which will be filed as an exhibit to or incorporated by reference in the registration statement:

•	the title of the securities;

•	any limit upon the aggregate principal amount of securities which may be issued;

•	the date or dates on which the securities will mature and the amounts to be paid upon maturity of the securities;

•

the rate or rates (which may be fixed or variable) at which the securities will bear interest, if any, the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any interest payment date;

•	the currency or currencies in which principal, premium, if any, and interest, if any, on the securities will be payable;

•	the place or places where principal of, premium, if any, and interest, if any, on the securities will be payable;

•	any provisions regarding our right to redeem securities or of holders to require us to redeem securities;

•	the right, if any, of holders of the securities to convert them into our stock or any of our other securities, including any provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund which will be used to redeem securities or a purchase fund which will be used to purchase securities;

•	the percentage of the principal amount of the securities which is payable if maturity of the securities is accelerated because of a default;

•	whether the securities are guaranteed by a Subsidiary Guarantor; and

•	any other terms of the securities.

Authentication

The Indenture provides that the trustee shall authenticate the debt securities at our written direction. A debt security will not be valid until an authorized signatory of the trustee manually signs the certificate of authentication on the security. The signature will be conclusive evidence that the security has been authenticated under the Indenture.

Conversion or Exchange Rights

The Indenture provides that the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our Common Stock, preferred stock or other securities or assets will be set forth in a supplemental indenture. Such conversion or exchange may be mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our Common Stock, preferred stock or other securities or assets to be received by the holders of the series of debt securities would be subject to adjustment. In the absence of any such terms setting forth rights to convert or exchange the debt securities of that series into or for other securities or assets, holders of the debt securities of that series will not have any such rights.

Consolidation, Merger or Sale

The Indenture prohibits us from consolidating with, or merging into, any other corporation or conveying, transferring or leasing our assets substantially as an entirety to any entity, unless such entity is a corporation organized under the laws of the United States, a state of the United States or the District of Columbia and expressly assumes all of our obligations under the Indenture and the debt securities, no event of default under the Indenture will have occurred and be continuing, and we have certified to the trustee that the transaction is in compliance with the above-stated provisions.

Events of Default Under the Indenture

The following are events of default under the Indenture with respect to any series of debt securities issued:

•

failure to pay the principal, or premium, if any, when due at maturity, or upon redemption, acceleration or otherwise, and if provided in a supplemental indenture relating to a series of debt securities, the failure continues for a period specified therein;

•	failure to pay interest when due and such failure continues for 30 days (or such other period as specified in a supplemental indenture relating to a series of debt securities);

•

failure to comply with any other covenant contained in the debt securities or the Indenture, and such failure continues for 60 days after the date we provide notice of such default to the trustee or receive notice from holders of at least 25% in principal amount of the outstanding securities of that series;

•	certain events of bankruptcy or liquidation; and

•	any other event of default provided with respect to that series of debt securities.

If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series, by notice in writing to us, and to the trustee if notice is given by such holders, may declare the unpaid principal of and accrued interest, if any, due and payable immediately. If an event of default relating to certain events of bankruptcy or liquidation occurs, the principal of, premium, if any, and accrued interest, if any, on all the securities will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The trustee may withhold notice to the holders of debt securities of any default, except a default relating to the payment of principal, premium, if any, or interest, if it determines in good faith that withholding such notice is in the holders’ interest.

The holders of a majority in principal amount of the then outstanding debt securities of an affected series may rescind an acceleration and its consequences if all existing events of default have been cured or waived, except for the nonpayment of principal, premium, if any, or interest, if any, that has become due solely because of the acceleration, and if the rescission would not conflict with any judgment or decree. The holders of a majority in aggregate principal amount of the then outstanding debt securities of an affected series may waive any default with respect to such series and its consequences, except a default in the payment of principal, premium, if any, or interest on the debt securities of such series or a default in respect of a covenant that cannot be modified or amended without the consent of the holders of all debt securities of that series then outstanding (both of which may be waived with the consent of the holders of all securities of the series then outstanding). Any such waiver shall cure such default.

If an event of default under the Indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders of the applicable series of debt securities, unless it shall have received indemnification satisfactory to it against all losses and expenses caused by taking or not taking such action. The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	such direction is not in conflict with any law or the Indenture;

•	the trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

•

subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the Indenture or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the then outstanding debt securities of that series have made written request to the trustee to institute a proceeding;

•	such holder or holders have offered reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense; and

•

the trustee does not institute such proceeding, and does not receive from the holders of a majority in principal amount of the then outstanding debt securities of that series contrary directions, within 60 days after such request and offer, and the event of default has not been waived.

We will periodically file statements with the trustee regarding our compliance with conditions and covenants in the Indenture, as required by the Trust Indenture Act. We will also deliver to the trustee an annual officer’s certificate regarding knowledge of any defaults. If any default is reported, the certificate will describe the default, its status and what action we are taking or propose to take with respect thereto.

Amendments, Supplements and Waivers

We and the trustee may amend or supplement the Indenture without notice to or the consent of any holders with respect to certain matters, including:

•	to cure any ambiguity, defect or inconsistency in the Indenture; and

•	to change anything that does not materially adversely affect the rights of any holder of debt securities of any series.

In addition, we and the trustee may (i) amend or supplement the Indenture or the securities without notice to any holder but with the written consent of the holders of a majority in aggregate principal amount of the securities of all series then outstanding or (ii) supplement the Indenture with respect to a series of securities or amend or supplement a supplemental indenture relating to a series of securities, or amend the securities of a series, without notice to any holder but with the written consent of the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of the series that is affected. However, we can make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extend the fixed maturity of any security, reduce the rate or extend the time for payment of interest on any security, reduce the principal amount of any security or premium, if any, on any security;

•	impair or affect the right of a holder to institute suit for the payment of interest, if any, principal or premium, if any, on the securities;

•	change the currency in which the securities are payable from that specified in the securities or in a supplemental indenture applicable to the securities;

•	impair the right, if any, to convert the securities into, or exchange the securities for, other securities or assets;

•	reduce the percentage of securities required to consent to an amendment, supplement or waiver;

•	reduce the amount payable upon the redemption of any security or change the time at which any security may or will be redeemed;

•	modify the provisions of any supplemental indenture with respect to subordination of the securities of a series in a manner adverse to the holders; or

•

change provisions relating to the rights of holders to waive defaults, receive payments, exercise conversion or exchange or institute suits related to payments, conversion or exchange under the Indenture.

The holders of a majority in principal amount of the then outstanding debt securities of each series that is affected may waive compliance by us with any provision of the Indenture with regard to that series of debt securities or the debt securities.

Form, Exchange, and Transfer

Unless otherwise specified in a supplemental indenture, the debt securities of each series will be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.

At the option of the holder, unless otherwise specified in a supplemental indenture, debt securities of any series will be exchangeable for an equal principal amount of debt securities of the same series of other denominations. Unless otherwise specified in a supplemental indenture, debt securities will be transferable upon the surrender of the securities to the registrar for registration of transfer. Unless otherwise provided in the debt securities to be transferred or exchanged, we will not charge a fee for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The trustee will act as registrar and paying agent, unless the supplemental indenture for any series of debt securities appoints a different registrar or paying agent. We may at any time designate additional co-registrars or paying agents.

If the debt securities of any series are to be redeemed, we will not be required to register transfers or exchanges of:

•	any debt securities of that series for a period of 15 days before the day of mailing of a notice of redemption of any such debt securities that may be selected for redemption; or

•	any debt securities so selected for redemption, except the unredeemed portion of any such debt securities being redeemed in part.

Information Concerning the Trustee

The trustee, other than during the continuance of an event of default under the Indenture, undertakes to perform only such duties as are specifically described in the Indenture and, upon an event of default under the Indenture, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The trustee is under no obligation to perform any duty or to exercise any of the powers given it by the Indenture unless it receives indemnity satisfactory to it against any loss, liability or expense that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties if it reasonably believes that repayment of the money or indemnity satisfactory to it against the risk or liability is not reasonably assured to it.

Discharge of Indenture

When (i) we deliver to the trustee all outstanding securities of all series of debt securities for cancellation or (ii) all outstanding securities of all series of debt securities have become due and payable, or are due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, and we irrevocably deposit in trust with the trustee money or United States government obligations sufficient to pay the principal, premium, if any, and interest, if any, on the securities of all series of debt securities to maturity or redemption, as the case may be, and if, in the case of either (i) or (ii) above, we also pay or cause to be paid all other sums payable by us under the Indenture, then the Indenture will cease to be of further effect. Notwithstanding the above, our obligations to pay the principal, premium, if any, and interest, if any, on the securities and certain other of our obligations will survive until all the securities of all series of debt securities are no longer outstanding.

Governing Law

Unless otherwise indicated in a prospectus supplement, the Indenture and the debt securities will be governed by the laws of the State of New York.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

Our subsidiaries may issue guarantees of debt securities that we offer in any prospectus supplement. The prospectus supplement relating to a particular issue of debt securities will describe the terms of those guarantees, including the following:

•	the series of debt securities to which the guarantees apply;

•	which subsidiaries are providing a guarantee;

•	whether the guarantees are conditional or unconditional;

•	whether the guarantees are joint and several;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	whether the guarantees are secured or unsecured;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated; and

•	any additional terms of the guarantees.

The obligations of our subsidiaries under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

DESCRIPTION OF EQUITY SECURITIES

General

We may offer under this prospectus one or more of the following categories of equity securities: (i) shares of our Common Stock; (ii) shares of our preferred stock, in one or more series, including Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock; (iii) warrants to purchase our Common Stock and/or preferred stock; (iv) rights issuable to our shareholders to purchase shares of our Common Stock and/or preferred stock or to purchase warrants exercisable for shares of our Common Stock and/or preferred stock; and (v) any combination of the foregoing, either individually or consisting of one or more of the types of securities described in clauses (i) through (iv). The terms of any specific offering of such securities will be set forth in a prospectus supplement relating to such offering.

As of the date of this prospectus, our authorized capital stock consists of 3,955,985,785 shares of Common Stock, 6,525,000 shares of Series C Preferred Stock, 4,000,000 shares of Series D Preferred Stock, 3,162,500 shares of Series E Preferred Stock and 30,326,715 shares of Series F Preferred Stock. Pursuant to our Articles of Incorporation, as amended, corrected or supplemented (the “Articles of Incorporation”), our Board of Directors has the right to classify or reclassify any unissued shares of Common Stock or preferred stock into one or more classes or series of Common Stock, preferred stock or other stock.

Our capital stock, including our Common Stock, our Series C Preferred Stock, our Series D Preferred Stock, our Series E Preferred Stock and our Series F Preferred Stock, is subject to restrictions on ownership and transfer. See “—Restrictions on Ownership and Transfer” below.

Common Stock

All shares of Common Stock that we may offer under this prospectus will be duly authorized, fully paid and nonassessable. The statements below describing our Common Stock are in all respects subject to and qualified in their entirety by reference to our Articles of Incorporation and our Amended and Restated Bylaws (the “Bylaws”), which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Voting

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held of record by that holder on each matter submitted to a vote of shareholders of our Common Stock.

Our Bylaws provide that annual meetings of our shareholders will be held each calendar year on the date determined by our Board of Directors, which date shall be during the month of June, and special meetings may be called by a majority of our Board of Directors, our Chairman, a majority of our independent directors, our President or by shareholders entitled to cast at least 25% of all votes which shareholders are entitled to cast at the meeting.

No other class or series of our equity securities are entitled to vote with our Common Stock, other than the Series F Preferred Stock. Each holder of Series F Preferred Stock is currently entitled to cast one vote for each share of Common Stock into which such holder’s shares of Series F Preferred Stock are currently convertible, with any fractional share, determined on an aggregate conversion basis, being rounded to the nearest whole share.

Dividends; Liquidation; Other Rights

Subject to the preferential rights of any other classes or series of capital stock, holders of our Common Stock are entitled to receive dividends when, as and if authorized by our Board of Directors and declared by us out of legally available funds. We have agreed with the counterparties to the Override Agreement to suspend dividends on the Common Stock for the term of the Override Agreement, provided that we may declare in December 2008, for payment in January 2009, a dividend of up to 87% of our taxable income for the calendar year 2008. The indentures governing the Senior Subordinated Notes and the Senior Notes also restrict our ability to pay dividends. In the event of our liquidation, dissolution or winding-up, holders of our Common Stock will share ratably in all of our assets remaining after the payment of all of our debts and other liabilities and the payment of all liquidation and other preference amounts to any holders of our preferred stock. Holders of our Common Stock have no preemptive or other subscription rights, and there are no conversion rights, or redemption or sinking fund provisions, relating to shares of our Common Stock. Except as provided in the terms of any class or series of our stock, including each series of our preferred stock, our Articles of Incorporation and Bylaws contain no restrictions on our repurchase of shares of our Common Stock.

Pursuant to the warrant agreement under which we issued warrants to the investors in the March 31, 2008 financing transaction, the number of shares of Common Stock, or in certain other circumstances other consideration, underlying such warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting the Common Stock and in the event of certain issuances of Common Stock or rights, warrants, options or other securities exercisable into, exchangeable for or convertible into Common Stock.

We have a Dividend Reinvestment and Stock Purchase Plan (the “DRSPP”) that allows shareholders of our Common Stock, our Series C Preferred Stock, our Series D Preferred Stock, our Series E Preferred Stock and our Series F Preferred Stock to have their cash dividends reinvested in additional shares of our

Common Stock. The Common Stock to be acquired under the DRSPP may be purchased, at our sole discretion, from us at the average market price of the Common Stock as described in the DRSPP, less a discount ranging from 0% to 5%, or in the open market or in privately negotiated transactions, at the average market price of the Common Stock as described in the DRSPP, without any discount. Shareholders also can make additional monthly cash purchases of Common Stock, subject to a minimum investment of $100 per month ($500 minimum initial investment for new investors) and a maximum investment of $10,000 per month, although we may waive the limitation on the maximum amount upon request, at our sole discretion.

Classification or Reclassification of Common Stock; Conversion of Preferred Stock

Our Articles of Incorporation authorize our Board of Directors to classify or reclassify any unissued shares of Common Stock into other classes or series of shares. We believe that the power to classify or reclassify unissued shares of our Common Stock and thereafter to issue the classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by the terms of any class or series of Preferred Stock outstanding, applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Prior to the issuance of shares of each class or series, our Board of Directors is required by Maryland law and by our Articles of Incorporation to set, subject to the restrictions on ownership and transfers of our stock contained in our Articles of Incorporation, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption for each class or series. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control of our Company that might involve a premium price for holders of our Common Stock or otherwise be in their best interest.

The Series E Preferred Stock and Series F Preferred Stock are each convertible into shares of Common Stock at the election of the holders of such preferred stock. The Series E Preferred Stock and Series F Preferred Stock are convertible into shares of Common Stock at a conversion rate of 0.77232 and 2.1739 shares of Common Stock per $25.00 liquidation preference, respectively.

Preferred Stock

The following description sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to our Articles of Incorporation and our Bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The preferred stock, when issued, will be duly authorized, fully paid and nonassessable. Because our Board of Directors has the power to establish the terms of each series of preferred stock, our Board of Directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of shareholders of our Common Stock. For the complete terms of each of our Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, see the registration statements on Form 8-A relating to each such series of preferred stock, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference herein.

We may sell additional shares of Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, each of which has a liquidation preference of $25.00 per share, or we may establish a new series of preferred stock that we may sell pursuant to this prospectus. The terms of any new series of preferred stock will be fixed by the Articles of Incorporation, including any articles supplementary relating to such series, which will be filed as an exhibit to or incorporated by reference in the registration statement. A prospectus supplement will describe the following terms, as applicable, relating to the specific series of preferred stock being offered, as follows:

•	the title and stated par value of the preferred stock;

•	the number of shares offered, the liquidation preference per share and the offering price of the shares;

•	the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	the voting rights, if applicable;

•	the provision for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and provisions, if any, upon which the preferred stock will be convertible into Common Stock, including the conversion price (or manner of calculation) and conversion period;

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

•	a discussion of certain material federal income tax considerations applicable to the preferred stock;

•	the relative ranking of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

•

any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and

•	any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to preserve our qualification as a REIT.

Warrants

We may issue warrants for the purchase of our Common Stock and/or preferred stock. Warrants may be issued independently or together with other securities offered under this prospectus and any accompanying prospectus supplement and may be attached to or separate from such other securities. Each issuance of warrants will be issued under a separate agreement to be entered into between us and a bank or trust company, as agent (the “Warrant Agent”), all as set forth in the prospectus supplement relating to the particular issue of offered warrants. Each issue of warrants will be evidenced by warrant certificates (the “Warrant Certificates”). The applicable warrant agreement and form of Warrant Certificate will be filed as exhibits to or incorporated by reference in the registration statement. The Warrant Agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of warrants.

If warrants are offered, the applicable prospectus supplement will describe the terms of such warrants, including the following where applicable:

•	the offering price;

•

the aggregate number of securities purchasable upon exercise of such warrants, and in the case of warrants for preferred stock, the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such warrants;

•	any provision adjusting the number of securities that may be purchased upon the exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise;

•	the designation and terms of the securities with which such warrants are being offered and the number of such warrants being offered with each such security;

•	the date on and after which such warrants and the related securities will be transferable separately;

•	the price at which the number of securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise such warrants shall begin and the expiration date on which such right shall expire;

•	certain federal income tax considerations; and

•	any other material terms of such warrants.

Rights to Purchase Shares of Common and/or Preferred Stock or to Purchase Warrants Exercisable for Shares of Common and/or Preferred Stock

We may issue, as a dividend at no cost, to holders of record of our securities or any class or series thereof on the applicable record date, rights to purchase shares of our Common Stock and/or preferred stock or to purchase warrants exercisable for shares of our Common Stock and/or preferred stock. In this section, we refer to such rights as “shareholder rights.” If shareholder rights are so issued to existing holders of securities, each shareholder right will entitle the registered holder thereof to purchase the securities issuable upon exercise of the rights pursuant to the terms set forth in the applicable prospectus supplement.

If shareholder rights are issued, the applicable prospectus supplement will describe the terms of such shareholder rights including the following where applicable:

•	record date;

•	subscription price;

•	subscription agent;

•

aggregate number of shares of preferred stock, shares of Common Stock or warrants purchasable upon exercise of such shareholder rights and in the case of shareholder rights for preferred stock or warrants exercisable for preferred stock, the designation, aggregate number, and terms of the class or series of preferred stock purchasable upon exercise of such shareholder rights or warrants;

•	the date on which the right to exercise such shareholder rights shall commence and the expiration date on which such right shall expire;

•	certain federal income tax considerations; and

•	any other material terms of such shareholder rights.

In addition to the terms of the shareholder rights and the securities issuable upon exercise thereof, the prospectus supplement may describe, for a holder of such shareholder rights who validly exercises all shareholder rights issued to such holder, how to subscribe for unsubscribed securities, issuable pursuant to unexercised shareholder rights issued to other holders, to the extent such shareholder rights have not been exercised.

Holders of shareholder rights will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as shareholders of our Company, except to the extent described in the related prospectus supplement.

Restrictions on Ownership and Transfer

Our Articles of Incorporation prohibit any person or persons acting as a group from owning, directly or indirectly, a number of shares of our capital stock in the aggregate, or of our Series C Preferred Stock or Series D Preferred Stock separately, in excess of 9.8% of the outstanding shares of our capital stock, or Series C Preferred Stock or Series D Preferred Stock, respectively. Our Articles of Incorporation do not impose an additional restriction on the percentage of the outstanding shares of Series E Preferred Stock that any person or group may own. In addition, our Articles of Incorporation prohibit any person from owning shares of Series F Preferred Stock with a value that is greater than the excess, if any, of (1) 9.8% of the value of all of the outstanding shares of our capital stock, over (2) the value of all of the outstanding shares of our capital stock other than the Series F Preferred Stock, if any, that are directly or indirectly owned by such person. Shares of capital stock not owned directly will be deemed to be owned indirectly by any person if that person is considered the beneficial owner of such shares for purposes of Rule 13(d)(3) promulgated under the Exchange Act. In addition, indirect ownership refers to constructive ownership in accordance with the constructive ownership provisions of Section 544 of the Internal Revenue Code of 1986, as amended (the “Code”), as modified in Section 856(h) of the Code.

The constructive ownership provisions of Section 544 of the Code generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its shareholders, partners or beneficiaries; attribute ownership of securities owned by family members to other members of the same family; and set forth rules for attributing securities constructively owned by one person to another person (i.e., “reattribution”). To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owning not only shares of capital stock actually or beneficially owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit. All certificates representing shares of our capital stock will bear a legend referring to the restrictions on ownership described above.

Any purported transfer of shares of our capital stock that would result in an intended transferee (the “purported transferee”) owning (directly or indirectly) shares of our capital stock in excess of the 9.8% ownership limit will constitute “excess shares.” Our Board of Directors has the right to refuse to allow such transfers of excess shares to take place. Our Board of Directors also has the right to redeem the excess shares, upon at least one week’s notice to the holder of the shares, for a price equal to the closing price of shares of the same class, series or type on the NYSE on the last business day prior to the redemption date. From and after such redemption date, such shares will not be entitled to any distributions or other benefits, with the exception only of the right to payment of the redemption price for such shares.

Any acquisition or transfer of shares of our capital stock that would cause us to be disqualified as a REIT will be void to the fullest extent permitted by law, and the purported transferee will be deemed to have no interest in those shares. If the foregoing transfer restriction is determined to be void or invalid as a result of any legal decision, statute, rule or regulation, then the purported transferee of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess shares and to hold the excess shares on our behalf.

At least 15 days prior to any transaction that would cause a shareholder to acquire excess shares in violation of our Articles of Incorporation or within 10 days upon the demand of our Board of Directors, such person must file an affidavit with us setting forth the information required to be reported in returns filed by shareholders under Treasury regulation section 1.857-9 and in reports filed under Section 13(d) of the Exchange Act. Additionally, upon the demand of our Board of Directors, each proposed transferee of shares of our capital stock may be required to file a statement or affidavit with us setting forth the number of shares already owned by such transferee and any related person.

Our Board of Directors may, pursuant to our Articles of Incorporation, waive the 9.8% ownership limit for a purchaser of our stock who has provided the Board with evidence and assurances that our qualification as a REIT will not be jeopardized. On March 18, 2008, our Board of Directors granted waivers of the 9.8% ownership limit for certain investors and their affiliates in connection with the financing transaction that closed on March 31, 2008.

The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

Classification of Board of Directors, Vacancies and Removal of Directors

Our Bylaws provide for a staggered Board of Directors of between three and twelve directors divided into three classes, with terms of three years each. Under the rules of the NYSE and under our Bylaws, a majority of our directors must be independent. The number of directors in each class and the expiration of each class term, as of the date of this prospectus, is as follows:

Class I	4 Directors	Expires 2010

Class II	3 Directors	Expires 2011

Class III	3 Directors	Expires 2009

At each annual meeting of our shareholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and until their respective successors are duly elected and qualified and the directors in the other two classes will continue in office. A staggered Board of Directors may delay, defer or prevent a change in our control or other transaction that might involve a premium over the then prevailing market price for our Common Stock or other attributes that our shareholders may consider desirable. In addition, a staggered Board of Directors could prevent shareholders who do not agree with the policies of our Board of Directors from replacing a majority of the Board of Directors for two years.

In connection with the recent financing transaction completed on March 31, 2008, we agreed (i) to cause the Board of Directors to consist of 10 directors on March 31, 2008, subject to future increase or decrease in accordance with our Bylaws and the warrant agreement dated March 31, 2008 among the Company and the warrant holders (the “Warrant Agreement”), (ii) that for so long as MP TMA LLC, MP TMA (Cayman) LLC and their affiliates (collectively “MatlinPatterson”) beneficially own unexercised warrants or shares of Common Stock representing (a) at least 5% but less than 10% of the shares of Common Stock outstanding on a fully diluted basis, they may designate one director, (b) at least 10% but less than 15% of the shares of Common Stock outstanding on a fully diluted basis, they may designate two directors, and (c) at least 15% of the shares of Common Stock outstanding on a fully diluted basis, they may designate three directors and (iii) we would appoint to the Board of Directors at least two directors designated by parties to the Warrant Agreement other than MatlinPatterson and the Company. To implement these director designation rights, we agreed to include each individual designated by MatlinPatterson and the other investors in the slate of nominees recommended by the Board of Directors in any election of directors for which MatlinPatterson and the other investors make such a request and to use its best efforts to cause each designated individual to be elected as a director or to cause a designated director to be removed at the request of the designating party. If a designated director ceases to serve on the Board of Directors for any reason, the designating party may designate his or her replacement. The foregoing right to designate directors may be exercised at any time and the composition of our Board of Directors may change significantly following any such designations. On April 22, 2008, MatlinPatterson exercised its right to designate two directors to the Board of Directors, and currently has the right to designate one additional director to the Board of Directors. Effective April 22, 2008, our former directors Michael B. Jeffers and Owen M. Lopez, both of whom were Class II directors, resigned from the Board of Directors and David J. Matlin and Mark R. Patterson were elected by the Board of Directors to fill the resulting vacancies. Messrs. Matlin and Patterson were elected to the Board of Directors for three-year terms at the 2008 Annual Meeting. Effective July 14, 2008, Stuart C. Sherman, a Class III director, resigned from the Board of Directors and on July 17, 2008 Thomas C. Cooley was elected by the Board of Directors to fill the resulting vacancy. Mr. Cooley will serve as a Class III director for a term ending at the annual meeting of shareholders to be held in 2009. Mr. Cooley was also appointed to the Audit Committee of the Board of Directors. Mr. Cooley was recommended to the Nominating/Corporate Governance Committee by one of the investors party to the Warrant Agreement other than MatlinPatterson and represents one of the two directors that such other investors may designate. At this time, no other investor with director designation rights has exercised such right, but such investors may do so at any time.

Our Bylaws provide that any vacancy occurring on our Board of Directors for any cause other than by reason of an increase in the number of directors may, subject to the provision described below for the filling of vacancies for removed directors, be filled by a majority of the remaining members of the Board of Directors, provided that, if a majority of the Board of Directors are required to be independent directors, then independent directors shall nominate replacements for vacancies among the independent directors, which replacements must be elected by a majority of the directors, including a majority of the independent directors. Any vacancy on our Board of Directors occurring by reason of an increase in the number of directors may be filled by action of a majority of the entire Board of Directors, including a majority of independent directors. Our Bylaws provide that shareholders may, by the affirmative vote of a majority of all votes entitled to be cast in the election of directors, remove any director or directors from office for cause, and may elect a successor or successors to fill any resulting vacancies for the unexpired terms of the removed directors.

Indemnification

Our Articles of Incorporation obligate us to indemnify our directors and officers to the maximum extent permitted by Maryland law, as amended from time to time. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses that they actually incur in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding, and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, if the proceeding is one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director or officer shall have been adjudged to be liable to the corporation. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

On June 12, 2008, the Board of Directors approved a form of indemnification agreement to be entered into with each of our current and future directors and executive officers, as well as certain former executive officers and advisory directors. The Board of Directors specifically approved entering into such agreement (each, an “Indemnification Agreement”) with each of our current executive officers and directors. The Indemnification Agreements require us to indemnify and advance the expenses of these current and former directors and officers to the fullest extent now or hereafter permitted by Maryland law, as amended from time to time.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Limitation of Liability

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our Articles of Incorporation provide for elimination of the personal liability of our directors and officers to us or our shareholders for money damages to the maximum extent permitted by Maryland law, as amended from time to time.

Maryland Business Combination Statute

The Maryland General Corporation Law establishes special requirements for certain “business combinations” between a Maryland corporation and “interested shareholders” unless exemptions are applicable. “Business combinations” include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is any person who beneficially owns 10% or more of the voting power of the outstanding voting stock or is an affiliate or associate of the corporation who, at any time within the two-year period prior to the date on which interested shareholder status is determined, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock. Among other things, the law prohibits any business combination between us and an interested shareholder or an affiliate of an interested shareholder for a period of five years after the most recent date on which the interested shareholder became an interested shareholder unless the Board of Directors approved in advance the transaction in which the person became an interested shareholder. The Board of Directors may provide that its approval is subject to compliance with any terms and conditions determined by the Board of Directors.

The business combination statute also requires payment of a fair price to shareholders to be determined as set forth in the statute or a supermajority shareholder approval of any transactions between us and an interested shareholder after the end of the five-year period. This means that the transaction must be recommended by the Board of Directors and approved by at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares; and

•

66  2/3% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

The business combination statute restricts the ability of third parties who acquire, or seek to acquire, control of us to complete mergers and other business combinations without the approval of our Board of Directors even if such a transaction would be beneficial to shareholders.

The Board of Directors has exempted any business combination with any person from the business combination statute, so long as the Board of Directors first approves such business combination. We have agreed that we will not amend or modify this provision adversely to the holders of unexercised warrants acquired in the financing transaction without the written consent of the holders of warrants issued in the financing transaction or shares of Common Stock issued upon exercise of any such warrants consisting of the holders of 66  2/3% of (a) the shares of Common Stock then issuable upon the exercise of outstanding warrants issued in the financing transaction and (b) the outstanding shares of Common Stock issued upon the exercise of such warrants.

Maryland Control Share Acquisition Statute

The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by 66  2/3% of the votes entitled to be cast on the matter. The acquirer, officers and directors who are also employees are not entitled to vote on the matter. “Control shares” are shares of stock that, taken together with all other shares of stock owned by the acquirer or in respect of which the acquirer is entitled to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors in one of the following ranges: 10% or more but less than 33  1/3%; 33  1/3% or more but less than 50%; or 50% or more. Control shares do not include shares of stock that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made (or proposes to make) a control share acquisition and who satisfies certain conditions (including agreeing to pay the expenses of the meeting) may compel the Board of Directors to call a special meeting of shareholders to be held within 50 days of the demand to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any shareholders’ meeting.

If voting rights are not approved at a meeting of shareholders or if the acquiring person does not deliver an acquiring person statement as required by the statute, then we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to the absence of voting rights, as of the date of either:

•	the last control share acquisition by the acquiring person; or

•	any meeting where shareholders considered and did not approve voting rights of the control shares.

If voting rights for control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights. This means that shareholders would be able to require us to redeem shares of our stock from them for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction or acquisitions of shares approved or exempted by our Articles of Incorporation or Bylaws.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. We have agreed that we will not amend or modify this provision adversely to the holders of unexercised warrants acquired in the March 31, 2008 financing transaction without the written consent of the holders of warrants issued in that financing transaction or shares of Common Stock issued upon exercise of any such warrants consisting of the holders of 66  2/3% of (a) the shares of Common Stock then issuable upon the exercise of outstanding warrants issued in the financing transaction and (b) the outstanding shares of Common Stock issued upon the exercise of such warrants. There can be no assurance that the Board of Directors will not amend or eliminate this provision in the future. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders’ best interests.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, is the transfer agent and registrar for our Common Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock. Its telephone number is (800)  937-5449 (toll-free).

FEDERAL INCOME TAX CONSIDERATIONS

Based in part on various factual representations we have made regarding our operations, in the opinion of McKee Nelson LLP, our tax counsel, commencing with our taxable year ended December 31, 1993, we have been organized in conformity with the requirements for qualification and taxation as a REIT and our method of operating has enabled us to qualify for taxation as a REIT and our proposed method of operating going forward will enable us to continue to qualify for taxation as a REIT. McKee Nelson LLP’s opinion is based on existing federal income tax law governing our qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal income tax laws. Those qualification tests concern the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. McKee Nelson LLP will not review our compliance with those tests on a continuing basis. Accordingly, there is no assurance that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.” Furthermore, you should also review the discussion on income taxation and REIT issues in our most recent Quarterly Report on Form 10-Q in “Note 3. Significant Accounting Policies – Income Taxes” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Other Matters.”

This section summarizes the material federal income tax considerations relevant to our qualification and taxation as a REIT and investors in our securities. McKee Nelson LLP has reviewed this section and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material concerning our qualification and taxation as a REIT and your ownership of our securities. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of Shareholders—Taxation of Tax-Exempt Shareholders” below), regulated investment companies, partnerships and other pass-through entities (including entities classified as partnerships for federal income tax purposes), financial institutions or broker-dealers, and nonresident aliens and foreign corporations (except to the extent discussed in “—Taxation of Shareholders—Taxation of Foreign Shareholders” below) and other persons subject to special tax rules.

You should be aware that in this section, when we use the term:

•	“Code,” we mean the Internal Revenue Code of 1986, as amended;

•	“Disqualified Organization,” we mean any organization described in Section 860E(e)(5) of the Code, including:

i.	the United States;

ii.	any state or political subdivision of the United States;

iii.	any foreign government;

iv.	any international organization;

v.	any agency or instrumentality of any of the foregoing;

vi.	any charitable remainder trust or other tax-exempt organization, other than a farmer’s cooperative described in Section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

vii.	any rural electrical or telephone cooperative;

•	“Domestic Shareholder,” we mean a Shareholder that is a U.S. Person;

•	“Foreign Shareholder,” we mean a Shareholder that is not a U.S. Person;

•	“IRS,” we mean the Internal Revenue Service;

•	“QRS,” we mean a qualified REIT subsidiary as that term is defined in Section 856(i)(2) of the Code;

•	“REMIC,” we mean a real estate mortgage investment conduit;

•	“Shareholder,” we mean a holder of shares of our capital stock;

•	“TMP,” we mean a taxable mortgage pool as that term is defined in Section 7701(i)(2) of the Code;

•	“TRS” we mean a taxable REIT subsidiary as that term is defined in Section 856(l) of the Code;

•

“U.S. Person,” we mean (i) a citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for federal income tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for federal income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, to the extent provided in Treasury regulations, certain trusts that were in existence on August 20, 1996, that were treated as U.S. Persons prior to such date, and that elect to continue to be treated as U.S. Persons, also are U.S. Persons.

The statements in this section and the opinion of McKee Nelson LLP are based on the current federal income tax laws. There is no assurance that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. There is no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary provides general information only and is not tax advice. We urge you to consult your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our securities and of our election to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation as a REIT

If we qualify for taxation as a REIT, we generally will not be subject to federal income tax on our taxable income that we currently distribute to our Shareholders, but taxable income generated by our domestic TRSs will be subject to regular federal (and applicable state and local) corporate income tax. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on our taxable income, including net capital gain, that we do not distribute to Shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference including any deductions of net operating losses.

•	We will pay federal income tax at the highest corporate rate on:

•

net income from the sale or other disposition of property acquired through foreclosure, which we refer to as foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

•

If we fail to satisfy the asset tests by more than a de minimis amount, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure was due to reasonable cause and not due to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification.”

•

If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay federal income tax on our net long-term capital gain. In that case, a Domestic Shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and any of our TRSs that are not conducted on an arm’s-length basis.

•

If (a) we recognize excess inclusion income for a taxable year as a result of our ownership of a 100% equity interest in a TMP or our ownership of a REMIC residual interest and (b) one or more Disqualified Organizations is the record owner of shares of our stock during that year, then we will be subject to tax at the highest corporate federal income tax rate on the portion of the excess inclusion income that is allocable to the Disqualified Organizations. We do not anticipate owning REMIC residual interests; we may, however, own 100% of the equity interests in one or more collateralized mortgage debt offerings or one or more trusts formed in connection with our securitization transactions, but intend to structure each collateralized mortgage debt offering and each securitization transaction so that the issuing entity would not be classified as a TMP. See “—Taxable Mortgage Pools.”

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest corporate federal income tax rate if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•

the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to federal, state and local corporate income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year. For purposes of this requirement, indirect ownership will be determined by applying attribution rules set out in Section 544 of the Code, as modified by Section 856(h) of the Code.

7.	It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, however, and beneficiaries of such a trust will be treated as owning our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that we have issued and outstanding common and preferred stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our Articles of Incorporation restrict the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our Articles of Incorporation restricting the ownership and transfer of common and preferred stock are described in “Description of Equity Securities—Restrictions on Ownership and Transfer.”

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these recordkeeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification and use a calendar year for federal income tax purposes. We intend to continue to comply with these requirements.

Qualified REIT Subsidiaries

A corporation that is a QRS is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a QRS are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A QRS is a corporation, other than a TRS, all of the capital stock of which is owned, directly or indirectly, by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such QRS will be treated as our assets, liabilities, and items of income, deduction and credit. If we own 100% of the equity interests in a collateralized mortgage debt issuer or other securitization vehicle that is treated as a corporation for tax purposes, that collateralized mortgage debt issuer or other securitization vehicle would be a qualified REIT subsidiary, unless we and the collateralized mortgage debt issuer or other securitization vehicle jointly elect to treat the collateralized mortgage debt issuer or other securitization vehicle as a TRS.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a partnership, limited liability company, or trust that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners that are not QRSs or disregarded entities with respect to the REIT, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (see “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

If a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation, unlike a QRS or other disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS would generally be subject to federal (and applicable state and local income tax) corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our Shareholders.

A REIT is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by the TRS is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the TRS. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales).

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We scrutinize all of our transactions with any of our TRSs in an effort to ensure that we do not become subject to this excise tax; however, there is no assurance that we will be successful in avoiding this excise tax.

Gross Income Tests

We must satisfy two gross income tests annually to maintain qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive from investments relating to real property or mortgages on real property, or from qualified temporary investments. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•

any amount includible in gross income with respect to a regular or residual interest in a REMIC, unless less than 95% of the REMIC’s assets are real estate assets, in which case only a proportionate amount of such income will qualify; and

•	income derived from certain temporary investments.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (provided that such stock or securities are not property held primarily for sale to customers in the ordinary course of business) or any combination of these.

Gross income from the sale of property held primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code, as described under “—Failure to Satisfy Gross Income Tests.” Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will generally be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test) as described under “—Hedging Transactions” below. We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests but there is no assurance that we will be successful in this effort.

Interest

The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following: (i) an amount that is based on a fixed percentage or percentages of gross receipts or sales and (ii) an amount that is based on the income or profits of a borrower, where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property is generally qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property (i.e., the amount by which the loan exceeds the value of the real estate that is security for the loan).

Interest, including original issue discount or market discount, that we accrue on our real estate-related investments generally will be qualifying income for purposes of both gross income tests.

Fee Income

We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% gross income and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by a mortgage on real property or an interest in real property and the fees are not determined by income or profits of any person. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRSs will not be included for purposes of the gross income tests.

Dividends

Our share of any dividends received from any corporation (including any TRS but excluding any QRS) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

Rents from Real Property

We currently do not own and do not intend to acquire any significant amount of real property that we would hold for the production of rental income.

Hedging Transactions

We have, from time to time, entered into hedging transactions with respect to the interest rate risk associated with our borrowings and we intend to do so going forward. Generally, for any hedging transaction that we entered into prior to December 31, 2004 to manage interest rate risk associated with incurring indebtedness to acquire or carry real estate assets, such as mortgage loans or mortgage-backed securities, any income or gain from such hedging transactions would be qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. For hedging transactions that we have entered into after December 31, 2004, we must comply with certain identification procedures set out in Treasury regulations to ensure the status of our hedging transactions as hedges for tax purposes, and, as was the case under the earlier rule, our hedges must manage risk associated with debt incurred or to be incurred to acquire or carry real estate assets. To the extent that we enter into a contract to hedge interest rate risk on indebtedness incurred or to be incurred to acquire or carry real estate assets, and to the extent we comply with applicable tax hedge identification rules, any income and gain from such hedging transaction will be excluded from gross income for purposes of the 95% gross income test but will be treated as non-qualifying income for purposes of the 75% gross income test. To the extent that we hedge for other purposes, the resultant income or gain from hedging may not be treated as income that qualifies under the 95% gross income test. We have endeavored to structure any hedging transaction in a manner that does not jeopardize our status as a REIT but there is no assurance that we will be successful in this regard. We have conducted, and may continue to conduct, some or all of our hedging activities through a TRS, rather than participating in hedging transactions directly. There is no assurance, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Failure to Satisfy Gross Income Tests

We have monitored and intend to continue to monitor the amount of our non-qualifying income and manage our assets to comply with the gross income tests for each taxable year for which we seek to maintain our REIT qualification. There is no assurance, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. These relief provisions will be generally available if (i) our failure to meet such tests was due to reasonable cause and not due to willful neglect, and (ii) we file with the IRS a schedule describing the sources of our gross income in accordance with Treasury regulations. We cannot predict, however, whether in all circumstances, we would qualify for the benefit of these relief provisions. In addition, as discussed above under “—Taxation as a REIT,” even if the relief provisions apply, a tax would be imposed upon the amount by which we fail to satisfy the particular gross income test.

In the third quarter of our 2007 taxable year, market conditions forced us to dispose of a significant portion of our portfolio of mortgage-backed securities, which, until the time we disposed of them, were a source of significant amounts of gross income that qualified for purposes of both the 75% gross income test and the 95% gross income test. At the same time, we were compelled to dispose of or otherwise terminate associated interest rate swap agreements and thereby recognize a gain that is not eligible for exclusion from gross income under the special REIT hedging rule for purposes of the 95% gross income test. See “— Hedging Transactions” above for a description of the treatment of gross income that we derive from hedging transactions.

The treatment of gains from the disposition or termination of such interest rate swap agreements for purposes of the 95% gross income test is not clear, and if such gross income is not qualifying for the 95% gross income test, then we may have failed that test for our 2007 taxable year. We believe, however, that even if we are considered to have failed the 95% gross income test for our 2007 taxable year, our failure of the 95% gross income test would be considered to be due to reasonable cause and not willful neglect. As such, we would not be disqualified as a REIT for failure of the 95% gross income test, provided that we complied with certain reporting requirements and paid a tax based, in part, on the amount by which we failed the test. To the extent we are considered to have failed the 95% gross income test, we expect that any tax due would be less than $300,000 because the amount by which we would be considered to have failed the 95% gross income test would be less than one percent.

McKee Nelson LLP, our tax counsel, in providing the opinion set out in the first paragraph under “Federal Income Tax Considerations,” has concluded that if we are considered to have failed the 95% gross income test for our 2007 taxable year, that such failure will be considered to be due to reasonable cause and not willful neglect such that the failure will not result in our disqualification as a REIT for our 2007 taxable year. Opinions of counsel are not, however, binding on the IRS or the courts. If, notwithstanding the opinion of McKee Nelson LLP, the IRS were to assert that we failed the 95% gross income test for our 2007 taxable year and that such failure was not due to reasonable cause, and the courts were to sustain that position, our status as a REIT would terminate for our 2007 taxable year. We would not be eligible to again elect REIT qualification until our 2012 taxable year. See “Failure To Qualify” below.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of some combination of real estate assets, cash, cash items, government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term real estate assets includes interests in real property (including leaseholds and options to acquire real property and leaseholds), stock of other corporations that qualify as REITs, and interests in mortgage loans secured by real property (including certain types of mortgage-backed securities). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of our interest in any one issuer’s securities (other than debt and equity securities issued by any of our TRSs, QRSs, any other entity that is disregarded as an entity separate from us, and any equity interest we may hold in a partnership) may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or 10% of the value of any one issuer’s outstanding securities (other than debt and equity securities issued by any of our TRSs, QRSs, any other entity that is disregarded as an entity separate from us, and any equity interest we may hold in a partnership). Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs. Fifth, not more than 25% of our total assets may be represented by securities. For purposes of the 10% value test, the term “securities” does not include certain straight debt securities. Generally, the term “straight debt” refers to debt instruments that do not provide for contingent payments based on earnings or profits of the issuer or another party and are not convertible into stock of the issuer.

Notwithstanding the general rule that, for purposes of the gross income and asset tests, a REIT is treated as owning its proportionate share of the underlying assets of a partnership in which it holds a partnership interest, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for straight debt. Similarly, although stock of another REIT qualifies as a real estate asset for purposes of the REIT asset tests, non-mortgage debt issued by another REIT will not so qualify.

Any regular or residual interest that we own in a REMIC will generally qualify as real estate assets. However, if less than 95% of the assets of a REMIC consist of assets that qualify as real estate assets, then we will be treated as holding directly our proportionate share of the assets of such REMIC for purposes of the asset tests.

We believe that most of the real estate-related securities that we have held, and that we expect to hold going forward, have been and will be qualifying assets for purposes of the 75% asset test. However, our investment in other asset-backed securities, loans and other instruments that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test.

We have monitored and will continue to monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There is no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we are required to estimate the value of our assets to ensure compliance with the asset tests. However, some of the assets that we may own may not be susceptible to precise valuation. Although we have sought to and will continue to seek to be prudent in making these estimates, there is no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and would fail to qualify as a REIT.

Failure to Satisfy Asset Tests

If we fail to satisfy the asset tests as the end of a quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second bullet above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% value test, 10% voting test or 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our total assets or $10 million) and (ii) we dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a failure of any of the asset tests, other than one described in the immediately preceding sentence, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) file with the IRS a schedule describing the assets that caused the failure, (ii) dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter and (iii) pay a tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

Annual Distribution Requirements

To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our Shareholders in an amount at least equal to:

(A) the sum of

(i)	90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gains), and

(ii)	90% of the net income (after tax), if any, from foreclosure property (as described below), minus

(B) the sum of certain items of non-cash income.

In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we file a timely federal income tax return for the year and pay the distribution with or before the first regular dividend payment after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to Shareholders of record on a specified day in any such month, and we actually pay the dividends before the end of January of the following year. The distributions under clause (i) are taxable to our Shareholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We will pay federal income tax at corporate tax rates on our taxable income, including net capital gain, that we do not distribute to Shareholders. Furthermore, if we fail to distribute during each calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We have and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate federal income tax and the 4% nondeductible excise tax.

We may elect to retain, rather than distribute, our net capital gain, if any, and pay tax on such gains. In this case, we could elect to have our Shareholders include their proportionate share of such undistributed capital gains in income and to receive a corresponding credit for their share of the tax paid by us. Shareholders would then increase the adjusted basis of their stock by the difference between the designated amounts of capital gains from us that they include in their taxable income, and the tax paid on their behalf by us with respect to that income.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of shareholders, of any distributions that are actually made by the REIT, which are generally taxable to shareholders to the extent that the REIT has current or accumulated earnings and profits. See “—Taxation of Shareholders—Taxation of Taxable Domestic Shareholders.”

We may find it difficult or impossible to meet distribution requirements in certain circumstances. Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets. For instance, we may be required to accrue interest and discount income on mortgage loans, mortgage-backed securities, and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. Moreover, in certain instances we may be required to accrue taxable income that we may not actually recognize as economic income. For example, if we own a residual equity position in a mortgage loan securitization, we may recognize taxable income that we will never actually receive due to losses sustained on the underlying mortgage loans. Although those losses would be deductible for tax purposes, they would likely occur in a year subsequent to the year in which we recognized the taxable income. Thus, for any taxable year, we may be required to fund distributions in excess of cash flow received from our investments. If such circumstances arise, in order to fund our distribution requirement and maintain our REIT qualification, we may have to sell assets at unfavorable prices, borrow at unfavorable terms, make taxable stock dividends, or pursue other strategies. There is no assurance, however, that any such strategy would be successful if our cash flow were to become insufficient to make the required distributions.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to Shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and a penalty to the IRS based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular federal corporate income tax rates. Distributions to Shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to Shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate Shareholders may be eligible for the dividends received deduction, and individual Shareholders and other non-corporate Shareholders may be eligible to be taxed at the reduced 15% rate currently applicable to qualified dividend income (through 2010). Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot predict whether in all circumstances we would be entitled to such statutory relief.

Prohibited Transactions

Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held “primarily for sale to customers in the ordinary course of a trade or business.” Although we have not held and do not expect to hold assets primarily for sale to customers in the ordinary course of our business, these terms are dependent upon the particular facts and circumstances, and there is no assurance that we will never be subject to this excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS, although such income will be subject to tax in the hands of the TRS at regular federal corporate income tax rates.

Foreclosure Property

A REIT is subject to tax at the maximum corporate rate (currently 35%) on any income from foreclosure property, including gain from the disposition of such foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as result of the REIT having bid on such property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.

Taxable Mortgage Pools

An entity, or a portion of an entity, may be classified as a TMP under the Code if (i) substantially all of its assets consist of debt obligations or interests in debt obligations, (ii) more than 50% of those debt obligations are real estate mortgage loans, interests in real estate mortgage loans or interests in certain mortgage-backed securities as of specified testing dates, (iii) the entity has issued debt obligations that have two or more maturities and (iv) the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

We have not entered into, and we do not intend to enter into, securitization or financing transactions that will cause us to be viewed as owning interests in one or more TMPs. Generally, if an entity or a portion of an entity is classified as a TMP, then the entity or portion thereof is treated as a taxable corporation and it cannot file a consolidated federal income tax return with any other corporation. If, however, a REIT owns 100% of the equity interests in a TMP, then the TMP is a QRS and, as such, ignored as an entity separate from the REIT.

If, notwithstanding our intent to avoid having the issuing entity in any of our securitization or financing transactions classified as a TMP, one or more of such transactions was so classified, then as long as we owned 100% of the equity interests in the issuing entity, all or a portion of the income that we recognize with respect to our investment in the issuing entity will be treated as excess inclusion income. Section

860E(c) of the Code defines the term “excess inclusion” with respect to a residual interest in a REMIC. The IRS, however, has yet to issue guidance on the computation of excess inclusion income on equity interests in a TMP held by a REIT. Generally, however, excess inclusion income with respect to our investment in any TMP and any taxable year will equal the excess of (i) the amount of income we accrue on our investment in the TMP over (ii) the amount of income we would have accrued if our investment were a debt instrument having an issue price equal to the fair market value of our investment on the day we acquired it and a yield to maturity equal to 120% of the long-term applicable federal rate in effect on the date we acquired our interest. The term “applicable federal rate” refers to rates that are based on weighted average yields for treasury securities and are published monthly by the IRS for use in various tax calculations. If we undertake securitization transactions that are TMPs, the amount of excess inclusion income we recognize in any taxable year could represent a significant portion of our total taxable for that year.

Although we intend to structure our securitization and financing transactions so that we will not recognize any excess inclusion income, there is no assurance that we will always be successful in this regard. If, notwithstanding our intent, we recognized excess inclusion income, then under guidance issued by the IRS, we would be required to allocate the excess inclusion income proportionately among the dividends we pay to our Shareholders and we must notify our Shareholders of the portion of our dividends that represents excess inclusion income. The portion of any dividend you receive that is treated as excess inclusion income is subject to special rules. First, your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions. Second, if you are a tax-exempt organization, your excess inclusion income is subject to the unrelated business income tax; then the excess inclusion portion of any dividend you receive will be treated as unrelated business taxable income. Third, dividends paid to Foreign Shareholders who hold stock for investment and not in connection with a trade or business conducted in the United Sates will be subject to United States federal withholding tax without regard to any reduction in rate otherwise allowed by any applicable income tax treaty.

If we recognize excess inclusion income, and one or more Disqualified Organizations are record holders of shares of stock, we will be taxable at the highest federal corporate income tax rate on the portion of any excess inclusion income equal to the percentage of our stock that is held by Disqualified Organizations. In such circumstances, we may reduce the amount of our distributions to a Disqualified Organization whose stock ownership gave rise to the tax. To the extent that our Common Stock owned by Disqualified Organizations is held by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for a tax at the highest corporate tax rate on the portion of our excess inclusion income allocable to our stock held by the broker/dealer or other nominee on behalf of the Disqualified Organizations.

Taxation of Shareholders

Taxation of Taxable Domestic Shareholders

Distributions. As long as we qualify as a REIT, distributions we make to our taxable Domestic Shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Dividends we pay to a corporation will not be eligible for the dividends received deduction. In addition, distributions we make to individuals and other Domestic Shareholders that are not corporations generally will not be eligible for the 15% reduced rate of tax currently (through 2010) in effect for “qualified dividend income.” However, provided certain holding period and other requirements are met, an individual or other non-corporate Domestic Shareholder will be eligible for the 15% reduced rate with respect to (i) distributions attributable to dividends we receive from certain “C” corporations, such as our TRSs, and (ii) distributions attributable to income upon which we have paid corporate income tax.

Distributions that we designate as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which you have owned our stock. However, corporate Domestic Shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of individuals, trusts and estates, and 35% in the case of corporations.

Rather than distribute our net capital gains, we may elect to retain and pay the federal income tax on them, in which case you will (i) include your proportionate share of the undistributed net capital gains in income, (ii) receive a credit for your share of the federal income tax we pay and (iii) increase the basis in your stock by the difference between your share of the capital gain and your share of the credit.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed your adjusted tax basis in our stock you own, but rather, will reduce your adjusted tax basis in your stock. Assuming that the stock you own is a capital asset, to the extent that such distributions exceed your adjusted tax basis in the stock you own, you must include them in income as long-term capital gain (or short-term capital gain if the stock has been held for one year or less).

If we declare a dividend in October, November or December of any year that is payable to Shareholders of record on a specified date in any such month, but actually distribute the amount declared in January of the following year, then you must treat the January distribution as though you received it on December 31 of the year in which we declared the dividend. In addition, we may elect to treat other distributions after the close of the taxable year as having been paid during the taxable year, but you will be treated as having received these distributions in the taxable year in which they are actually made.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make to comply with the REIT distribution requirements. See “—Annual Distribution Requirements.” Such losses, however, are not passed through to you and do not offset your income from other sources, nor would they affect the character of any distributions that you receive from us; you will be subject to tax on those distributions to the extent that we have current or accumulated earnings and profits.

Although we do not expect to recognize any excess inclusion income, if we did recognize excess inclusion income, we would identify a portion of the distributions that we make to you as excess inclusion income. Your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions. See “—Taxable Mortgage Pools.”

Dispositions of Our Stock. Any gain or loss you recognize upon the sale or other disposition of our stock will generally be capital gain or loss for federal income tax purposes, and will be long-term capital gain or loss if you held the stock for more than one year. In addition, any loss you recognize upon a sale or exchange of our stock that you have owned for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent of distributions received from us that you are required to treat as long-term capital gain.

If you recognize a loss upon a disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, recently enacted legislation imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the disposition of our stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including our advisors) may be subject to disclosure or other requirements pursuant to these regulations.

Amounts that you are required to include in taxable income with respect to our stock that you own, including taxable distributions and the income you recognize with respect to undistributed net capital gain, and any gain recognized upon your disposition of our stock, will not be treated as passive activity income. You may not offset any passive activity losses you may have, such as losses from limited partnerships in which you have invested, with income you recognize with respect to our shares of stock. Generally, income you recognize with respect to our stock will be treated as investment income for purposes of the investment interest limitations.

Information Reporting and Backup Withholding. We will report to our Shareholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, you may be subject to backup withholding at a current rate of 28% with respect to distributions unless you:

•	are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.

Any amount paid as backup withholding will be creditable against your income tax liability. For a discussion of the backup withholding rules as applied to foreign owners, see “—Taxation of Foreign Shareholders.”

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Provided that a tax-exempt Shareholder (i) has not held our stock as “debt financed property” within the meaning of the Code and (ii) has not used our stock in an unrelated trade or business, amounts that we distribute to tax-exempt Shareholders generally should not constitute UBTI. However, a tax-exempt Shareholder’s allocable share of any excess inclusion income that we recognize will be subject to tax as UBTI. See “—Taxable Mortgage Pools.” We intend to structure our securitization and financing transactions so that we will avoid recognizing any excess inclusion income.

Tax-exempt Shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from taxation under special provisions of the federal income tax laws, are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.

In certain circumstances, a qualified employee pension trust or profit sharing trust that owns more than 10% of our stock could be required to treat a percentage of the dividends that it receives from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (a) one pension trust owns more than 25% of the value of our stock or (b) a group of pension trusts individually holding more than 10% of our stock collectively owns more than 50% of the value of our stock. However, the restrictions on ownership and transfer of our stock, as described under “Description of Equity Securities—Restrictions on Ownership and Transfer” are designed among other things to prevent a tax-exempt entity from owning more than 10% of the value of our stock, thus making it unlikely that we will become a pension-held REIT.

Taxation of Foreign Shareholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to a foreign owner.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership having Foreign Shareholders as partners should consult its tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

Ordinary Dividend Distributions. The portion of dividends received by a Foreign Shareholder payable out of our current and accumulated earnings and profits that are not attributable to our capital gains and that are not effectively connected with a U.S. trade or business of the Foreign Shareholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, a Foreign Shareholder will not be considered engaged in a U.S. trade or business solely as a result of its ownership of our stock. In cases where the dividend income from a Foreign Shareholder’s investment in our stock is (or is treated as) effectively connected with the Foreign Shareholder’s conduct of a U.S. trade or business, the Foreign Shareholder generally will be subject to U.S. tax at graduated rates, in the same manner as Domestic Shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Foreign Shareholder that is a foreign corporation). If a Foreign Shareholder is the record holder of shares of our stock, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a Foreign Shareholder unless:

•	a lower income treaty rate applies and the Foreign Shareholder provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate; or

•	the Foreign Shareholder provides us with an IRS Form W-8ECI certifying that the distribution is effectively connected income.

Under some income tax treaties, lower withholding tax rates do not apply to ordinary dividends from REITs. Furthermore, reduced treaty rates are not available to the extent that distributions are treated as excess inclusion income. See “—Taxable Mortgage Pools.” We intend to structure our securitization and financing transactions so that we will avoid recognizing any excess inclusion income.

Non-Dividend Distributions. Distributions we make to a Foreign Shareholder that are not considered to be distributions out of our current and accumulated earnings and profits will not be subject to U.S. federal income or withholding tax unless the distribution exceeds the Foreign Shareholder’s adjusted tax basis in our stock at the time of the distribution and, as described below, the Foreign Shareholder would otherwise be taxable on any gain from a disposition of our stock. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. A Foreign Shareholder may, however, seek a refund of such amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided the proper forms are timely filed with the IRS by the Foreign Shareholder.

Capital Gain Dividends. Distributions that we make to Foreign Shareholders that are attributable to our disposition of U.S. real property interests (“USRPI,” which term does not include interests in mortgage loans and mortgage-backed securities) are subject to U.S. federal income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and may also be subject to branch profits tax if the Foreign Shareholder is a corporation that is not entitled to treaty relief or exemption. Although we do not anticipate recognizing any gain attributable to the disposition of USRPI, as defined by FIRPTA, Treasury regulations interpreting the FIRPTA provisions of the Code can be read to impose a withholding tax at a rate of 35% on all of our capital gain dividends (or amounts we could have designated as capital gain dividends) paid to Foreign Shareholders, even if no portion of the capital gains we recognize during the year are attributable to our disposition of USRPI. However, in any event, the FIRPTA rules will not apply to distributions to a Foreign Shareholder so long as (i) the class of our stock is regularly traded (as defined by applicable Treasury regulations) on an established securities market in the United States, and (ii) the Foreign Shareholder owns (actually or constructively) no more than 5% of such class of stock at any time during the one-year period ending with the date of the distribution.

Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a Foreign Shareholder generally will not be subject to U.S. federal income tax under FIRPTA. We do not expect that our stock will constitute a USRPI. Our stock will not constitute a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in the capacity as a creditor. Even if the foregoing test is not met, our stock will not constitute a USRPI if we are a domestically controlled REIT. A “domestically controlled REIT” is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Foreign Shareholders.

Even if we do not constitute a domestically controlled REIT, a Foreign Shareholder’s sale of our stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) our stock is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling Foreign Shareholder has owned (actually or constructively) 5% or less of our outstanding stock at all times during a specified testing period.

If gain on the sale of our stock were subject to taxation under FIRPTA, the Foreign Shareholder would generally be subject to the same treatment as a Domestic Shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Foreign Shareholder in two cases. First, if the Foreign Shareholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such Foreign Shareholder, the Foreign Shareholder will generally be subject to the same treatment as a Domestic Shareholder with respect to such gain. Second, if the Foreign Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Estate Tax. Our stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual’s estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

Redemption and Conversion of Preferred Stock

Cash Redemption of Preferred Stock

A redemption of preferred stock will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income rates, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. Such a redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the holder (which will not be the case if only non-voting preferred stock is redeemed), (ii) results in a “complete termination” of the holder’s equity interest in our Company, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests has been met, shares of our Common Stock and preferred stock considered to be owned by a Shareholder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our Common Stock and preferred stock actually owned by the Shareholder, must generally be taken into account. If a holder of preferred stock owns (actually and constructively) no shares of our outstanding Common Stock or an insubstantial percentage thereof, a redemption of shares of preferred stock of that Shareholder is likely to qualify for sale or exchange treatment because the redemption would be “not essentially equivalent to a dividend.” However, the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of preferred stock depends upon the facts and circumstances at the time the determination must be made. Prospective holders of preferred stock are advised to consult their own tax advisors to determine such tax treatment.

If a redemption of preferred stock is not treated as a distribution taxable as a dividend to a particular Shareholder, it will be treated as a taxable sale or exchange by that Shareholder. As a result, the Shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits) and (ii) the Shareholder’s adjusted tax basis in the shares of the preferred stock. Such gain or loss will be capital gain or loss if the shares of preferred stock were held as a capital asset, and will be long-term gain or loss if such shares were held for more than one year.

If a redemption of preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the Shareholder. The Shareholder’s adjusted tax basis in the redeemed shares of the preferred stock will be transferred to the Shareholder’s remaining shares of our stock. If the Shareholder owns no other shares of our stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely. Although the Department of the Treasury had proposed regulations that would have, if adopted, altered the method for recovering your adjusted tax basis in any shares redeemed in a dividend-equivalent redemption, the Department of Treasury withdrew those proposed regulations.

Conversion of Preferred Stock into Common Stock

In general, no gain or loss will be recognized for federal income tax purposes upon conversion of the preferred stock solely into shares of Common Stock. The basis that a Shareholder will have for tax purposes in the shares of Common Stock received upon conversion will be equal to the adjusted basis for the Shareholder in the shares of preferred stock so converted, and provided that the shares of preferred stock were held as a capital asset, the holding period for the shares of Common Stock received would include the holding period for the shares of preferred stock converted. A Shareholder will, however, generally recognize gain or loss on the receipt of cash in lieu of fractional shares of Common Stock in an amount equal to the difference between the amount of cash received and the Shareholder’s adjusted basis for tax purposes in the preferred stock for which cash was received. Furthermore, under certain circumstances, a Shareholder of shares of preferred stock may recognize gain or dividend income to the extent that there are dividends in arrears on the shares at the time of conversion into Common Stock.

Adjustments to Conversion Price

Adjustments in the conversion price, or the failure to make such adjustments, pursuant to the anti-dilution provisions of the preferred stock or otherwise, may result in constructive distributions to the Shareholders of preferred stock that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Code. If such a constructive distribution were to occur, a Shareholder of preferred stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

Warrants

Upon the exercise of a warrant, a Shareholder will not recognize gain or loss and will have a tax basis in the Common Stock and/or preferred stock received equal to the tax basis in such Shareholder’s warrant plus the exercise price of the warrant. The holding period for the Common Stock and/or preferred stock purchased pursuant to the exercise of a warrant will begin on the day following the date of exercise and will not include the period that the Shareholder held the warrant.

Upon a sale or other disposition of a warrant, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the holder’s tax basis in the warrant. Such a gain or loss will be long term if the holding period is more than one year. In the event that a warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to its tax basis in the warrant. Such loss will be long term if the warrant has been held for more than one year.

Shareholder Rights

Shareholder rights, like warrants, represent the right to purchase shares of Common Stock and/or preferred stock or warrants exercisable for Common Stock and/or preferred stock for a fixed price on or after a specified date or on or after the occurrence of a specified event. As in the case of a warrant, the purchase of Common Stock and/or preferred stock upon exercise of shareholder rights will not result in the recognition of gain or loss. The rules for determining the basis and holding period of the stock acquired upon exercise, the consequences of a sale or disposition, and the consequences of a lapse of shareholder rights are identical to those described above with respect to warrants under “-Warrants.”

Holders of Debt Securities

As used herein, the term “U.S. Holder” means a beneficial owner of debt securities that is a U.S. Person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of debt securities that is not a U.S. Holder.

U.S. Holders

Payments of Interest

In general, interest on debt securities will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for United States federal income tax purposes. In addition, if an issue of debt securities is issued with more than a de minimis amount of original issue discount (“OID”) then you will be required to include such OID in income as it accrues on a constant yield to maturity basis regardless of your method of tax accounting. The prospectus supplement for any offering of debt securities will indicate whether the issue of debt securities will be considered to have been issued with OID.

Sale, Retirement or Other Taxable Disposition

In general, a U.S. Holder of a debt security will recognize gain or loss upon the sale, retirement or other taxable disposition of such debt security in an amount equal to the difference between the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued interest not previously taken into income, which generally will be taxable to a U.S. Holder as ordinary income); and the U.S. Holder’s adjusted tax basis in such debt security.

A U.S. Holder’s tax basis in a debt security generally will be equal to the price paid for such debt security. Generally, except to the extent a U.S. Holder acquires a debt security at a market discount, a U.S. Holder’s gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the debt security for more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to tax at a rate not to exceed 15%, whereas short-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate U.S. Holder will be subject to tax at the ordinary income tax rates applicable to corporations regardless of the corporation’s holding period. The deductibility of capital losses is subject to certain limitations. A U.S. Holder who sells a debt security between record dates for payments of distributions will be required to include accrued but unpaid interest or original issue discount on the debt security through the date of disposition as ordinary income and to add the amount of the original issue discount to its adjusted tax basis in the debt security.

In the case of a debt security that is not issued with OID, you will be considered to have acquired the debt security at a market discount if, at the time of acquisition, your adjusted basis in the debt security exceeds its stated principal amount by more than a statutorily defined de minimis amount. Generally, unless you elect to include market discount in income as it accrues, gain you recognize on the sale, retirement, or other disposition of the debt security will be treated as ordinary income to the extent of any accrued market discount. Generally, market discount accrues on a straight-line basis, but you can elect to accrue market discount on an economic accrual basis.

Non-U.S. Holders

A Non-U.S. Holder will not be subject to United States federal income or withholding tax on payments of principal, premium (if any) or interest (including OID, if any) on a debt security if such payments are not effectively connected with the conduct of a U.S. trade or business, unless such Non-U.S. Holder owns directly, or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote or is a controlled foreign corporation related to us. If this exemption does not apply, such interest will be subject to a 30% gross withholding tax (unless reduced or eliminated by an applicable treaty). To qualify for the exemption from taxation (or the elimination or reduction of the applicable withholding tax under a treaty), the last United States payor in the chain of payment prior to payment to a Non-U.S. Holder, or the “Withholding Agent,” must have received, before payment, a statement that:

•	is signed by the Non-U.S. Holder under penalties of perjury;

•	certifies that the Non-U.S. Holder is not a U.S. Holder; and

•	provides the name and address of the Non-U.S. Holder.

The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the Non-U.S. Holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change.

In addition, a Non-U.S. Holder generally will not be subject to federal income or withholding tax on any amount which constitutes gain upon retirement or disposition of a debt security, unless the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder or, in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. Certain other exceptions may be applicable, and a Non-U.S. Holder should consult its tax advisor in this regard.

If interest and other payments received by a Non-U.S. Holder with respect to the debt securities (including proceeds from a sale, retirement or other disposition of the debt securities) are effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to United States federal income taxation on a net basis with respect to such holder’s ownership of the debt securities), such Non-U.S. Holder will generally be subject to the rules described above for a U.S. Holder (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the “branch profits tax” if such holder is a corporation.

The value of a debt security will not be includable in the estate of an individual Non-U.S. Holder unless the individual owns directly, or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote or, at the time of such individual’s death, payments in respect of the debt security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Other Tax Considerations

Possible Legislative or Other Actions Affecting Tax Consequences. Prospective investors should recognize that the present federal income tax treatment of an investment in our stock or debt securities may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and Department of the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our stock or debt securities.

State and Local Taxes. We and our Shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our stock.

PLAN OF DISTRIBUTION

The securities offered pursuant to this prospectus and any accompanying prospectus supplement may be sold to or through one or more underwriters or dealers or the securities may be sold to investors directly or through agents. The securities offered pursuant to any applicable prospectus supplement may be sold in at-the-market equity offerings or on a negotiated or competitive bid basis through underwriters or dealers or directly to other purchasers or through agents. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

Shares may be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales at-the-market to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation that we pay to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit on resale of the securities that they realize may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in the prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent. Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

In connection with the offering of the securities hereby, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

If indicated in the applicable prospectus supplement, we may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions or other suitable persons to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

Our Common Stock is currently listed on the NYSE under the symbol “TMA,” our Series C Preferred Stock is listed on the NYSE under the symbol “TMA PRC,” our Series D Preferred Stock is listed on the NYSE under the symbol “TMA PRD,” our Series E Preferred Stock is listed on the NYSE under the symbol “TMA PRE,” and our Series F Preferred Stock is listed on the NYSE under the symbol “TMA PRF.” Any shares of Common Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock sold pursuant to this prospectus, and any supplement thereto, will be listed on the NYSE, subject to official notice of issuance. Our Senior Notes are not listed on any securities exchange. Unless we specify otherwise in the applicable prospectus supplement, any other securities that we sell pursuant to this prospectus, and any supplement thereto, will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which we sell securities may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. There is no assurance, therefore, as to the liquidity of or trading market for any securities that we sell, other than our Common Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock. However, on May 29, 2008, we received a letter from the NYSE, stating that the Company is not in compliance with the NYSE’s continued listing criteria under Section 802.01C of the NYSE Listed Company Manual because the average closing price of the Company’s common stock had been less than $1.00 for 30 consecutive trading days. We must regain a $1.00 share price and a $1.00 average share price over 30 consecutive trading days within six months from the receipt of the notice to cure this deficiency or will be subject to suspension and delisting procedures.

Sales by Selling Securityholders

Selling securityholders may use this prospectus in connection with the resale of the securities. The applicable prospectus supplement will identify the selling securityholders and the terms of the securities. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securityholders.

LEGAL MATTERS

The validity of the securities offered hereby is being passed upon for us by Heller Ehrman LLP, Los Angeles, California. The opinion of counsel described under the heading “Federal Income Tax Considerations” is being rendered by McKee Nelson LLP, Washington, D.C. If the offered securities are distributed in an underwritten offering or through agents, various legal matters may be passed upon for any underwriters or agents by their counsel, which shall be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and financial statement schedule of Thornburg Mortgage, Inc. and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the two-year period ended December 31, 2007, included in the Form 8-K filed by the Company on July 30, 2008, and management’s annual report on internal control over financial reporting as of December 31, 2007, included in the Company’s December 31, 2007 Annual Report on Form 10K/A, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2007 consolidated financial statements and financial statement schedule refers to the Company’s restatement of its consolidated financial statements and financial statement schedule as of December 31, 2007, and for the year then ended.

The audit report also contains an explanatory paragraph that states that the Company did not have the financial resources as of March 6, 2008 to satisfy margin calls approximating $610 million associated with its reverse repurchase agreements and certain other financial instruments. Failure to satisfy these margin calls is an event of default under the reverse repurchase agreements and triggered cross default provisions in certain of the Company’s financing agreements. These events of default provide the Company’s lenders the discretion to declare the entire unpaid amounts due and payable on demand and to force liquidation of the Company’s assets to satisfy those obligations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1 to the consolidated financial statements. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements for the year ended December 31, 2005 incorporated in this prospectus by reference to the Thornburg Mortgage, Inc.’s Current Report on Form 8-K dated July 30, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect and copy such reports, proxy statements and other information at the public reference facilities that the SEC maintains in the Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. This material can also be obtained from the SEC’s website at www.sec.gov. All reports, proxy statements and other information that we file with the SEC are also available by visiting our website at www.thornburgmortgage.com. Information contained on our website is not, and should not be interpreted to be, a part of this prospectus.

We have filed a registration statement, of which this prospectus is a part, under the Securities Act, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the accompanying exhibits for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the SEC and these documents are incorporated herein by reference:

•	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007, filed on March 11, 2008;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on June 18, 2008;

•	Our definitive Proxy Statement on Schedule 14A, dated and filed with the SEC on April 29, 2008 for our 2008 Annual Meeting of Shareholders held on June 12, 2008;

•

Our Current Reports on Form 8-K and 8-K/A filed on January 16, 2008, March 3, 2008, March 5, 2008, March 7, 2008 (with the exception of Item 2.02 contained therein), March 12, 2008, March 19, 2008, March 24, 2008, March 25, 2008 (with the exception of Item 7.01 contained therein), March 28, 2008, April 1, 2008 (with the exception of Item 7.01 contained therein), April 2, 2008, April 4, 2008 (with the exception of Item 7.01 contained therein), April 18, 2008, April 28, 2008, June 3, 2008 (with the exception of Item 7.01 contained therein), June 13, 2008, July 3, 2008, July 11, 2008, July 18, 2008 and July 30, 2008;

•	The description of our Common Stock included in our registration statement on Form 8-A filed on April 27, 1993;

•	The description of our Series C Preferred Stock included in our registration statement on Form 8-A filed on March 21, 2005;

•	The description of our Series D Preferred Stock included in our registration statement on Form 8-A filed on November 20, 2006;

•	The description of our Series E Preferred Stock included in our registration statement on Form 8-A filed on June 19, 2007; and

•	The description of our Series F Preferred Stock included in our registration statement on Form 8-A filed on September 5, 2007.

Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares to which this prospectus relates (other than information in such documents that is not deemed to be filed) will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

You may obtain copies of all documents that are incorporated in this prospectus by reference (other than the exhibits to such documents unless those exhibits are specifically incorporated by reference into those documents) without charge upon written or oral request to Investor Relations, at Thornburg Mortgage, Inc., 150 Washington Avenue, Suite 302, Santa Fe, New Mexico 87501, telephone number (505) 989-1900, or by visiting our website.